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As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-123960-37

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OWENS-ILLINOIS GROUP, INC.
OWENS-BROCKWAY GLASS CONTAINER INC.

Subsidiary Guarantors Listed on "Table of Guarantors" on following page.

(Exact Name of Registrants as Specified in Their Charters)

OWENS-BROCKWAY GLASS CONTAINER INC.			OWENS-ILLINOIS GROUP, INC.
Delaware (State or Other Jurisdiction of Incorporation or Organization)	3221 (Primary Standard Industrial Classification Code Number)	22-2784144 (I.R.S. Employer Identification Number)	Delaware (State or Other Jurisdiction of Incorporation or Organization)	6719 (Primary Standard Industrial Classification Code Number)	34-1559348 (I.R.S. Employer Identification Number)

One SeaGate
Toledo, Ohio 43666
(419) 247-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrants' Principal Executive Offices)

James W. Baehren
Senior Vice President and Secretary
Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666
(419) 247-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Tracy K. Edmonson, Esq.
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111
(415) 391-0600

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. ☐

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTORS

Name	State of Jurisdiction of Organization	I.R.S. Employer Identification Number	PSICC Number
ACI America Holdings Inc.	Delaware	95-3827440	6719
Brockway Realty Corporation	Pennsylvania	25-1422361	6531
Brockway Research, Inc.	Delaware	22-2057496	3999
NHW Auburn, LLC	New York	16-1503116	4225
OB Cal South Inc.	Delaware	31-1500116	6719
OI AID STS Inc.	Delaware	22-2784146	6719
OI Auburn Inc.	Delaware	34-1836936	4923
OI Australia Inc.	Delaware	34-1864776	6719
OI Brazil Closure Inc.	Delaware	34-1864772	6719
OI California Containers Inc.	Delaware	31-1500115	6719
OI Castalia STS Inc.	Delaware	22-2784161	7999
OI Consol STS Inc.	Delaware	22-2784152	6719
OI Europe & Asia Inc.	Delaware	34-1818324	6719
OI General Finance Inc.	Delaware	34-1736802	6719
OI General FTS Inc.	Delaware	22-2784178	6719
O-I Health Care Holding Corp.	Delaware	22-2784204	6719
O-I Holding Company, Inc.	Ohio	34-1473902	6719
OI International Holdings Inc.	Delaware	34-1882569	6719
OI Levis Park STS Inc.	Delaware	22-2784158	6519
OI Medical Inc.	Delaware	51-0350206	6719
OI Plastic Products FTS Inc.	Delaware	34-1559354	6719
OI Puerto Rico STS Inc.	Delaware	22-2784132	6719
OIB Produvisa Inc.	Delaware	34-1576858	6719
Overseas Finance Company	Delaware	34-1649746	6719
Owens-Brockway Glass Container Trading Company	Delaware	34-1766218	6719
Owens-Brockway Packaging, Inc.	Delaware	34-1559346	6719
Owens-Illinois Closure Inc.	Delaware	22-2784127	3299
Owens-Illinois General Inc.	Delaware	22-2784167	6719
Owens-Illinois Healthcare Packaging Inc.	Delaware	20-1555450	3089
Owens-Illinois Prescription Products Inc.	Delaware	22-2784124	3999
Product Design & Engineering, Inc.	Minnesota	41-0751022	6719
SeaGate, Inc.	Ohio	31-1300476	7389
SeaGate II, Inc.	Ohio	31-1686352	7389
SeaGate III, Inc.	Ohio	31-1686355	7389
Specialty Packaging Licensing Company	Delaware	62-1256003	6719
Universal Materials, Inc.	Ohio	34-1349747	6719

SUBJECT TO COMPLETION, DATED APRIL 22, 2005

PROSPECTUS

        OWENS-BROCKWAY GLASS CONTAINER INC.
OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its
6 3/4% Senior Notes due 2014
which have been registered under the Securities Act,
for any and all of its outstanding 6 3/4% Senior Notes due 2014
and
€225,000,000 aggregate principal amount of its
6 3/4% Senior Notes due 2014
which have been registered under the Securities Act,
for any and all of its outstanding 6 3/4% Senior Notes due 2014

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

  •
  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

  •
  The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect parent, Owens-Illinois Group, Inc., and by certain domestic subsidiaries of Owens-Illinois Group, Inc. so long as they continue to guarantee the secured credit agreement. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Under certain circumstances the guarantees may be released without action by, or consent of, the holders of the notes.

  •
  You may tender outstanding dollar notes and euro notes only in denominations of $50,000 and €50,000, respectively, and integral multiples of $1,000 and €1,000, respectively.

  •
  Our affiliates may not participate in the exchange offer.

        Please refer to "Risk Factors" beginning on page 15 of this prospectus for a description of the risks you should consider when evaluating this investment.

        We are not making this exchange offer in any state where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

i

MARKET SEGMENTS, RANKING AND OTHER DATA

        The data included in this prospectus regarding market segments and ranking, including the size of certain market segments and our position, the position of Owens-Illinois Group, Inc. and the position of our competitors and competitors of Owens-Illinois Group, Inc. within these market segments, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates and those of Owens-Illinois Group, Inc. based on each of our management's knowledge and experience in the market segments in which we and Owens-Illinois Group, Inc. operate. Our estimates and those of Owens-Illinois Group, Inc. have been based on information obtained from customers, suppliers, trade and business organizations and other contacts in the market segments in which we and Owens-Illinois Group, Inc. operate. We and Owens-Illinois Group, Inc. believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we or Owens-Illinois Group, Inc. obtained some of the data for these estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market segment size.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, certain information regarding the noon buying rate in the City of New York for the euro, expressed in U.S. dollars per euro. These rates are presented for informational purposes and are not the same as the rates that are used for purposes of translating euros into U.S. dollars in our financial statements.

	U.S. Dollars per Euro at and for the year ended December 31,
	2000	2001	2002	2003	2004
Exchange rate at end of period	$0.94	$0.89	$1.05	$1.26	1.35
Average exchange rate during period(1)	0.92	0.90	0.95	1.13	1.25
Highest exchange rate during period	1.03	0.95	1.05	1.26	1.36
Lowest exchange rate during period	0.83	0.84	0.86	1.04	1.18

(1)
The average of the noon buying rates for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the applicable period.

        In this prospectus, certain euro amounts have been translated to U.S. dollars. An exchange rate of €1.00 = $1.3618 was used to translate certain euro amounts to U.S. dollar amounts on December 31, 2004. No representation is made that the euro or U.S. dollar amounts in this prospectus could have been or could be converted at such rates.

ii

FORWARD LOOKING STATEMENTS

        This document contains "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Forward-looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company and its affiliates have its operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company and its affiliates to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company and its affiliates, including events related to OI Inc.'s asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company and its affiliates continually review trends and uncertainties affecting the Company's and its affiliates' results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this document.

iii

PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Unless otherwise specified or the context requires otherwise, references in this prospectus to:

  •
  "Company," "we," "us" or "our" refers to Owens-Brockway Glass Container Inc., the issuer of the notes, and its direct and indirect subsidiaries on a consolidated basis;

  •
  "OI Group" refers to Owens-Illinois Group, Inc., the indirect parent of Owens-Brockway Glass Container Inc., and its direct and indirect subsidiaries on a consolidated basis, including Owens-Brockway Glass Container Inc.;

  •
  "OI Inc." refers to Owens-Illinois, Inc., the parent company of OI Group; and

  •
  "notes" refers to both the private notes and exchange notes denominated in euros (the "euro notes") and the private notes and exchange notes denominated in dollars (the "dollar notes").

        Investors should carefully consider the information set forth under "Risk Factors." In addition, some statements include forward-looking information which involves risks and uncertainties.

Owens-Illinois Group, Inc.

        OI Group is one of the world's leading manufacturers of packaging products (based on sales revenue) and is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. OI Group is also a leading manufacturer of health care packaging including plastic prescription containers and medical devices, and plastic closures including tamper-evident caps and child resistant closures, with operations in the United States, Mexico, Puerto Rico, Brazil, Hungary and Singapore. OI Group, through its subsidiaries, is the successor to a business established in 1903.

        For the year ended December 31, 2004, OI Group had net sales from continuing operations of approximately $6.1 billion. OI Group's consolidated total assets were approximately $10.6 billion at December 31, 2004.

        OI Group's current priorities include the following:

  •
  Achieve successful European integration

  •
  Improve liquidity and reduce leverage

  •
  Build modest growth momentum and broaden market base

  •
  Improve system cost and capital capabilities

  •
  Implement global procurement initiatives

        OI Group's current core competitive strengths are:

  •
  Global leadership in manufacturing glass containers

  •
  Long-standing relationships with industry-leading consumer products companies

  •
  Low-cost production of glass containers

  •
  Technological leadership and innovation

  •
  Worldwide licensee network—glass containers and plastic closures

  •
  Leading health care packaging businesses

  •
  Experienced and motivated management team and work force

        Consistent with its goal to become the world's leading packaging company, OI Group has acquired 16 glass container businesses in 22 countries since 1990, including businesses in Europe, North America, Asia Pacific and South America. Through these acquisitions, OI Group has enhanced its global presence in order to better serve the needs of its multi-national customers and has achieved purchasing and cost reduction synergies.

        In 2004, OI Group completed two major transactions which significantly realign its business portfolio:

  •
  On June 21, 2004, OI Group completed the acquisition of BSN Glasspack, S.A. ("BSN"), the second largest glass container manufacturer in Europe, for total consideration of approximately $1.3 billion (the "BSN Acquisition"); and

  •
  On October 7, 2004, OI Group completed the sale of its blow-molded plastic container operations in North America, South America and Europe to Graham Packaging Company, L.P. for approximately $1.2 billion (the "Plastics Sale").

        After giving effect to the BSN Acquisition and the Plastics Sale, OI Group has 80 glass manufacturing plants in 22 countries and 24 plastics packaging facilities, primarily in the United States.

        In an agreement with the European Commission in connection with the BSN Acquisition, OI Group committed to divest two plants (located in Barcelona, Spain and Corsico, Italy). OI Group completed the sale in January 2005 and received cash proceeds of €138.2 million.

        The BSN Acquisition was part of OI Group's overall strategy to improve its presence in the European market in order to better serve the needs of its customers throughout the European region and to take advantage of synergies in purchasing and cost reductions. This integration strategy should lead to significant improvement in earnings from the European operations by the end of 2006. Certain actions contemplated by the integration strategy may require additional accruals that will increase goodwill or result in additional charges to operations. As of December 31, 2004, OI Group has determined to reduce capacity in one of the acquired plants. During the first half of 2005, OI Group expects to conclude the evaluation of its acquired capacity.

Owens-Brockway Glass Container Inc.

        We are an indirect, wholly-owned subsidiary of OI Group and the largest manufacturer of glass containers in the world. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. Our worldwide glass container sales represented approximately 88% of OI Group's consolidated net sales from continuing operations for the year ended December 31, 2004, on a pro forma basis after giving effect to the BSN Acquisition. We are the leading glass container manufacturer in 19 of the 22 countries where we compete in the glass container segment of the rigid packaging market and the sole manufacturer of glass containers in 8 of these countries.

        We, OI Group and OI Inc. are headquartered at One SeaGate, Toledo, Ohio 43666, and our phone number is (419) 247-5000. We are a Delaware corporation that was incorporated on March 9, 1987.

 Recent Developments—OI Group Results for the First Quarter of 2005

Owens-Illinois Group, Inc.
Condensed Consolidated Results of Operations(a)
(Dollars in millions)

	Three months ended March 31,
	2005	2004
Revenues:
Net sales	$1,663.3	$1,267.6
Royalties and net technical assistance	4.4	4.6
Equity earnings	4.3	5.6
Interest	4.2	3.2
Other(b)	32.2	5.1

	1,708.4	1,286.1
Costs and expenses:
Manufacturing, shipping, and delivery(c)	1,291.9	1,010.2
Research and development	5.2	6.0
Engineering	7.8	8.9
Selling and administrative	117.2	83.3
Interest	118.5	100.9
Other	6.8	1.6

	1,547.4	1,210.9

Earnings from continuing operations before items below	161.0	75.2
Provision for income taxes	36.4	22.1
Minority share owners' interests in earnings of subsidiaries	7.1	5.9

Earnings from continuing operations	117.5	47.2
Net earnings of discontinued operations		7.6

Net earnings	$117.5	$54.8

(a)
Amounts for 2005 include the results of BSN which was acquired in June 2004. Amounts for 2004 related to OI Group's plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business. Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on certain commodity futures contracts that previously were deferred through September 30, 2004 as discussed further in OI Group's 2004 Form 10-K.

(b)
Amount for 2005 includes a gain of $28.1 million (pretax and after tax) from the sale of OI Group's glass container facility in Corsico, Italy. The sale of OI Group's glass container facility in Castellar, Spain did not result in gain; the carrying value allocated to that facility, as part of the BSN Acquisition, was adjusted to equal the sales proceeds.

(c)
Amount for 2005 includes a gain of $28.4 million ($17.0 million after tax) from the mark to market effect of certain commodity futures contracts.

Amount for 2004 includes a gain of $8.9 million ($5.8 million after tax) from the mark to market effect of certain commodity futures contracts.

 Owens-Illinois Group, Inc.
Consolidated Supplemental Financial Data(a)
(Dollars in millions)

	Three months ended March 31,
	2005	2004
Selected Segment Information
Net sales:
Glass Containers	$1,463.1	$1,062.3
Plastics Packaging	200.2	205.3

Segment and consolidated net sales	$1,663.3	$1,267.6

Product Segment Operating Profit(b):
Glass Containers(c)(d)	$202.3	$165.1
Plastics Packaging	30.9	31.9

Product Segment Operating Profit	233.2	197.0
Eliminations and other retained items	(14.4)	(33.0)

Segment Operating Profit	$218.8	$164.0

Selected Cash Flow Information
Depreciation:
Continuing operations	$129.3	$102.2
Discontinued operations	—	21.1

Amortization of intangibles and other deferred items:
Continuing operations	$7.7	$6.1
Discontinued operations	—	2.0

Additions to property, plant, and equipment:
Continuing operations	$76.3	$75.9
Discontinued operations	—	6.6

	March 31, 2005	March 31, 2004
Selected Balance Sheet Information
Total debt	$5,254.7	$5,509.4

Share owner's equity	$2,014.1	$1,511.4

Cash	$198.1	$159.0

Short term investments	$30.2	$22.4

(a)
Amounts for 2005 include the results of BSN which was acquired in June 2004. Amounts for 2004 related to OI Group's plastic blow-molded container business have been reclassified from the Plastics Packaging segment to discontinued operations as a result of the October 2004 sale of that business.

(b)
Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

OI Group presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. OI Group presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation of segment and consolidated Operating Profit to earnings from continuing operations is as follows (dollars in millions):

	Three months ended March 31,
	2005	2004
Segment Operating Profit	$218.8	$164.0
Sale of the Corsico, Italy glass container facility	28.1
Mark to market effect of certain commodity futures contracts	28.4	8.9

Consolidated Operating Profit	275.3	172.9
Interest income	4.2	3.2
Interest expense	(118.5)	(100.9)
Provision for income taxes	(36.4)	(22.1)
Minority share owner's interests in earnings of subsidiaries	(7.1)	(5.9)

Earnings from continuing operations	$117.5	$47.2

(c)
Amount for 2005 excludes a gain of $28.1 million for the sale of OI Group's glass container facility in Corsico, Italy.

(d)
Excludes gains of $28.4 million in 2005 and $8.9 million in 2004 from the mark to market effect of certain commodity futures contracts.

Organizational Structure

(1)
OI Inc. is a public company listed on the New York Stock Exchange. OI Inc. had $1,162.4 million of outstanding public debt securities as of December 31, 2004.

(2)
These subsidiaries are borrowers under the Credit Agreement (as defined under "Description of Notes—Certain Definitions"). As of December 31, 2004, there were $797.1 million of term loans outstanding under the Credit Agreement. Six foreign subsidiaries are borrowers under the secured Credit Agreement, five of which may also borrow under the $600.0 million revolving loan facility portion of the Credit Agreement. Certain foreign subsidiaries guarantee the borrowings by the six foreign subsidiaries under the Credit Agreement.

The Exchange Offer

The Exchange Offer	We are offering to exchange the exchange dollar notes and exchange euro notes (together, the "exchange notes") for the outstanding private dollar notes and private euro notes (together, the "private notes") that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $50,000 and €50,000, respectively, and integral multiples of $1,000 and €1,000, respectively. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $400,000,000 principal amount of dollar notes is outstanding and €225,000,000 of euro notes is outstanding.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the "SEC"). The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.
Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer and:
•
if you hold private dollar notes through The Depository Trust Company ("DTC"), you must comply with the Automated Tender Offer Program procedures of DTC, and the Dollar Exchange Agent (as defined below) must receive a timely confirmation of a book-entry transfer of the private dollar notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent's message, before the expiration date; or
•
if you hold private euro notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, S.A. ("Clearstream"), you must comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.
By tendering the private notes pursuant to the exchange offer, you will make the representations to us described under "The Exchange Offer—Procedures for Tendering."
Acceptance of the Private Notes and Delivery of the Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights
You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal of Tenders."
Material U.S. Federal Tax Considerations
The exchange of notes will not be a taxable event for United States federal income tax purposes. For a discussion of material federal tax consideration relating to the exchange of notes, see "Material U.S. Federal Income Tax Considerations."
Exchange Agent
Deutsche Bank Trust Company Americas, the registrar and Dollar Notes Paying Agent under the indenture governing the notes, is serving as the exchange agent for the dollar notes (the "Dollar Exchange Agent") and Deutsche Bank AG, London, the Euro Notes Paying Agent under the indenture governing the notes, is serving as the exchange agent for the euro notes (the "Euro Exchange Agent" and together with the Dollar Exchange Agent, the "Exchange Agent").
Consequences of Failure to Exchange
If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.
Registration Rights Agreement
You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

        We explain the exchange offer in greater detail beginning on page 25.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

        The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer	Owens-Brockway Glass Container Inc., a Delaware corporation.

Securities Offered	$400,000,000 principal amount of 6 3/4% Senior Notes due 2014.
€225,000,000 principal amount of 6 3/4% Senior Notes due 2014.
Maturity	December 1, 2014.
Interest	June 1 and December 1 of each year, beginning on June 1, 2005.
Guarantees
The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect parent, OI Group, and by certain domestic subsidiaries of OI Group so long as they remain guarantors of the Credit Agreement. If we cannot make payments on the notes when they are due, the guarantors must make them instead. As of December 31, 2004, OI Group had approximately $5.4 billion of total consolidated indebtedness, which includes approximately $0.8 billion of secured indebtedness under the Credit Agreement. As of December 31, 2004, the non-guarantor subsidiaries represented in the aggregate approximately 65% of OI Group's consolidated net sales from continuing operations, and 67% of OI Group's consolidated total assets. As of December 31, 2004, the liabilities of the non-guarantor subsidiaries on a consolidated basis were approximately $2.9 billion.
Ranking
The notes are senior obligations of Owens-Brockway Glass Container and rank pari passu in right of payment to all the current and future senior debt of Owens-Brockway Glass Container, including its obligations under the Credit Agreement and its 8 3/4% Senior Secured Notes due 2009, its 7 3/4% Senior Secured Notes due 2011, its 8 3/4% Senior Secured Notes due 2012, and its 8 1/4% Senior Notes due 2013 and will rank senior in right of payment to the subordinated obligations of those guarantors of Owens-Brockway Glass Container. The guarantees of the notes rank equal in right of payment to the guarantees of OI Group and the subsidiary guarantors of their existing and future senior obligations, including their obligations under the Credit Agreement and the 8 7/8% Senior Secured Notes due 2009, the 7 3/4% Senior Secured Notes due 2011, the 8 3/4% Senior Secured Notes due 2012, and the 8 1/4% Senior Notes due 2013, and rank senior in right of payment to all subordinated obligations of those guarantors, which include the guarantees by OI Group and Owens-Brockway Packaging, Inc. ("OI Packaging") of the obligations of OI Group's parent, OI Inc., related to its $1.2 billion of public debt securities outstanding as of December 31, 2004. The notes are effectively subordinated to obligations under the Credit Agreement, under which there was outstanding borrowings of $0.8 billion at December 31, 2004, and to obligations under our outstanding senior secured notes, to the extent these obligations are secured. The notes may also be effectively subordinated to certain indebtedness incurred to refinance borrowings under the Credit Agreement to the extent that such indebtedness is secured. In addition, OI Inc.'s outstanding public debt securities and the guarantees thereof are secured by a second priority lien on the capital stock owned by, and intercompany debt owed to, OI Packaging and OI Group. If the holders of OI Inc.'s outstanding public securities were to foreclose on the intercompany debt owed to OI Packaging by Owens-Brockway Glass Container and/or owed to OI Packaging or OI Group by certain of the guarantors of the notes, such holders would have a direct claim under the intercompany debt as a creditor of Owens-Brockway Glass Container, the issuer of the notes, and/or such guarantors. However, the terms of the intercompany debt expressly subordinate the payment of that intercompany debt to the prior payment of all of the existing and future senior indebtedness of Owens-Brockway Glass Container and such guarantors, including the notes and the guarantees thereof. Finally, if the holders of OI Inc.'s outstanding public debt securities were to foreclose on the capital stock of Owens-Brockway Glass Container and/or such guarantors, such holders would not have a direct claim as a creditor of Owens-Brockway Glass Container or any such guarantor. Therefore, the claims of the holders of the notes against Owens-Brockway Glass Container and/or such guarantors will be effectively senior to the claims of the holders of OI Inc.'s outstanding public debt securities. The notes and the guarantees of the notes are also effectively junior to any liabilities, including trade payables, of any non-guarantor subsidiaries. See "Risk Factors—Risks Relating to the Notes—Notes Effectively Subordinated to All of Our Outstanding Secured Obligations."

Release of Guarantees	Any guaranty of the notes may be released without action by, or consent of, the holders of the notes or the trustee under the indenture if the guarantor is no longer a guarantor of obligations:
	•	under the Credit Agreement;
	•	owing to lenders or their affiliates as lending facilities as permitted by the terms of the Credit Agreement; and
	•	under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the Credit Agreement.
Optional Redemption
On or after December 1, 2009, we may redeem some or all of each series of notes at any time at the redemption prices described in this prospectus. We may also redeem some or all of each series of the notes at any time prior to December 1, 2009 at a redemption price equal to the make-whole amount described in this prospectus. Prior to December 1, 2007, we may use the net proceeds of certain equity offerings by OI Inc. to redeem up to 40% of each series of notes. See "Description of Notes—Optional Redemption."

Change of Control
If we, OI Inc. or OI Group experience specific kinds of changes of control, we must offer to repurchase the notes at 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and additional interest, if any, unless we have exercised our right to redeem the notes as described in the section entitled "Description of Notes—Optional Redemption," including our right, prior to December 1, 2009, to redeem all of the outstanding notes in the event of a change of control.
Basic Covenants of the Indenture	The indenture governing the notes contains covenants which, among other things, restrict the ability of OI Group and its restricted subsidiaries to:
• borrow money;
• pay dividends on, or redeem or repurchase, stock;
• make investments;
• enter into transactions with affiliates; and
• sell certain assets or merge with or into other companies.

On and after December 1, 2005, we will be permitted to assign its obligations under the notes and the indenture to OI Inc., and we and each guarantor would thereafter be released from its obligations under the notes, the guarantees thereof and the indenture, provided that (1) OI Inc. assumes all of the obligations under those notes and the indenture and (2) the obligations of each domestic borrower under the Credit Agreement have been or will be concurrently assumed by OI Inc.
For more information, see the section entitled "Description of Notes—Certain Covenants."
Listing	The notes are listed on the Official List of the Irish Stock Exchange.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

        You should refer to the section entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
OWENS-ILLINOIS GROUP, INC.

        The summary selected consolidated financial data of OI Group presented below relates to each of the five years in the period ended December 31, 2004. The financial data for each of the four years in the period ended December 31, 2004 was derived from OI Group's audited consolidated financial statements. The financial data for the year ended December 31, 2000 was derived from unaudited consolidated financial statements of OI Group. For more information, see the "Consolidated Financial Statements of Owens-Illinois Group, Inc." included elsewhere in this prospectus.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Consolidated operating results (a):
Net sales	$6,128.4	$4,975.6	$4,621.2	$4,343.7	$4,513.2
Other revenue(b)	135.0	90.2	110.0	599.2	253.0

	6,263.4	5,065.8	4,731.2	4,942.9	4,766.2
Costs and expenses:
Manufacturing, shipping and delivery(c)	4,918.4	3,967.9	3,572.9	3,359.3	3,533.4
Research, engineering, selling, administrative and other(d)	507.2	656.1	373.6	572.4	709.4

Earnings before interest expense and items below	837.8	441.8	784.7	1,011.2	523.4
Interest expense(e)	474.9	429.8	372.2	360.3	395.2

Earnings from continuing operations before items below	362.9	12.0	412.5	650.9	128.2
Provision for income taxes(f)	73.6	23.8	116.4	266.4	44.0
Minority share owners' interests in earnings of subsidiaries	32.9	25.8	25.5	19.5	20.7

Earnings (loss) from continuing operations before cumulative effect of accounting change	256.4	(37.6)	270.6	365.0	63.5
Net earnings (loss) of discontinued operations	64.0	(660.7)	38.0	(8.4)	8.8
Cumulative effect of accounting change(g)			(460.0)

Net earnings (loss)	$320.4	$(698.3)	$(151.4)	$356.6	$72.3

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Other data:
Ratio of earnings to fixed charges(h)	1.7x	1.0x	2.1x	2.8x	1.3x
The following are included in net earnings:
Depreciation	$436.0	$391.9	$353.4	$335.9	$404.4
Amortization of goodwill(f)				55.9	58.6
Amortization of intangibles	23.8	21.4	21.5	21.8	17.9
Amortization of deferred finance fees (included in interest expense)	15.0	14.4	16.1	15.0	8.2

	$474.8	$427.7	$391.0	$428.6	$489.1

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Balance sheet data (at end of period):
Working capital	$605	$872	$717	$899	$881
Total assets	10,550	9,464	9,789	9,993	10,080
Total debt	5,365	5,426	5,346	5,401	5,850
Share owner's equity	2,040	1,522	2,022	2,322	2,107

  (a)
  Amounts related to the Plastic Sale have been reclassified to discontinued operations as a result of the sale. Amounts for the year ended December 31, 2004 include the results of BSN from the date of acquisition on June 21, 2004.

  (b)
  Other revenue in 2004 includes: (1) a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property, and (2) a gain of $31.0 million ($13.1 million after tax) for a restructuring in the Italian Specialty Glass business.

    Other revenue in 2001 includes: (1) a gain of $457.3 million ($284.4 million after tax) related to the sale of the Harbor Capital Advisors business and (2) gains totaling $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

  (c)
  Amount for 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of certain commodity futures contracts.

  (d)
  Amount for 2004 includes charges of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

    Amount for 2003 includes charges totaling $244.2 million ($198.0 million after tax) for the following (1) $50.0 million ($50.0 million after tax) write-down of an equity investment in a soda ash mining operation (2) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (3) $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable; (4) $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets; (5) $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory; (6) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (7) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (8) $3.9 million ($2.4 million after tax) for an additional loss on the sale of certain closures assets.

    Amount for 2001 includes charges totaling $133.7 million ($109.2 million after tax and minority share owners' interests) for the following: (1) charges of $66.1 million ($55.3 million after tax and minority share owners' interests) related to restructuring and impairment charges at certain of OI Group's international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (2) a charge of $31.0 million (pretax and after tax) related to the loss on the sale of OI Group's facilities in India; (3) charges of $28.7 million ($18.0 million after tax) related to special employee benefit programs; and (4) a charge of $7.9 million ($4.9 million after tax) related to restructuring manufacturing capacity in the medical devices business.

    In 2000, OI Group recorded pretax charges totaling $241.9 million ($167.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity; (2) a net charge of $46.0 million ($28.6 million after tax) related to early retirement incentives and special termination benefits for 350 United States salaried employees; (3) $40.0 million (pretax and after tax) related to the impairment of property, plant and equipment at the Company's facilities in India; and (4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

  (e)
  Amount for 2004 includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums.

    Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums.

    Amount for 2001 includes a net interest charge of $4.0 million ($2.8 million after tax) related to interest on the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture.

    Includes additional interest charges for the write off of unamortized deferred financing fees related to the early extinguishment of debt as follows: 2004-$2.8 million ($1.8 million after tax); 2003-$1.3 million ($0.9 million after tax); 2002-$9.1 million ($5.7 million after tax); 2001-$4.7 million ($2.9 million after tax).

  (f)
  Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business.

    Amount for 2001 includes a $6.0 million charge to adjust tax liabilities in Italy as a result of recent legislation.

    Amount for 2000 includes a benefit of $9.3 million to adjust net income tax liabilities in Italy as a result of recent legislation.

  (g)
  On January 1, 2002, OI Group adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, OI Group changed its method of accounting for goodwill and discontinued amortization of goodwill effective January 1, 2002. Also as required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million is recognized as the cumulative effect of a change in method of accounting.

  (h)
  For purposes of these computations, earnings consist of earnings from continuing operations before income taxes, minority share owners' interests in earnings of subsidiaries, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

RISK FACTORS

        You should carefully consider the following risks in addition to the other information set forth in this prospectus before making a decision to exchange your private notes for exchange notes in the exchange offer. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes.

Risks Relating to the Notes

Substantial Leverage—Our substantial indebtedness and the substantial indebtedness of OI Group could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We and OI Group have now and, after the exchange offer, will continue to have a significant amount of debt. As of December 31, 2004, OI Group had approximately $5.4 billion of total consolidated debt outstanding, which includes its obligations of approximately $0.8 billion of secured indebtedness under the Credit Agreement and approximately $1.2 billion of outstanding public debt securities of OI Inc. OI Group's ratios of earnings to fixed charges for continuing operations were 1.7x, 1.0x and 2.1x for the years ended December 31, 2004, 2003 and 2002, respectively.

        This substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  increase our vulnerability to interest rate increases for the portion of the unhedged debt under the Credit Agreement;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the rigid packaging market;

  •
  place us at a competitive disadvantage relative to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, our ability to borrow additional funds.

Ability to Service Debt—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes depends on our ability to generate cash in the future. Similarly, the ability of the guarantors of the notes to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Neither we nor the guarantors can assure you that any of us will generate sufficient cash flow from operations, or that future borrowings will be available under the Credit Agreement, in an amount sufficient to enable any of us to pay our indebtedness, including the notes, or to fund other liquidity needs. If short term interest rates increase, our debt service cost will increase because some of our debt is subject to short term variable interest rates. At December 31, 2004, OI Group's debt subject to variable interest rates, including fixed rate debt swapped to variable rate, represented approximately 41% of our total debt. OI Group's annual interest expense for 2004, on a pro forma basis assuming the BSN Acquisition had occurred on January 1, 2004, and excluding fourth quarter charges for note repurchase premiums and the write off of finance fees, would have been $498.6 million.

        Since you will not have a claim as a creditor against the subsidiaries that are not guarantors of the notes, the indebtedness and other liabilities of those subsidiaries will be effectively senior to your claims against such non-guarantor subsidiaries. As of December 31, 2004, the total indebtedness on a consolidated basis (excluding any indebtedness under the Credit Agreement) of the non-guarantor subsidiaries was approximately $0.1 billion, and their total liabilities on a consolidated basis were approximately $2.9 billion.

        We and the guarantors may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. If either we or the guarantors are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we and the guarantors may have to take one or more of the following actions:

  •
  reduce or delay capital expenditures planned for replacements, improvements and expansions;

  •
  sell assets;

  •
  restructure debt; and/or

  •
  obtain additional debt or equity financing.

        We cannot assure you that we or the guarantors could effect or implement any of these alternatives on satisfactory terms, if at all.

Cash Used to Satisfy Other Obligations—A portion of our cash flow will be used to make payments to OI Inc. to satisfy certain debt, preferred stock and litigation-related obligations, including settlement of asbestos-related claims.

        Although OI Inc. does not conduct any operations, it has substantial obligations to make payments on its outstanding public debt securities, to pay dividends on its outstanding preferred stock, to satisfy claims of persons for exposure to asbestos-containing products and related expenses and to pay other ordinary-course obligations. OI Inc. relies primarily on distributions from its subsidiaries, including us, to meet these obligations. OI Inc. makes semi-annual interest payments of $44.5 million on its outstanding public debt securities. In addition, OI Inc. pays quarterly dividends of $5.4 million on 9,050,000 shares of its $2.375 convertible preferred stock. OI Inc.'s asbestos-related payments were $190.1 million, $199.0 million and $221.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. In the fourth quarter of 2004, OI Inc. recorded a charge of $152.6 million (in addition to previously recorded charges of $2.75 billion) to cover its estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims expected to be filed in the next several years.

        As a result of the magnitude of OI Inc.'s obligations for asbestos-related lawsuits and its dependence on the cash flows of its subsidiaries, we expect that a substantial portion of our cash flow will be used to make payments to OI Inc. to enable it to satisfy these obligations. These payments will reduce the cash flow we could use to make payments on the notes. For additional information regarding OI Inc.'s asbestos-related lawsuits, claims and payments, see "Business—Legal Proceedings" and the footnote entitled "Contingencies" to Consolidated Financial Statements of OI Group.

Debt Restrictions—OI Group and its subsidiaries, including us, may not be able to finance future needs or adapt their business plans to changes because of restrictions placed on them by the Credit Agreement, the indenture and the instruments governing other indebtedness.

        The Credit Agreement, the indentures governing our senior notes, and certain of the agreements governing other indebtedness contain affirmative and negative covenants that limit the ability of OI Group and its subsidiaries, including us, to take certain actions. For example, these indentures restrict, among other things, the ability of OI Group and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase, stock, make investments, create liens, enter into certain transactions with affiliates and sell certain assets or merge with or into other companies. These restrictions could adversely affect OI Group's and our ability to operate our businesses and may limit OI Group's and our ability to take advantage of potential business opportunities as they arise.

        Failure to comply with these or other covenants and restrictions contained in the Credit Agreement, our indentures or agreements governing other indebtedness could result in a default under those agreements, and the debt under those agreements, together with accrued interest, could then be declared immediately due and payable. If a default occurs under the Credit Agreement, the lenders could cause all of the outstanding debt obligations under the Credit Agreement to become due and payable, which would result in a default under the notes and could lead to an acceleration of obligations related to the notes. A default under the Credit Agreement, our indentures or agreements governing other indebtedness could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions.

Additional Borrowings Available—Despite current indebtedness levels, OI Group and its subsidiaries may still be able to incur substantially more debt. This could further exacerbate certain risks described above.

        OI Group and its subsidiaries may be able to incur substantial additional debt in the future, including secured debt. In addition, if OI Group designates some of its restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. At December 31, 2004, the revolving loan portion of the Credit Agreement had unused borrowing capacity of $404.8 million. Adding new debt to current debt levels could make it difficult for us to satisfy our obligations with respect to the notes.

Notes Effectively Subordinated to All of Our Outstanding Secured Obligations.

        Our obligations under the Credit Agreement, the 8 7/8% Senior Secured Notes due 2009, the 7 3/4% Senior Secured Notes due 2011, and the 8 3/4% Senior Secured Notes due 2012 are secured, on a pari passu basis, by:

  •
  a security interest in substantially all the assets (other than intercompany debt and securities) of OI Group and of substantially all the domestic subsidiaries of OI Group;

  •
  a pledge by OI Group of the stock of, and intercompany debt owing to OI Group by, all its direct subsidiaries (other than the stock of, and intercompany debt owing to OI Group by, OI General FTS Inc.); and

  •
  a pledge by OI Packaging of the stock of, and intercompany debt owing to OI Packaging by, Owens-Brockway Glass Container, the issuer of the notes offered hereby.

        In addition, the obligations of the domestic borrowers and the domestic guarantors under the Credit Agreement are secured by certain additional collateral, and the obligations of the foreign borrowers and the foreign guarantors under the Credit Agreement are secured by certain foreign collateral.

        In the event of a bankruptcy, liquidation, reorganization or other winding up of us or OI Group, the assets that secure our secured obligations will not be available to pay our obligations on the notes unless and until payment in full of our secured obligations. Likewise, if our secured lenders accelerate the obligations under our secured obligations, then those lenders would be entitled to exercise the remedies available to a secured lender under applicable law, and those lenders would have a claim on the assets that secure our secured obligations before any holder of the notes. You would participate with respect to those assets ratably with all holders of other unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with other general creditors.

        Similarly, the guarantees of the notes will be effectively subordinated to the guarantees of our secured obligations to the extent of the collateral.

        In the event of a foreclosure on the collateral that secures our secured obligations, there could be proceeds from the disposition of that collateral that would not have to be shared with holders of the notes. As a result, lenders under our secured obligations may recover a greater percentage of the amounts owed to them than holders of the notes.

Notes Effectively Subordinated to Debt of Non-Guarantor Subsidiaries—The notes are effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        You will not have any claim as a creditor against the subsidiaries that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against these non-guarantor subsidiaries. As of December 31, 2004, the non-guarantor subsidiaries accounted for in the aggregate approximately 65% of OI Group's consolidated net sales from continuing operations and 67% of OI Group's consolidated total assets. As of December 31, 2004, the liabilities of the non-guarantor subsidiaries on a consolidated basis were approximately $2.9 billion. The non-guarantor subsidiaries include the foreign borrowers and foreign guarantors under the Credit Agreement. The notes are effectively subordinated to claims against these foreign subsidiaries under the Credit Agreement. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        In addition, under the indenture, non-guarantor subsidiaries are permitted to incur substantial amounts of additional debt and OI Group and its restricted subsidiaries are permitted to make an unlimited amount of investments in non-guarantor subsidiaries. Therefore, the notes would be effectively subordinated to this additional indebtedness that may be incurred by the non-guarantor subsidiaries. Furthermore, if OI Group or its restricted subsidiaries invest additional amounts in non-guarantor subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the obligations of the non-guarantor subsidiaries.

Release of Guarantees—The lenders under the Credit Agreement have the discretion to release the guarantees under the Credit Agreement in a variety of circumstances.

        Any guaranty of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture, at the discretion of the then obligor on the notes, if the guarantor is no longer a guarantor of obligations under the Credit Agreement, of obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the Credit Agreement and of obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the Credit Agreement. The lenders under the Credit Agreement have the discretion to release the guarantees under the Credit Agreement in a variety of circumstances. In the case of the release of collateral consisting of the stock of a guarantor of the notes, that release would cause the guarantor's guaranty to be released if the release occurs in the context of an asset sale of such guarantor that is not prohibited by the Credit Agreement or the collateral documents. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

Covenant Relief for Investment Grade Rating—If the notes receive an investment grade rating, we will no longer be subject to most of the covenants in the indenture.

        If at any time the notes receive an "investment grade" rating from Standard & Poor's Ratings Services and Moody's Investors Service, Inc., subject to certain additional conditions, OI Group and its restricted subsidiaries will no longer be subject to most of the covenants set forth in the indenture. In the event of such release, the covenants will not be restored, even if the notes are later rated below investment grade by either or both of these rating agencies. See "Description of Notes—Certain Covenants—Fall-Away Event."

Assignment of the Notes—Under certain circumstances, we are permitted to assign our obligations under the notes to OI Inc.

        On or after December 1, 2005, we will be permitted to assign our obligations under the notes and the indenture to OI Inc., and we and each guarantor will thereafter be released from our obligations under the notes, the guarantees thereof and the indenture, provided that (1) OI Inc. assumes all of the obligations under those notes and the indenture and (2) the obligations of each domestic borrower under the Credit Agreement have been or will be concurrently assumed by OI Inc. As a result, holders of the notes could look only to OI Inc. to satisfy the obligations on those notes. See "Description of Notes—Certain Covenants—Merger, Consolidation or Sale of Assets."

United States Fraudulent Transfer Considerations—U.S. federal and state laws permit a court to void the notes or the guarantees under certain circumstances.

        The issuance of the notes and the guarantees may be subject to review under U.S. federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the payment of consideration or the issuance of a guarantee will be a fraudulent conveyance if a court finds that (1) we paid the consideration, or any guarantor issued guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) we or any of the guarantors received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) above only, one of the following is also true:

  •
  we or any of the guarantors were insolvent, or became insolvent, when we or they paid the consideration;

  •
  paying the consideration or issuing the guarantees left us or the applicable guarantor with an unreasonably small amount of capital; or

  •
  we or the applicable guarantor, as the case may be, intended to, or believed at that time that we or it would, be unable to pay debts as they matured.

        If the payment of the consideration or the issuance of any guarantee was a fraudulent conveyance, a court could, among other things, void our obligations regarding the payment of the consideration or void any of the guarantors' obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

        Generally, an entity will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        We believe that immediately after the issuance of the notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.

Change of Control—The Credit Agreement provides that certain change of control events constitute an event of default. In the event of a change of control, we may not be able to satisfy all of our obligations under the Credit Agreement, the notes or other indebtedness.

        If we, OI Group or OI Inc. experiences specific kinds of changes of control, we will be required to offer to repurchase all outstanding notes and all outstanding 8 3/4% Senior Secured Notes due 2012, 8 7/8% Senior Secured Notes due 2009, 7 3/4% Senior Secured Notes due 2011 and 8 1/4% Senior Notes due 2013. However, the Credit Agreement provides that certain change of control events constitute an event of default under the Credit Agreement. An event of default would entitle the lenders thereunder to, among other things, cause all outstanding debt obligations under the Credit Agreement to become due and payable and to proceed against their collateral. We cannot assure you that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of our obligations under the Credit Agreement, the 8 3/4% Senior Secured Notes due 2012, the 8 7/8% Senior Secured Notes due 2009, the 7 3/4% Senior Secured Notes due 2011, the 8 1/4% Senior Notes due 2013, these notes or other indebtedness.

        Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the notes, we could seek consent to offer to purchase the notes or attempt to refinance the borrowings that contain such a prohibition. If we do not obtain the consent or refinance the borrowings, we would remain prohibited from offering to purchase the notes. In such case, our failure to offer to purchase the notes would constitute a default under the indenture, which, in turn, could result in amounts outstanding under any future credit agreement or other agreements relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to us and the holders of the notes.

        The provisions relating to a change of control included in the indenture may increase the difficulty for a potential acquirer to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture.

Market for the Exchange Notes—We cannot assure you that an active trading market will develop for the exchange notes.

        The exchange notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the exchange notes on any U.S. exchange. We have been informed by the initial purchasers of the private notes that they intend to make a market in the exchange notes. However, the initial purchasers may cease their market-making at any time. We cannot assure you that an active trading market will develop for the exchange notes or that the exchange notes will trade as one class with the euro notes or dollar notes, as applicable. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, although we expect the exchange dollar notes will be eligible for trading on PORTAL, we cannot assure you that an active trading market will develop for the exchange notes.

        Although these notes are listed on the Official List of the Irish Stock Exchange, we cannot assure you that the notes will remain listed. If, as a result of the implementation of the proposed Directive 2003/0045 (COD) of the European Council on the harmonization of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market or as a result of any other directive or similar rule or regulation maintenance of such listing becomes unduly onerous, we may cancel such listing of the notes. In those circumstances, we may list and maintain a listing of the notes on another internationally recognized securities exchange prior to the delisting of the notes on the Irish Stock Exchange, although there can be no assurance that we will be able to do so. Although no assurance is made as to the liquidity of the notes as a result of the listing on the Irish Stock Exchange, failure to be approved for listing or the delisting of the notes from the Irish Stock Exchange may have a material effect on a holder's ability to resell the notes in the secondary market.

Risks Relating to the Business of OI Group

Funded Status of Pension Plans—Recognition of a minimum pension liability may cause a significant reduction in net worth.

        Statement of Financial Accounting Standards No. 87, "Accounting for Pensions," requires balance sheet recognition of a minimum liability if the fair value of plan assets is less than the accumulated benefit obligation ("ABO") at the end of the year. The fair values of OI Group's U.S. pension plans exceeded the ABO at December 31, 2004; therefore, no recognition of a minimum liability was required. However, if the fair values of the U.S. plans' assets at December 31, 2005 decrease or if the discount rate used to calculate the ABO decreases, OI Group may be required to write off most of its prepaid pension asset and record a liability equal to the excess of ABO over the fair value of the assets at the next measuring date of December 31, 2005. The resulting non-cash charge would not reduce reported earnings. It would be recorded directly as a decrease in the Accumulated Other Comprehensive Income component of share owner's equity. While OI Group cannot estimate the minimum liability with any certainty at this time, it believes that the required adjustment would significantly reduce its net worth. For OI Group's major pension plan in the United Kingdom, the ABO exceeded the plan's assets at December 31, 2004. The required adjustment on a cumulative basis, after tax effect, reduced net worth at December 31, 2004 by $132.8 million. Even if the fair values of the U.S. plans' assets are less than ABO at December 31, 2005, OI Group believes it will not be required to make cash contributions to the U.S. plans for at least several years.

Goodwill—A significant write down of goodwill would have a material adverse effect on OI Group's reported results of operations and net worth.

        On January 1, 2002, OI Group adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). OI Group no longer amortizes goodwill, but reviews its goodwill balance for impairment at least once a year using the business valuation methods required by FAS No. 142. These methods include the use of a weighted average cost of capital to calculate the present value of the expected future cash flows of OI Group's reporting units. Future changes in the cost of capital, expected cash flows, or other factors may cause OI Group's goodwill to be impaired, resulting in a non-cash charge against results of operations to write down goodwill for the amount of impairment. If a significant write down is required, the charge would have a material adverse effect on OI Group's reported results of operations and net worth.

International Operations—OI Group is subject to risks associated with operating in foreign countries.

        OI Group operates manufacturing and other facilities throughout the world. Net sales from international operations totaled approximately $4.7 billion, representing approximately 68% of OI Group's net sales from continuing operations on a pro forma basis after giving effect to the BSN Acquisition for the year ended December 31, 2004. As a result of its international operations, OI Group is subject to risks associated with operating in foreign countries, including:

  •
  political, social and economic instability;

  •
  war, civil disturbance or acts of terrorism;

  •
  taking of property by nationalization or expropriation without fair compensation;

  •
  changes in government policies and regulations;

  •
  devaluations and fluctuations in currency exchange rates;

  •
  imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

  •
  imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

  •
  hyperinflation in certain foreign countries; and

  •
  impositions or increase of investment and other restrictions or requirements by foreign governments.

        The unusually severe economic, market and/or currency exchange conditions in South America adversely affected operating results in 2001, 2002 and 2003. In addition, OI Group was negatively affected in 2003 by weakness in certain South American currencies, which reduced U.S. dollar sales by South American operations by approximately $29 million. The risks associated with operating in foreign countries may have a material adverse effect on operations.

Competition—We face intense competition from other glass container producers, as well as from makers of alternative forms of packaging. Competitive pressures could adversely affect our financial health.

        We are subject to significant competition from other glass container producers, as well as from makers of alternative forms of packaging, such as aluminum cans and plastic containers. We compete with each of our rigid packaging competitors on the basis of price, quality, service and the marketing attributes of the container and the closure. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing suppliers and/or to use an alternative form of packaging. Our principal competitors among glass container producers in the U.S. are Saint-Gobain Containers Co., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation.

        In supplying glass containers outside of the U.S., we compete directly with Compagnie de Saint-Gobain in Italy and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropack in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, we compete indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, Vetropack and Rexam plc.

        In addition to competing with other large, well-established manufacturers in the glass container segment, we compete with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Amcor, Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. We also compete with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

        Pressures from competitors and producers of alternative forms of packaging have resulted in excess capacity in certain countries in the past and have led to significant pricing pressures in the rigid packaging market.

High Energy Costs—Higher energy costs worldwide and interrupted power supplies may have a material adverse effect on operations.

        Electrical power and natural gas are vital to OI Group's operations and it relies on a continuous power supply to conduct its business. In 2003, higher energy costs worldwide impacted OI Group's glass container operations and earnings at a level that it did not anticipate, resulting in an increase of approximately $80.9 million in energy costs over 2002. Energy costs continued to increase in 2004 resulting in an increase of approximately $20.7 million over 2003. If energy costs substantially increase in the future, OI Group could experience a significant increase in operating costs, which may have a material adverse effect on future operating income.

Integration Risks—OI Group may not be able to effectively integrate BSN or future businesses it acquires.

        In addition to the BSN Acquisition, OI Group is considering strategic transactions, including acquisitions, that will complement, strengthen and enhance growth in its worldwide glass and plastics packaging operations. OI Group is evaluating a number of these transactions on a preliminary basis but it is not certain that any of these transactions will advance beyond the preliminary stages or be completed. The BSN Acquisition and strategic transactions, including any future acquisitions, are subject to various risks and uncertainties, including:

  •
  the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are located in diverse geographic regions) and achieve expected synergies;

  •
  the potential disruption of existing business and diversion of management's attention from day-to-day operations;

  •
  the inability to maintain uniform standards, controls, procedures and policies;

  •
  the need or obligation to divest portions of the acquired companies; and

  •
  the potential impairment of relationships with customers.

        In addition, we cannot assure you that the integration and consolidation of newly acquired businesses, including BSN, will achieve any anticipated cost savings and operating synergies.

Customer Consolidation—The continuing consolidation of OI Group's customer base may intensify pricing pressures and have a material adverse effect on operations.

        Over the last ten years, many of OI Group's largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of OI Group's business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of products purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from OI Group's customers may have a material adverse effect on operations.

Seasonality and Raw Materials—Profitability could be affected by varied seasonal demands and the availability of raw materials.

        Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of OI Group's products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and the Asia Pacific region are typically greater in the first and fourth quarters of the year. Unseasonably cool weather during peak demand periods can reduce demand for certain beverages packaged in OI Group's containers.

        The raw materials that OI Group uses have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. These shortages, as well as material increases in the cost of any of the principal raw materials that OI Group uses, may have a material adverse effect on operations.

Environmental Risks—OI Group is subject to various environmental legal requirements and may be subject to new legal requirements in the future. These requirements may have a material adverse effect on operations.

        OI Group's operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Such legal requirements frequently change and vary among jurisdictions. OI Group's operations and properties, both in the U.S. and abroad, must comply with these legal requirements. These requirements may have a material adverse effect on operations.

        OI Group has incurred, and expects to incur, costs for its operations to comply with environmental legal requirements, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations), and criminal sanctions for violations. These legal requirements may apply to conditions at properties that OI Group presently or formerly owned or operated, as well as at other properties for which OI Group may be responsible, including those at which wastes attributable to OI Group were disposed. A significant order or judgment against OI Group, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

        A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials, and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of OI Group's products, and/or increase OI Group's costs, which may have a material adverse effect on operations.

Labor Relations—Some of OI Group's employees are unionized or represented by workers' councils.

        OI Group is party to a number of collective bargaining agreements with labor unions which at December 31, 2004, covered approximately 65% of OI Group's employees in North America. The agreement covering substantially all of OI Group's union-affiliated employees in its U.S. glass container operations expires in 2008. Certain other agreements expire in 2005. Upon the expiration of any collective bargaining agreement, if OI Group is unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. In addition, a large number of OI Group's employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such employment rights require us to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. For example, most of OI Group's employees in Europe are represented by workers' councils that must approve any changes in conditions of employment, including salaries and benefits and staff changes, and may impede efforts to restructure OI Group's workforce. Although OI Group believes that it has a good working relationship with its employees, if OI Group's employees were to engage in a strike or other work stoppage, OI Group could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On December 1, 2004, we issued $400.0 million of the private dollar notes to Goldman, Sachs & Co., Citigroup Global Markets Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Scotia Capital (USA) Inc., JP Morgan Securities Inc. and Calyon Securities (USA) Inc., the dollar initial purchasers, and €225.0 million of the private euro notes to Goldman, Sachs & Co., Citigroup Global Markets Inc., Banc of America Securities Limited, BNP Paribas, Deutsche Bank AG, London Branch, Scotia Capital Inc., JP Morgan Securities Ltd. and CALYON, the euro initial purchasers, pursuant to a purchase agreement. The dollar and euro initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on December 1, 2004. Pursuant to the registration rights agreement, we agreed that we would:

  (1)
  file an exchange offer registration statement with the SEC on or prior to May 30, 2005;

  (2)
  use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to July 29, 2005;

  (3)
  keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days;

  (4)
  use our commercially reasonable efforts to consummate the exchange offer within 40 days after the exchange offer registration statement is declared effective.

        Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. We filed copies of the registration rights agreement as exhibits to the registration statement.

Resale of the Exchange Notes

        Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

        In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $50,000 principal amount of exchange notes in exchange for each $50,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer and €50,000 principal amount of exchange notes in exchange for each €50,000 principal amount of outstanding private notes surrendered pursuant to the exchange. You may tender private notes only in integral multiples of $1,000 and €1,000, respectively.

        The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  •
  we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  •
  holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $400.0 million in aggregate principal amount of the private dollar notes are outstanding and registered in the name of Cede & Co., as nominee for DTC, while €225.0 million in aggregate principal amount of the private euro notes are outstanding and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered private notes when, as and if we have given oral or written notice of acceptance to the appropriate Exchange Agent. The appropriate Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

        If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time on                        , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

        To extend the exchange offer, we will notify the appropriate Exchange Agent and each registered holder of any extension orally or in writing before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any private notes:

  •
  to extend the exchange offer; or

  •
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the appropriate Exchange Agent.

        We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

        The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 6 3/4% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each June 1 and December 1, commencing June 1, 2005.

        You will receive interest on June 1, 2005 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the private notes from the date of delivery to the date of exchange. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

        If you are a DTC, Euroclear or Clearstream participant that has private notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC, Euroclear or Clearstream's nominee, as applicable, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with private notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your private notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

        To tender private dollar notes in the exchange offer, you must:

  •
  comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below; and

  •
  the Dollar Exchange Agent must receive a timely confirmation of a book-entry transfer of the private dollar notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent's message, before the expiration date.

        Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the private dollar notes to the Dollar Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the Dollar Exchange Agent. With respect to the exchange of the private dollar notes, the term "agent's message" means a message transmitted by DTC, received by the Dollar Exchange Agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering private dollar notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant.

To tender private euro notes in the exchange offer, you must comply with the procedures described below of Euroclear or Clearstream, as applicable.

        Participants in Euroclear's or Clearstream's book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private euro notes in that book-entry transfer facility. By blocking such private euro notes in the relevant book-entry transfer facility, each holder of private euro notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder's identity to the Euro Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

  •
  Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private euro notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

        DTC, Euroclear and Clearstream are collectively referred to herein as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility."

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

        While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

        If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

  •
  you are not an affiliate of ours;

  •
  you will acquire any exchange notes in the ordinary course of your business; and

  •
  at the time of completion of the exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

        You will be deemed to make such representations by tendering private notes in the exchange offer. In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

        The appropriate Exchange Agent will make a request to establish an account with respect to the private dollar notes at DTC and with respect to the private euro notes at Euroclear and Clearstream, as applicable, in each case, as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book entry transfer facility's system may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the appropriate Exchange Agent's account at the facility in accordance with the facility's procedures for such transfer.

        In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the appropriate Exchange Agent timely receives:

  •
  confirmation of book-entry transfer of your private notes into the appropriate Exchange Agent's account at DTC, Euroclear or Clearstream, as the case may be; and

  •
  a properly transmitted agent's message.

        If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained at the applicable book-entry transfer facility.

Withdrawal of Tenders

        You may withdraw your tender of private notes at any time before the expiration date.

        For a withdrawal to be effective, the holder must cause to be transmitted to the appropriate Exchange Agent an agent's message, which agent's message must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the appropriate Exchange Agent must receive a timely confirmation of book-entry transfer of the private notes out of such

Exchange Agent's account at DTC, Euroclear or Clearstream, as the case may be, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent's message, on or before the expiration date.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any private notes and return all tendered private notes to you;

  •
  extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

        All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  •
  to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

  •
  to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

        If:

  (1)
  we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

  (2)
  any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the exchange offer; or

    (b)
    that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

    (c)
    that it is a broker-dealer and owns private notes acquired directly from us or an affiliate of us,

we and the guarantors will file with the SEC a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        For purposes of the preceding, "transfer restricted securities" means each private note until:

  (1)
  the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

  (2)
  following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

  (3)
  the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  (4)
  the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act.

Additional Interest

        If:

  (1)
  the we and guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  (3)
  we and the guarantors fail to consummate the exchange offer within 40 days after the exchange offer registration statement is declared effective; or

  (4)
  the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "registration default");

then we and the guarantors will pay additional interest to each holder of outstanding notes ("additional interest") during the period of one or more registration defaults, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum (which amount will be increased by an additional 0.25% per annum for each subsequent 90-day period that any additional interest continue to accrue; provided that the amounts at which additional interest accrue may in no event exceed 1.0% per annum) in respect of the transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be.

Exchange Agent

        We have appointed Deutsche Bank Trust Company Americas as Dollar Exchange Agent for the exchange offer of dollar notes and Deutsche Bank AG, London as Euro Exchange Agent for the exchange offer of euro notes.

        You should direct questions and requests for assistance and requests for additional copies of this prospectus to the appropriate Exchange Agent addressed as follows:

        Dollar Exchange Agent for the Dollar Notes:

        Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
NYC 60-2710
New York, New York 10005
Tel: (800) 735-7777

        Euro Exchange Agent for the Euro Notes:

        Deutsche Bank AG
Winchester House
1 Great Winchester Street
London
EC2N 2DB
Attn: Trust & Securities Services (TSS)
Tel: +44 207 547 5000
Fax: + 44 207 547 5001
e-mail: xchange.offer@db.com

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes.

Consequence of Failures to Exchange

        Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement.

        In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

        The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

        The net proceeds from the sale of the private notes, including premium and accrued interest and after deducting estimated discounts, commissions and offering expenses, were approximately $680 million. The net proceeds were used to fund the refinancing, which included (1) the tender offer commenced by OI Inc. on November 15, 2004 to purchase OI Inc.'s $350 million of 7.15% Senior Notes due 2005, (2) the tender offer commenced by BSN on November 15, 2004 to purchase all of BSN Financing Co. S.A.'s approximately €140 million of outstanding 10 1/4% Senior Subordinated Notes due 2009, and, to the extent any such notes were not tendered and purchased in such tender offer, to fund BSN Financing Co. S.A.'s redemption of any such remaining notes, (3) the tender offer commenced by BSN on November 15, 2004 to purchase BSN Glasspack Obligation S.A.'s approximately €160 million of outstanding 9 1/4% Senior Subordinated Notes due 2009 and (4) the payment of associated accrued interest, premiums, fees and expenses.

CAPITALIZATION OF OWENS-ILLINOIS GROUP, INC.

        The following table presents, as of December 31, 2004, the consolidated capitalization of OI Group. You should read this table in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. For more information, see also the section entitled "Selected Consolidated Financial Data of Owens-Illinois Group, Inc."

At December 31, 2004
(in millions)
Current debt:
Short-term loans	$18.2
Long-term debt due within one year	174.3

Total current debt	$192.5

Long-term debt:
Secured Credit Agreement:
Revolving credit facility	$30.1
Term Loans
A1 Term Loan	315.0
B1 Term Loan	226.8
C1 Term Loan	190.6
C2 Term Loan (€47.5 million)	64.7

Total Credit Agreement (b)	827.2
8 7/8% Senior Secured Notes due 2009	1,000.0
7 3/4% Senior Secured Notes due 2011	450.0
8 3/4% Senior Secured Notes due 2012	625.0
8 1/4% Senior Notes due 2013 (face value $450 million)	444.1
6 3/4% Senior Dollar Notes due 2014	400.0
6 3/4% Senior Euro Notes due 2014 (€225 million)	306.4
Payable to OI Inc.	1,046.2
Senior Subordinated Notes:
10.25%, due 2009 (€12.7 million)	17.4
9.25%, due 2009 (€0.4 million)	0.6
Other	55.1

Total long-term debt	5,172.0
Share owner's equity:
Common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—
Other contributed capital	1,360.5
Retained earnings	633.9
Accumulated other comprehensive income	45.7

Total share owner's equity	2,040.1

Total capitalization	$7,212.1

(a)
The exchange rate on December 31, 2004 of €1.00=$1.3618 was used to translate certain euro amounts to U.S. dollar amounts.

(b)
Accounts Receivable Securitization Program.

        As part of the BSN Acquisition, OI Group acquired a trade accounts receivable securitization program through a BSN subsidiary, BSN Glasspack Services. The program was entered into by BSN in order to provide lower interest costs on a portion of its financing.

        The transfer of the receivables to the fund is deemed to be a sale for GAAP purposes. The fund assumes all collection risk on the receivables and the transferred receivables have been isolated from BSN Glasspack Services and are no longer controlled by BSN Glasspack Services. The total securitization program cannot exceed €210 million ($286.0 million at December 31, 2004). At December 31, 2004, the Company had $207.0 million U.S. dollars of receivables that were sold in this program.

SELECTED CONSOLIDATED FINANCIAL DATA OF OWENS-ILLINOIS GROUP, INC.

        The selected consolidated financial data of OI Group presented below relates to each of the five years in the period ended December 31, 2004. The financial data for each of the four years in the period ended December 31, 2004 was derived from OI Group's audited consolidated financial statements. The financial data for the year ended December 31, 2000 was derived from unaudited consolidated financial statements of OI Group. For more information, see the "Consolidated Financial Statements of Owens-Illinois Group, Inc." included elsewhere in this prospectus.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Consolidated Operating Results(a):
Net sales	$6,128.4	$4,975.6	$4,621.2	$4,343.7	$4,513.2
Other revenue(b)	135.0	90.2	110.0	599.2	253.0

	6,263.4	5,065.8	4,731.2	4,942.9	4,766.2
Costs and expenses:
Manufacturing, shipping and delivery(c)	4,918.4	3,967.9	3,572.9	3,359.3	3,533.4
Research, engineering, selling, administrative and other(d)	507.2	656.1	373.6	572.4	709.4

Earnings before interest expense and items below	837.8	441.8	784.7	1,011.2	523.4
Interest expense(e)	474.9	429.8	372.2	360.3	395.2

Earnings from continuing operations before items below	362.9	12.0	412.5	650.9	128.2
Provision for income taxes(f)	73.6	23.8	116.4	266.4	44.0
Minority share owners' interests in earnings of subsidiaries	32.9	25.8	25.5	19.5	20.7

Earnings (loss) from continuing operations before cumulative effect of accounting change	256.4	(37.6)	270.6	365.0	63.5
Net earnings (loss) of discontinued operations	64.0	(660.7)	38.0	(8.4)	8.8
Cumulative effect of accounting change(g)			(460.0)

Net earnings (loss)	$320.4	$(698.3)	$(151.4)	$356.6	$72.3

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Other data:
Ratio of earnings to fixed charges(h)	1.7x	1.0x	2.1x	2.8x	1.3x
The following are included in net earnings:
Depreciation	$436.0	$391.9	$353.4	$335.9	$404.4
Amortization of goodwill(f)				55.9	58.6
Amortization of intangibles	23.8	21.4	21.5	21.8	17.9
Amortization of deferred finance fees (included in interest expense)	15.0	14.4	16.1	15.0	8.2

	$474.8	$427.7	$391.0	$428.6	$489.1

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollar amounts in millions)
Balance sheet data (at end of period):
Working capital	$605	$872	$717	$899	$881
Total assets	10,550	9,464	9,789	9,993	10,080
Total debt	5,365	5,426	5,346	5,401	5,850
Share owner's equity	2,040	1,522	2,022	2,322	2,107

  (a)
  Amounts related to the Plastic Sale have been reclassified to discontinued operations as a result of the sale. Amounts for the year ended December 31, 2004 include the results of BSN from the date of acquisition on June 21, 2004.

  (b)
  Other revenue in 2004 includes: (1) a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property, and (2) a gain of $31.0 million ($13.1 million after tax) for a restructuring in the Italian Specialty Glass business.

    Other revenue in 2001 includes: (1) a gain of $457.3 million ($284.4 million after tax) related to the sale of the Harbor Capital Advisors business and (2) gains totaling $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

  (c)
  Amount for 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of certain commodity futures contracts.

  (d)
  Amount for 2004 includes charges of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

    Amount for 2003 includes charges totaling $244.2 million ($198.0 million after tax) for the following (1) $50.0 million ($50.0 million after tax) write-down of an equity investment in a soda ash mining operation (2) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (3) $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable; (4) $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets; (5) $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory; (6) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (7) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (8) $3.9 million ($2.4 million after tax) for an additional loss on the sale of certain closures assets.

    Amount for 2001 includes charges totaling $133.7 million ($109.2 million after tax and minority share owners' interests) for the following: (1) charges of $66.1 million ($55.3 million after tax and minority share owners' interests) related to restructuring and impairment charges at certain of OI Group's international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (2) a charge of $31.0 million (pretax and after tax) related to the loss on the sale of OI Group's facilities in India; (3) charges of $28.7 million ($18.0 million after tax) related to special employee benefit programs; and (4) a charge of $7.9 million ($4.9 million after tax) related to restructuring manufacturing capacity in the medical devices business.

    In 2000, OI Group recorded pretax charges totaling $241.9 million ($167.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity; (2) a net charge of $46.0 million ($28.6 million after tax) related to early retirement incentives and special termination benefits for 350 United States salaried employees;

    (3) $40.0 million (pretax and after tax) related to the impairment of property, plant and equipment at the Company's facilities in India; and (4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

  (e)
  Amount for 2004 includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums.

    Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums.

    Amount for 2001 includes a net interest charge of $4.0 million ($2.8 million after tax) related to interest on the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture.

    Includes additional interest charges for the write off of unamortized deferred financing fees related to the early extinguishment of debt as follows: 2004-$2.8 million ($1.8 million after tax); 2003-$1.3 million ($0.9 million after tax); 2002-$9.1 million ($5.7 million after tax); 2001-$4.7 million ($2.9 million after tax).

  (f)
  Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business.

    Amount for 2001 includes a $6.0 million charge to adjust tax liabilities in Italy as a result of recent legislation.

    Amount for 2000 includes a benefit of $9.3 million to adjust net income tax liabilities in Italy as a result of recent legislation.

  (g)
  On January 1, 2002, OI Group adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, OI Group changed its method of accounting for goodwill and discontinued amortization of goodwill effective January 1, 2002. Also as required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million is recognized as the cumulative effect of a change in method of accounting.

  (h)
  For purposes of these computations, earnings consist of earnings from continuing operations before income taxes, minority share owners' interests in earnings of subsidiaries, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OWENS-ILLINOIS GROUP, INC.

Executive Overview—Year ended December 2004 and 2003

        Net sales of the Glass Containers segment increased $1,183.2 million as a result of the acquisition of BSN Glasspack S.A. ("BSN"), world wide unit shipment volume growth of approximately 2%, generally higher selling prices, a favorable product mix, and stronger foreign exchange rates in the major regions that OI Group does business.

        Net sales of the continuing Plastics Packaging segment decreased $30.4 million as a result of lower sales resulting from the divestiture of certain closure assets in the 4th quarter of 2003, the divestiture of a portion of the Asia Pacific plastics business in the 2nd quarter of 2004, and lower shipments of prescription vials in 2004 as compared to 2003 due to the strong flu season in the prior year. These negative effects were partially offset by higher unit shipments of closures.

        Segment Operating Profit of the Glass Containers segment increased by $100.8 million over 2003 as a result of the same principal factors that increased sales. In addition, improved productivity also improved Segment Operating Profit over the prior year, but was partially offset by inflation in OI Group's manufacturing and overhead costs.

        Segment Operating Profit of the Plastics Packaging segment increased by $16.3 million as a result of favorable product sales mix, improved productivity, and the non-recurrence of a third quarter 2003 write-off of miscellaneous assets that were no longer being used.

        Interest expense for continuing operations increased by $45.1 million as a result of the BSN acquisition and from tender offer premiums and the write-off of deferred finance fees related to the refinancing of the BSN Senior Subordinated notes and the early retirement of certain outstanding public obligations of OI Group.

        Net earnings from continuing operations increased by $294.0 million over 2003 as a result of the items listed in Segment Operating Profit. During 2004 and 2003, OI Group recorded several items that management considers not representative of on going operations. The net after tax effect of these items was an increase in earnings of $38.4 million for 2004 and a decrease in earnings of $207.1 million for 2003.

        OI Group completed its acquisition of BSN on June 21, 2004 for a total purchase price of approximately $1.3 billion.

        OI Group completed the sale of its blow-molded plastic container operations on October 7, 2004 with total sales proceeds of approximately $1.2 billion.

        OI Group's total debt at December 31, 2004 was $5.36 billion or $65.1 million lower than the prior year balance.

        Cash provided by continuing operating activities improved by $220.9 million over the prior year, principally as a result of higher earnings and OI Group's focus on working capital reductions and capital efficiency.

Results of Operations—Comparison of 2004 with 2003

Net Sales

        OI Group's net sales by segment (dollars in millions) for 2004 and 2003 are presented in the following table. The Plastics Packaging amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2004 and 2003 amounts. For further information, see Segment Information included in Note 20 to the Consolidated Financial Statements.

	2004	2003
Glass Containers	$5,366.1	$4,182.9
Plastics Packaging	762.3	792.7

Segment and consolidated net sales	$6,128.4	$4,975.6

        Consolidated net sales for 2004 increased $1,152.8 million, or 23.2%, to $6,128.4 million from $4,975.6 million for 2003.

        Net sales of the Glass Containers segment increased $1,183.2 million, or 28.3%, over 2003.

        In Europe, OI Group's largest region, sales increased $939.5 million from 2003. Net sales from the newly acquired BSN business made up $768.6 million of the region's increase. Stronger currency rates against the U.S. dollar for the European currencies also contributed to the sales growth. Unit volumes for the previously owned European businesses were up 2.8% overall with strong growth in the food, beverage and spirit markets.

        In North America, sales for 2004 were $47.2 million higher than sales in 2003. The higher sales resulted principally from increased selling prices and improved product sales mix as unit shipments declined by about 2% overall. The decrease in unit shipments was more than accounted for by the previously disclosed loss of a beverage container customer. Shipments of beer and malt beverage containers increased by approximately 4.8% over 2003, primarily due to the increase in business from a significant malt beverage customer. Shipments of containers for wine and spirits were also higher for 2004; however shipments of containers for tea, juice and other beverages were lower.

        In the Asia Pacific region, sales increased $117.7 million from 2003 principally due to unit volumes that were up 2.9% overall resulting from strong growth in beer, wine and low alcohol refreshers partially offset by lower shipments of food containers.

        In South America, sales increased $78.8 million principally as a result of glass container shipments increasing by more than 5% led by strong growth in the beer and beverage markets. Unit growth was significantly affected by lower exports to North America as a result of the loss of a previously disclosed beverage customer. Excluding the loss of those shipments, overall volume growth in South America was approximately 15%.

        The change in net sales for the Glass Containers segment can be summarized as follows (dollars in millions):

2003 Net sales—Glass Containers segment		$4,182.9
Additional sales from BSN businesses	$768.6
The effects of sales volume, price and mix	257.5
The effects of changing foreign currency rates on net sales	172.1
Other	(15.0)

Total net effect on sales		1,183.2

2004 Net sales—Glass Containers segment		$5,366.1

        Net sales of the Plastics Packaging segment decreased $30.4 million, or 3.8%, from 2003. The lower sales primarily reflect the absence of sales from the closure assets divested in the fourth quarter of 2003 and the Asia Pacific plastic operations that were divested in the second quarter of 2004. In addition, sales of containers for prescription packaging were adversely affected due to a milder flu season in December 2004 compared to December 2003. Increased resin prices passed through to customers and stronger currencies in Europe, Brazil and the Asia Pacific region partially offset these reductions.

        The change in net sales for the Plastics Packaging segment can be summarized as follows (dollars in millions):

2003 Net sales—Plastics Packaging segment		$792.7
Divested businesses	$(95.7)
Effects of higher resin cost pass-throughs	24.1
The effects of changing foreign currency rates on net sales	21.0
The effects of sales volume, price and mix	9.7
Other	10.5

Total net effect on sales		(30.4)

2004 Net sales—Plastics Packaging segment		$762.3

Segment Operating Profit

        OI Group's Segment Operating Profit results (dollars in millions) for 2004 and 2003 are presented in the following table. The Plastics Packaging Segment Operating Profit amounts reflect the continuing operations, and therefore the results of the discontinued operations have been reclassified from the 2004 and 2003 amounts. In addition, certain Glass Container amounts from prior years have been reclassified to conform to current year presentation. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2004	2003
Glass Containers	$759.6	$658.8
Plastics Packaging	115.0	98.7
Eliminations and other retained items	(102.2)	(91.9)

        Segment Operating Profit of the Glass Containers segment for 2004 increased $100.8 million, or 15.3%, to $759.6 million, compared with Segment Operating Profit of $658.8 million for 2003.

        In Europe, Segment Operating Profit for 2004 increased $60.4 million over 2003. The newly acquired BSN business contributed $27.6 million of the increase. Stronger currency rates against the U.S. dollar for the European currencies also contributed to the growth in Segment Operating Profit. In addition, higher unit shipments over 2003 in combination with improved pricing and improved productivity also contributed to the growth. These increases were partially offset by higher energy costs. The Segment Operating Profit contribution from BSN for 2004 includes a reduction in gross profit of $31.1 million related to the impact of the acquisition step-up of BSN finished goods inventory as required by FAS No. 141.

        In North America, Segment Operating Profit for 2004 increased $5.7 million over 2003. The benefits of higher selling prices and a more favorable product sales mix were the principal reasons for the increase. These increases were partially offset by a number of unfavorable effects, including: (1) lower production to control inventories consistent with OI Group's working capital goals; (2) increased freight expense reflecting higher diesel fuel costs; and (3) a reduction in pension income. Also contributing to this decline was a 2% decline in unit shipments that was the result of the previously disclosed loss of a beverage customer. This decline in shipments of beverage containers was partially offset by increased shipments of containers for beer, wine, and liquor.

        In the Asia Pacific region, Segment Operating Profit for 2004 increased $11.8 million over 2003. The effects of overall improved pricing as well as increased unit shipments were partially offset by higher energy costs. The increased unit shipments primarily relate to higher shipments in Australia for containers for wine and beer and increased shipments in New Zealand.

        In South America, Segment Operating Profit for 2004 increased $22.9 million over 2003. The increase is primarily attributed to increased unit shipments during the year. Unit shipments were higher in Venezuela where shipments increased 30% over prior year and in Ecuador where shipments increased 34% over prior year. In addition to higher unit shipments, the increase is also attributed to a better product sales mix in Brazil as the sales mix moved away from lower margin exports.

        The change in Segment Operating Profit for the Glass Containers segment can be summarized as follows (dollars in millions):

2003 Segment Operating Profit—Glass Containers		$658.8
The effects of sales volume, price and mix	$107.3
Additional Segment Operating Profit from BSN businesses	27.6
The effect of changing foreign currency rates on Segment Operating Profit	27.0
Improved productivity and other manufacturing costs	3.7
Lower pension income	(25.2)
Higher energy costs	(22.8)
Increased warehouse and other manufacturing costs	(18.8)
Other	2.0

Total net effect on Segment Operating Profit		100.8

2004 Segment Operating Profit—Glass Containers		$759.6

        Segment Operating Profit of the Plastics Packaging segment for 2004 increased $16.3 million, or 16.5%, to $115.0 million compared to Segment Operating Profit of $98.7 million for 2003. The increase is primarily attributable to improved productivity and higher unit shipments. Also contributing to this increase was the non-recurrence of the third quarter of 2003 write-off of miscellaneous assets that were no longer being utilized. These increases were partially offset by higher delivery, warehouse, shipping and other manufacturing costs, as well as lower pension income.

        The change in Segment Operating Profit for the Plastics Packaging segment can be summarized as follows (dollars in millions):

2003 Segment Operating Profit—Plastics Packaging		$98.7
The effects of price, mix, sales volume and production volume	$7.4
The effect of improved productivity	7.0
The non-recurrence of a write-off of miscellaneous assets	4.0
Increased delivery, warehouse, shipping and other manufacturing costs	(3.6)
Lower pension income	(0.7)
Other	2.2

Total net effect on Segment Operating Profit		16.3

2004 Segment Operating Profit—Plastics Packaging		$115.0

        Eliminations and other retained items for 2004 were $10.3 million higher than for 2003. A reduction in pension income, higher legal and professional services costs in 2004 resulting in part from compliance with the Sarbanes-Oxley Act of 2002 and higher retention of property and casualty losses were the primary reasons for the increase. These increases were partially offset by lower spending on information systems costs as compared to prior year.

Interest Expense

        Interest expense increased to $474.9 million in 2004 from $429.8 million in 2003. Interest expense for 2004 included charges of $28.0 million for note repurchase premiums and $2.8 million for the write-off of unamortized finance fees related to debt that was repaid prior to its maturity. Interest expense for 2003 included charges of $13.2 million for note repurchase premiums and related write-off of unamortized finance fees and $1.3 million for the write-off of unamortized finance fees related to the reduction of available credit under OI Group's previous bank credit agreement. Exclusive of these items in both years, interest expense for 2004 was $28.8 million higher than in 2003. The higher interest in 2004 reflects additional interest as a result of higher debt related to the BSN Acquisition. Partially offsetting this increase were lower interest expense that was principally the result of savings from the December 2003 repricing of the secured credit agreement and approximately $21 million in interest savings as a result of OI Group's fixed-to-floating interest rate swap on a portion of its fixed-rate debt.

Provision for Income Taxes

        OI Group's effective tax rate from continuing operations for 2004 was 20.3%. Excluding the effects of items excluded from Segment Operating Profit discussed above, the additional interest charges for early retirement of debt and a tax benefit on an Australian tax consolidation, OI Group's effective tax rate from continuing operations for 2004 was 26.9%. OI Group's effective tax rate from continuing operations for 2003 was 198.3%. Excluding the effects of items excluded from Segment Operating Profit discussed above and the additional interest charges for early retirement of debt, OI Group's effective tax rate from continuing operations for 2003 was 27.9%. The lower effective tax rate in 2004 is principally due to a favorable change in the global mix of earnings.

Minority Share Owners' Interest in Earnings of Subsidiaries

        Minority share owners' interest in earnings of subsidiaries for 2004 was $32.9 million compared to $25.8 million for 2003. The increase in 2004 is primarily due to higher earnings for OI Group's subsidiaries in Venezuela, Colombia and Italy.

Earnings from Continuing Operations

        For 2004, OI Group recorded earnings from continuing operations of $256.4 million compared to a loss from continuing operations of $37.6 million for the year ended December 31, 2003. The after tax effects of the items excluded from Segment Operating Profit, the additional interest charges discussed above and the tax benefit on the Australian tax consolidation, increased or decreased earnings in 2004 and 2003 as set forth in the following table (dollars in millions).

	Net Earnings Increase (Decrease)
Description
	2004	2003
Gain on the sale of certain real property	$14.5	$—
Gain on a restructuring in the Italian Specialty Glass business	13.1
Gain from the mark to market effect of certain commodity futures contracts	3.2
A benefit for a tax consolidation in the Australian glass business	33.1
Note repurchase premiums and write-off of finance fees	(20.1)	(9.1)
Life insurance restructuring charge	(5.4)
Write-down of equity investment		(50.0)
Write-down of Plastics Packaging assets in the Asia Pacific region		(30.1)
Loss on the sale of long-term notes receivable		(37.4)
Loss on the sale of certain closures assets		(25.8)
Shutdown of the Milton, Ontario glass container factory		(19.5)
Shutdown of the Hayward, California glass container factory		(17.8)
Shutdown of the Perth, Australia glass container factory		(17.4)

Total	$38.4	$(207.1)

Executive Overview—Years ended December 2003 and 2002

        For the year ended December 31, 2003, OI Group reported a loss from continuing operations of $37.6 million, or $308.2 million higher than the year ended December 31, 2002 loss from continuing operations before cumulative effect of accounting change of $270.6 million.

        The following items reduced 2003 results as compared to 2002 results:

  •
  The write-down of plastics packaging assets in the Asia Pacific region that reduced earnings by $30.1 million ($43.0 million pretax)

  •
  The loss on the sale of long-term notes receivable that reduced earnings by $37.4 million ($37.4 million pretax)

  •
  The loss on the sale of certain closure assets that reduced earnings by $25.8 million ($41.3 million pretax)

  •
  The shutdown of three glass container factories in Hayward, California, Milton, Ontario and Perth, Australia that reduced earnings by $54.7 million ($72.5 million pretax)

  •
  The write-down of an equity investment that reduced earnings by $50.0 million ($50.0 million pretax)

  •
  Also affecting the 2003 results were the effects of higher natural gas costs, reduced pension income, continued price pressure in certain of OI Group's Plastics Packaging business, a national strike in Venezuela that lasted from December of 2002 until early 2003 and higher interest expense as further discussed below

        The 2003 results were increased as compared to the 2002 results by higher unit prices in most of OI Group's Glass Container segment, higher unit shipments of closures and the effects of changing foreign currency rates.

        A net loss of $698.3 million for 2003 includes a loss from discontinued operations of $660.7 million reflecting an impairment charge of $670.0 million to reduce the reported value of goodwill in the consumer products reporting unit. A net loss of $151.4 million for 2002 reflects earnings from discontinued operations of $38.0 million and a cumulative effect of accounting change of $460.0 million.

Results of Operations—Comparison of 2003 with 2002

Net Sales

        OI Group's net sales by segment (dollars in millions) for 2003 and 2002 are presented in the following table. The Plastics Packaging amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2003 and 2002 amounts. For further information, see Segment Information included in Note 20 to the Consolidated Financial Statements.

	2003	2002
Glass Containers	$4,182.9	$3,875.2
Plastics Packaging	792.7	746.0

Segment and consolidated net sales	$4,975.6	$4,621.2

        Consolidated net sales for 2003 increased $354.4 million, or 7.7%, to $4,975.6 million from $4,621.2 million for 2002.

        Net sales of the Glass Containers segment increased $307.7 million, or 7.9%, over 2002. In North America, a $22.1 million decrease in sales was primarily attributed to a 4.9% reduction in unit shipments. Overall cool and damp weather conditions in the United States and Canada during the spring and summer caused lower demand, principally for beer containers. The North American glass container business also had lower unit shipments of containers for food and beverages, principally juice and teas, as certain of these products continued to convert to plastic packaging. The effects of changing foreign currency exchange rates increased reported U.S. dollar sales of the segment's operations in Canada by approximately $19 million. The combined U.S. dollar sales of the segment's operations outside of North America increased $329.8 million over 2002. The effects of changing foreign currency exchange rates increased reported U.S. dollar sales of the segment's operations in Europe and the Asia

        Pacific region by approximately $253 million and decreased reported U.S. dollar sales of the segment's operations in South America by approximately $29 million. The increase was also partially attributed to a 7% increase in unit shipments and higher prices in the European businesses (principally in Italy and the United Kingdom), higher prices in South America and the Asia Pacific region, and increased unit shipments in Brazil. Overall unit shipments in the Asia Pacific region were about equal to unit shipments for 2002. These increases were partially offset by a less favorable sales mix in the Asia Pacific region and lower unit shipments throughout most of South America, excluding Brazil, and from the effects of a national strike in Venezuela that began in early December 2002 and ended in early 2003. The strike caused energy supply curtailments that forced OI Group to temporarily idle its two plants in the country, adversely affecting net sales by approximately $20 million. The effects of the strike primarily impacted the first quarter of 2003.

        The change in net sales for the Glass Containers segment can be summarized as follows (dollars in millions):

2002 Net sales—Glass Containers segment		$3,875.2
The effects of sales volume, price and mix	$101.6
The effects of the national strike in Venezuela	(20.9)
The effects of changing foreign currency rates on net sales in Europe, Asia Pacific and Canada	271.7
The effects of changing foreign currency rates on net sales in South America	(29.3)
Other	(15.4)

Total net effect on sales		307.7

2003 Net sales—Glass Containers segment		$4,182.9

        Net sales of the Plastics Packaging segment increased $46.7 million, or 6.3%, over 2002. Unit shipments increased by approximately 10.9% overall, led by increased shipments of closures for beverages, food, juices and healthcare. These increases were offset by lower selling prices in most of the segment's businesses and the absence of sales from the closure assets divested in November of 2003. The effects of higher resin cost pass-throughs increased sales for 2003 by approximately $19.7 million compared with 2002.

        The change in net sales for the Plastics Packaging segment can be summarized as follows (dollars in millions):

2002 Net sales—Plastics Packaging segment		$746.0
The effect of sales volume, price and mix	$17.8
Divested businesses	(15.3)
Effects of higher resin cost pass-throughs	19.7
The effects of changing foreign currency rates on net sales the Asia Pacific region	26.4
Other	(1.9)

Total net effect on sales		46.7

2003 Net sales—Plastics Packaging segment		$792.7

Segment Operating Profit

        OI Group's Segment Operating Profit results (dollars in millions) for 2003 and 2002 are presented in the following table. The Plastics Packaging Segment Operating Profit amounts reflect the continuing operations, and therefore the results of the discontinued operations have been reclassified from the 2003 and 2002 amounts. In addition, certain Glass Container amounts from prior years have been reclassified to conform to current year presentation. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2003	2002
Glass Containers	$658.8	$709.0
Plastics Packaging	98.7	136.0
Eliminations and other retained items	(91.9)	(83.1)

        Segment Operating Profit of the Glass Containers segment for 2003 decreased $50.2 million, or 7.1%, to $658.8 million, compared with Segment Operating Profit of $709.0 million for 2002. In North America, Segment Operating Profit for 2003 decreased $107.7 million from 2002. The decrease resulted from higher energy costs of $45.5 million, lower pension income of approximately $32 million and lower unit shipments, particularly beer containers, resulting primarily from overall cool and damp weather conditions in the United States and Canada during the spring and summer, partially offset by higher unit pricing compared to 2002. OI Group also took extended Thanksgiving and Christmas shutdowns at its U.S. factories to reduce inventory. The combined U.S. dollar Segment Operating Profit of the segment's operations outside North America increased $57.5 million over 2002. The increase was attributed to increased unit shipments, improved productivity, and higher prices in the European businesses (principally in Italy and the United Kingdom), higher pricing in South America and the Asia Pacific region and increased shipments in Brazil. These increases were partially offset by increased energy costs totaling $34.9 million in Europe, South America and the Asia Pacific region, a less favorable sales mix in the Asia Pacific region, lower unit shipments throughout most of South America, except Brazil, and the effects of a national strike in Venezuela that began in early December 2002. The strike caused energy supply curtailments that forced OI Group to temporarily idle its two plants in the country, adversely affecting Segment Operating Profit by approximately $10 million. The effects of the strike primarily impacted the first quarter of 2003. In addition, the effects of changing foreign currency exchange rates increased reported U.S. dollar Segment Operating Profit of the segment's operations in Europe and the Asia Pacific region by approximately $43 million and decreased reported U.S. dollar Segment Operating Profit of the segment's operations in South America by approximately $6 million.

        The change in Segment Operating Profit for the Glass Containers segment can be summarized as follows (dollars in millions):

2002 Segment Operating Profit—Glass Containers		$709.0
The effects of sales volume, price and mix	$64.4
Increased warehouse and other manufacturing costs	(24.4)
Higher energy costs	(80.4)
Lower pension income in North America	(31.9)
Lower pension income in Europe and the Asia Pacific region	(7.2)
The effects of the national strike in Venezuela	(10.1)
The effects of changing foreign currency rates on Segment Operating Profit in Europe and Asia Pacific	42.6
The effects of changing foreign currency rates on Segment Operating Profit in South America	(5.9)
Other	2.7

Total net effect on Segment Operating Profit		(50.2)

2003 Segment Operating Profit—Glass Containers		$658.8

        Segment Operating Profit of the Plastics Packaging segment for 2003 decreased $37.3 million, or 27.4%, to $98.7 million compared to Segment Operating Profit of $136.0 million for 2002. Unit shipments increased by approximately 10.9% overall, led by increased shipments of closures for beverages, food, juices and healthcare. However, the change in product mix and lower selling prices for most of the segment's businesses more than offset the effects of increased shipments. Other factors that unfavorably affected Segment Operating Profit in 2003 compared to 2002 were: (1) reduced Segment Operating Profit of $14.5 million for the segment's advanced technology systems business, as a major customer discontinued production in the U.S. and relocated that production to Singapore; (2) the write-off of $4.0 million of miscellaneous assets that were no longer being utilized and (3) lower pension income of approximately $4.4 million.

        The change in Segment Operating Profit for the Plastics Packaging segment can be summarized as follows (dollars in millions):

2002 Segment Operating Profit—Plastics Packaging		$136.0
The effects of price and volume	$(7.5)
Increased delivery, warehouse, shipping and other manufacturing costs	(5.5)
Lower pension income	(4.4)
Effects of a customer relocating to Singapore	(14.5)
The write-off of miscellaneous assets	(4.0)
Other	(1.4)

Total net effect on Segment Operating Profit		(37.3)

2003 Segment Operating Profit—Plastics Packaging		$98.7

        Eliminations and other retained items for 2003 were $8.8 million higher than for 2002. The principal reasons for the higher costs were: (1) $4.6 million reduction in pension income; (2) the write-off of software initiatives that OI Group decided not to pursue; and (3) accelerated amortization of certain information system assets scheduled for replacement in 2004.

        Consolidated Segment Operating Profit for 2003 was $665.6 million and excluded the following: (1) a charge of $50.0 million for the write-down of an equity investment in a soda ash mining operation; (2) a charge of $43.0 million for the write-down of Plastics Packaging assets in the Asia Pacific region; (3) a loss of $41.3 million on the sale of certain closures assets; (4) a loss of $37.4 million from the sale of long-term notes receivable; and (5) capacity curtailment charges totaling $72.5 million which includes $28.5 million for the permanent closure of the Hayward, California glass container factory, $23.9 million for the shutdown of the Perth, Australia glass container factory and $20.1 million for the shutdown of the Milton, Ontario glass container factory. These items, which are all discussed further below, were excluded from Segment Operating Profit because management considered them not representative of ongoing operations. Consolidated Segment Operating Profit for 2002 was $761.9 million.

Interest Expense

        Interest expense increased to $429.8 million in 2003 from $372.2 million in 2002. Interest expense for 2003 included charges of $13.2 million for note repurchase premiums and related write-off of unamortized finance fees and $1.3 million for the write-off of unamortized finance fees related to the reduction of available credit under OI Group's previous bank credit agreement. Interest expense for 2002 included a charge of $9.1 million for early extinguishment of debt which was reclassified from extraordinary items as required by FAS No. 145. For more information, see Note 16 to the Consolidated Financial Statements. Exclusive of these items in both years, interest expense for 2003 was $52.2 million higher than in 2002. The higher interest expense in 2003 was mainly due to the issuance of fixed rate notes totaling $1.625 billion in 2002 and $900 million in May 2003. The proceeds from the notes were used to repay lower cost, variable rate debt borrowed under OI Group's secured credit agreement. Higher debt levels in 2003 also contributed to the increase. Lower interest rates in 2003 on OI Group's remaining variable rate debt partially offset the increase.

Provision for Income Taxes

        OI Group's effective tax rate from continuing operations for 2003 was 198.3%. Excluding the effects of items excluded from Segment Operating Profit discussed above and the additional interest charges for early retirement of debt, OI Group's effective tax rate from continuing operations for 2003 was 27.9%. OI Group's effective tax rate from continuing operations for 2002 was 28.2%. Excluding the effects of items excluded from Segment Operating Profit discussed above and the additional interest charges for early retirement of debt, OI Group's effective tax rate from continuing operations for 2002 was 28.4%. The lower effective tax rate in 2003 is principally due to a change in Italian tax laws, including a rate decrease that was enacted late in the fourth quarter of 2003.

Minority Share Owners' Interest in Earnings of Subsidiaries

        Minority share owners' interest in earnings of subsidiaries for 2003 was $25.8 million compared to $25.5 million for 2002.

Earnings from Continuing Operations

        For 2003, OI Group recorded a net loss from continuing operations of $37.6 million compared to earnings from continuing operations before cumulative effect of accounting change of $270.6 million for the year ended December 31, 2002. The after tax effects of the items excluded from Segment Operating Profit and the additional interest charges discussed above, increased or decreased earnings in 2003 and 2002 as set forth in the following table (dollars in millions).

	Net Earnings Increase (Decrease)
Description
	2003	2002
Write-down of equity investment	$(50.0)	$—
Write-down of Plastics Packaging assets in the Asia Pacific region	(30.1)
Loss on the sale of long-term notes receivable	(37.4)
Loss on the sale of certain closures assets	(25.8)
Shutdown of the Milton, Ontario glass container factory	(19.5)
Shutdown of the Hayward, California glass container factory	(17.8)
Shutdown of the Perth, Australia glass container factory	(17.4)
Note repurchase premiums and write-off of finance fees	(9.1)	(5.7)

Total	$(207.1)	$(5.7)

Acquisition of BSN Glasspack, S.A.

        On June 21, 2004, OI Group completed the BSN Acquisition. Total consideration for the BSN Acquisition was approximately $1.3 billion, including the assumption of approximately $650 million of debt, a portion of which was refinanced in connection with the BSN Acquisition. BSN was the second largest glass container manufacturer in Europe with manufacturing facilities in France, Spain, Germany and the Netherlands. The BSN Acquisition was financed with borrowings under OI Group's Second Amended and Restated Secured Credit Agreement (see Note 5). In order to secure the European Commission's approval, OI Group committed to divest the Barcelona, Spain, and Corsico, Italy glass plants. OI Group completed the sale of these plants in January 2005 and received cash proceeds of approximately €138.2 million.

        The BSN Acquisition was part of OI Group's overall strategy to improve its presence in the European market in order to better serve the needs of its customers throughout the European region and to take advantage of synergies in purchasing and cost reductions. This integration strategy should lead to significant improvement in earnings from the European operations by the end of 2006. Certain actions contemplated by the integration strategy may require additional accruals that will increase goodwill or result in additional charges to operations. As of December 31, 2004, OI Group has determined to reduce capacity in one of the acquired plants. During the first half of 2005, OI Group expects to conclude the evaluation of its acquired capacity.

        The total purchase cost of approximately $1.3 billion will be allocated to the tangible and identifiable intangible assets and liabilities based upon their respective fair values. Such allocations will be based upon valuations which have not been finalized. Accordingly, the allocation of the purchase consideration included in the accompanying Condensed Consolidated Balance Sheet at December 31, 2004, is preliminary and includes €577.6 million ($786.6 million at December 31, 2004 exchange rate) of goodwill representing the unallocated portion of the purchase price. OI Group expects that the valuation process will be completed no later than the second quarter of 2005. The accompanying Condensed Consolidated Results of Operations for the year ended December 31, 2004, included six months and ten days of BSN operations.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on June 21, 2004, translated from Euros into dollars at the exchange rate on that date. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed (dollars in millions):

June 21, 2004
Inventories	$294.7
Accounts receivable	197.8
Other current assets (excluding cash acquired)	31.8

Total current assets	524.3
Goodwill	696.0
Other long-term assets	121.5
Net property, plant and equipment	670.9

Assets acquired	$2,012.7
Accounts payable and other current liabilities	(410.6)
Other long-term liabilities	(334.6)

Aggregate purchase costs	$1,267.5

        The assets above include $71.1 million of estimated intangible assets related to customer relationships, which will be amortized over the next 8 to 12 years. The liabilities above include $72.7 million for the initial estimated costs of certain actions discussed above, substantially all of which relates to employee termination costs and related fringe benefits.

Discontinued Operations

        On October 7, 2004, OI Group announced that it had completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company.

        Cash proceeds of approximately $1.2 billion were used to repay term loans under the Credit Agreement. The sale agreement included a post-closing purchase price adjustment based on changes in certain working capital components and certain other assets and liabilities of the business. Because the level of working capital declined during the several months prior to closing, primarily due to seasonal factors, OI Group expects that an amount will be payable to Graham Packaging under this price adjustment provision. The process for determining the amount payable to Graham Packaging has not been completed, however, OI Group expects that it will not have a material effect upon results of operations or cash flows.

        Included in the sale were 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries. The blow-molded plastic container operations were part of the consumer products business unit of the plastics packaging segment.

        As required by FAS No. 144, OI Group has presented the results of operations for the blow-molded plastic container business in the Consolidated Results of Operations for the years ended December 31, 2004, 2003 and 2002 as a discontinued operation. Interest expense was allocated to discontinued operations based on debt that was required to be repaid from the proceeds. Amounts for the prior periods have been reclassified to conform to this presentation.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the condensed consolidated results of operations for the periods indicated (dollars in millions):

	Year ended December 31,
	2004	2003	2002
Revenues:
Net sales	$875.3	$1,083.4	$1,019.2
Other revenue	7.7	9.0	9.7

	883.0	1,092.4	1,028.9
Costs and expenses:
Manufacturing, shipping and delivery	754.6	949.3	840.5
Research, development and engineering	16.0	20.2	22.4
Selling and administrative	23.7	33.8	30.7
Interest	45.1	60.8	64.9
Other	22.9	681.0	6.7

	862.3	1,745.1	965.2

Earnings (loss) before items below	20.7	(652.7)	63.7
Provision for income taxes	27.1	8.0	25.7
Gain on sale of discontinued operations	70.4

Net earnings (loss) from discontinued operations	$64.0	$(660.7)	$38.0

        Other costs and expenses for the year ended December 31, 2003 includes an impairment charge of $670.0 million to reduce the reported value of goodwill in the consumer products reporting unit, all of which was attributable to the discontinued operations.

        The sale of the blow-molded plastic business resulted in a substantial capital loss, primarily related to previous goodwill write downs that were not deductible when recorded. The gain on the sale of discontinued operations of $70.4 million includes a credit for income taxes of $39.7 million, representing the tax benefit from offsetting a portion of the loss against otherwise taxable capital gains.

        The condensed consolidated balance sheet at December 31, 2003 included the following assets and liabilities related to the discontinued operations (dollars in millions):

Balance at December 31, 2003
Assets:
Inventories	$155.0
Accounts receivable	112.1
Other current assets	14.8

Total current assets	281.9
Goodwill	151.1
Other long-term assets	79.2
Net property, plant and equipment	729.2

Total assets	$1,241.4

Liabilities:
Accounts payable and other current liabilities	$103.0
Other long-term liabilities	64.0

Total liabilities	$167.0

2004 Non-operational Items

Mark to Market of Hedge Contracts

        OI Group uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in cash flows from future market price movements. OI Group continually evaluates the natural gas market with respect to its future usage requirements. OI Group generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months.

        As discussed further below, prior to December 31, 2004, OI Group accounted for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that was designated as, and met the required criteria for, a cash flow hedge was recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that was deemed to be ineffective was recognized in current earnings.

        During the fourth quarter of 2004, OI Group determined that the commodity futures contracts described above did not meet all of the documentation requirements to qualify for special hedge accounting treatment and began to recognize all changes in fair value of these contracts in current earnings. The total unrealized pretax gain recorded in 2004 was $4.9 million ($3.2 million after tax). This change had no effect upon OI Group's cash flows.

Plastics Packaging Assets

        In August of 2003, OI Group initiated a review of its Plastics Packaging assets in the Asia Pacific region. The review was completed during the fourth quarter of 2003. OI Group used a combination of estimated divestment cash flows, which included bid prices from potential purchasers, and partial liquidation values for certain assets to determine the net realizable values of the assets. OI Group compared the estimated net realizable values to the book values of the asset and determined that an asset impairment existed. As a result, OI Group recorded a charge of $43.0 million ($30.1 million after tax) to write-down the assets to realizable values. Certain of the plastics businesses in the Asia Pacific region operate in highly competitive markets leading to reduced profit margins. In addition, OI Group's PET container business has lost a significant amount of business in the past few years. The reduced business and overall excess capacity in the industry has caused a reduction in the overall value of the business.

        During 2004, OI Group completed the sale of a portion of this business and is continuing to evaluate prospective buyers for the remaining businesses. OI Group does not expect to record any further material losses related to this business.

2003 Non-operational Items

Sale of Long-term Notes Receivable

        On July 11, 2003, OI Group received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable. The notes were received from Ardagh in 1999 by OI Group's wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc. The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances. The proceeds from the sale of the notes were used to reduce outstanding borrowings under OI Group's secured credit agreement. The notes were sold at a discount of approximately 22.6 million British pounds sterling. The resulting loss of US$37.4 million (US$37.4 million after tax) was included in the results of operations of the second quarter of 2003.

Capacity Curtailments

        Over the last several years, OI Group has significantly improved its overall worldwide glass container labor and machine productivity, as measured by output produced per man-hour. By applying its technology and worldwide best practices, OI Group has been able to significantly increase the daily output of glass-forming machines. As a result of these increases in productivity, OI Group has had to close glass plants in order to keep its capacity in balance with required production volumes.

        In August 2003, OI Group announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June following a major leak in its only glass furnace. As a result, OI Group recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in the third quarter of 2003.

        The closing of this factory resulted in the elimination of approximately 170 jobs and a corresponding reduction in OI Group's workforce. OI Group expects that a substantial portion of the closing costs will be paid out by the end of 2005.

        In November 2003, OI Group announced the permanent closing of its Milton, Ontario glass container factory. This closing was part of an effort to bring capacity and inventory levels in line with anticipated demand. As a result, OI Group recorded a capacity curtailment charge of $20.1 million ($19.5 million after tax) in the fourth quarter of 2003.

        The closing of this factory in November 2003 resulted in the elimination of approximately 150 jobs and a corresponding reduction in OI Group's workforce. OI Group expects that the majority of the closing costs will be paid out by the end of 2005.

        In December 2003, OI Group announced the permanent closing of its Perth, Australia glass container factory. This closing was part of an effort to reduce overall capacity in Australia and bring inventory levels in line with anticipated demand. The Perth plant's western location and small size contributed to the plant being a higher cost facility that was no longer economically feasible to operate. As a result, OI Group recorded a capacity curtailment charge of $23.9 million ($17.4 million after tax) in other costs and expenses in the results of operations for 2003.

        The closing of this factory in December 2003 resulted in the elimination of approximately 107 jobs and a corresponding reduction in OI Group's workforce. The majority of the closing costs were paid out by the end of 2004.

Sale of Certain Closures Assets

        During the fourth quarter of 2003, OI Group completed the sale of its assets related to the production of plastic trigger sprayers and finger pumps. Included in the sale were manufacturing facilities in Bridgeport, Connecticut and El Paso, Texas, in addition to related production assets at the Erie, Pennsylvania plant. As a result of the sale, OI Group recorded a loss of $41.3 million ($25.8 million after tax) in the third and fourth quarters of 2003. The net cash proceeds from the sale of approximately $44 million, including liquidation of related working capital, were used to reduce debt.

        OI Group's decision to sell its assets related to the production of plastic trigger sprayers and finger pumps was consistent with its objectives to improve liquidity and to focus on its core businesses.

Write-down of Equity Investment

        During the fourth quarter of 2003, OI Group determined that the value of its 25% investment in a North American soda ash mining operation was impaired and not likely to recover. Increasing global competition and recent development of foreign sources of soda ash have created significant excess capacity in that industry. The resulting competitive environment caused management of the soda ash mining operation to significantly lower its projections of earnings and cash flows. Following an evaluation of future estimated earnings and cash flows, OI Group determined that its carrying value should be written down to estimated fair value and recorded a $50 million charge in the fourth quarter which substantially reduced the carrying value of this equity method investment.

Capital Resources and Liquidity

Current and Long-Term Debt

        OI Group's total debt at December 31, 2004 was $5.36 billion, compared to $5.43 billion at December 31, 2003. The decrease in the total debt from 2003 to 2004 was primarily the result of increased cash provided by operating activities, as discussed further below, partially offset by higher capital spending as a result of OI Group's announced investment in a new glass container manufacturing plant in the U.S. The 2004 debt was also affected by several large transactions during the year. The June 21, 2004 acquisition of BSN discussed above increased debt by $1.360 billion and the October 7, 2004 divestiture of the blow-molded plastic container business discussed above reduced debt by $1.191 billion. In addition, on October 13, OI Group received $81.8 million in cash proceeds from the sale of its 20% equity interest in Consol Limited of South Africa, which was used to further reduce outstanding term debt. In 2004, OI Group also incurred debt of $105.4 million for finance fees and repurchase premiums related to the financing of the BSN Acquisition, the refinancing of the BSN Senior Subordinated Notes and the refinancing of OI Inc.'s Senior Notes due 2005.

        On October 7, 2004, in connection with the sale of OI Group's blow-molded plastic container operations, OI Group's subsidiary borrowers entered into the Third Amended and Restated Secured Credit Agreement (the "Credit Agreement"). The proceeds from the sale were used to repay C and D term loans and a portion of the B1 term loan outstanding under the previous agreement. At December 31, 2004, the Credit Agreement includes a $600.0 million revolving credit facility and a

$315.0 million A1 term loan, each of which has a final maturity date of April 1, 2007. It also includes a $226.8 million B1 term loan, and $190.6 million C1 term loan, and a €47.5 million C2 term loan, each of which has a final maturity date of April 1, 2008. The Credit Agreement eliminated the provisions related to the C3 term loan that was canceled on August 19, 2004. The Credit Agreement also permits OI Group, at its option, to refinance certain of its outstanding notes and debentures prior to their scheduled maturity.

        At December 31, 2004, OI Group's subsidiary borrowers had unused credit of $404.8 million available under the Credit Agreement.

        The weighted average interest rate on borrowings outstanding under the Credit Agreement at December 31, 2004 was 5.09%. Including the effects of cross-currency swap agreements related to borrowings under the Credit Agreement by OI Group's Australian, European and Canadian subsidiaries, as discussed in Note 8, the weighted average interest rate was 5.40%.

        The Credit Agreement contains covenants and provisions that, among other things, restrict the ability of OI Group and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Credit Agreement contains financial covenants that require OI Group to maintain specified financial ratios and meet specified tests based upon financial statements of OI Group and its subsidiaries on a consolidated basis, including minimum fixed charge coverage ratios, maximum leverage ratios and specified capital expenditure tests.

        As part of the BSN Acquisition, OI Group assumed the senior subordinated notes of BSN. The 10.25% senior subordinated notes were due August 1, 2009 and had a face amount of €140.0 million at the acquisition date and were recorded at the acquisition date at a fair value of €147.7 million. The 9.25% senior subordinated notes were due August 1, 2009 and had a face amount of €160.0 million at the acquisition date and were recorded at the acquisition date at a fair value of €168.0 million. The majority of these notes were repurchased in the fourth quarter of 2004 as discussed below.

        During December 2004, a subsidiary of OI Group issued Senior Notes totaling $400.0 million and Senior Notes totaling €225.0 million. The notes bear interest at 6.75%, and are due December 1, 2014. Both series of notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. The indentures for both series of notes have substantially the same restrictions as the previously issued 7.75%, 8.875% and 8.75% Senior Secured Notes and 8.25% Senior Notes. The issuing subsidiary used the net proceeds from the notes of approximately $680.0 million in addition to borrowings under the Credit Agreement to purchase in a tender offer $237.6 million of OI Inc.'s $350.0 million 7.15% Senior Notes due 2005, €159.6 million of the €160.0 million 9.25% BSN notes due 2009 and €127.3 million of the €140.0 million 10.25% BSN notes due 2009. As part of the issuance of these notes and the related tender offer, OI Group recorded in the fourth quarter of 2004 additional interest charges of $28.3 million for note repurchase premiums and the related write-off of unamortized finance fees.

        During May 2003, a subsidiary of OI Group issued Senior Secured Notes totaling $450.0 million and Senior Notes totaling $450.0 million. The notes bear interest at 7.75% and 8.25%, respectively, and are due May 15, 2011 and May 15, 2013, respectively. Both series of notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. In addition, the assets of substantially all of OI Group's domestic subsidiaries are pledged as security for the Senior Secured Notes. The indentures for the 7.75% Senior Secured Notes and the 8.25% Senior Notes have substantially the same restrictions as the previously issued 8.875% and 8.75% Senior Secured Notes. The issuing subsidiary used the net proceeds from the notes of approximately $880.0 million to purchase in a tender offer $263.5 million of OI Inc.'s $300.0 million 7.85% Senior Notes due 2004 and repay borrowings under the previous credit agreement. As part of the issuance of these notes and the related tender offer, OI Group recorded in the second quarter of 2003 additional interest charges of $13.2 million for note repurchase premiums and the related write-off of unamortized finance fees and $3.6 million, of which $2.3 million was allocated to discontinued operations, for the write-off of unamortized finance fees related to the reduction of available credit under the previous credit agreement.

        The Senior Secured and Senior Notes that were issued during the past three years were part of OI Group's plan to improve financial flexibility by issuing long-term fixed rate debt, as well as refinance existing fixed rate debt that was nearing maturity. While this strategy extended the maturity of OI Group's debt, long-term fixed rate debt increases the cost of borrowing compared to shorter term, variable rate debt. OI Group does not intend to continue to refinance variable rate debt with new fixed rate issuances, but will continue to issue long-term fixed rate debt in order to repay existing fixed rate debt that is nearing maturity.

Cash Flows

        For 2004, cash provided by continuing operating activities was $718.3 million compared with $497.4 million for 2003, an improvement of $220.9. Cash provided by the change in components of working capital for 2004 was $180.9 million compared to a use of cash of $40.5 million for 2003. Inventories in North American glass container operations were lower than prior year as a result of tighter management of inventory levels as part of OI Group's overall focus on working capital improvement. Inventory levels in the Australian and European glass container operations, excluding the BSN Acquisition, were also lower, as compared to the prior year. These lower inventories along with lower accounts receivable, excluding the BSN acquisition and changes in foreign currency rates, are part of OI Group's focus on working capital management to improve cash flow.

        For the year ended December 31, 2004, OI Group paid $548.8 million in cash interest, including note repurchase premiums, compared with $458.8 million, including note repurchase premiums, for 2003. The increase in cash interest paid is primarily due to the additional interest related to the BSN Acquisition. The interest expense related to the divested blow-molded plastic container business has been reclassified to discontinued operations. This increase was partially offset by lower overall interest rates from the December 2003 repricing of the Credit Agreement and from interest savings resulting from OI Group's fixed-to-floating interest rate swap program, as discussed further below, which reduced interest expense by approximately $21 million.

        OI Inc. has substantial obligations related to semiannual interest payments on $1.2 billion of outstanding public debt securities. In addition, OI Inc. pays aggregate annual dividends of $21.5 million on 9,050,000 share of its $2.375 convertible preferred stock. OI Inc. also makes, and expects in the future to make, substantial indemnity payments and payments for legal fees and expenses in connection with asbestos-related lawsuits and claims. OI Inc.'s asbestos-related payments for 2004 were $190.1 million down from $199.0 million for 2003. OI Inc. expects that its total asbestos-related payments will be moderately lower in 2005 compared to 2004. OI Inc. relies primarily on distributions from OI Group to meet these obligations. Based on OI Inc.'s expectations regarding future payments for lawsuits and claims, and also based on OI Group's expected operating cash flow, OI Group believes that the payments to OI Inc. for any deferred amounts of previously settled or otherwise determined lawsuits and claims, and the resolution of presently pending and anticipated future lawsuits and claims associated with asbestos, will not have a material adverse effect upon OI Group's liquidity on a short-term or long-term basis.

        For 2004, OI Group's capital spending for additions to property, plant and equipment (continuing operations) was $436.7 million compared with $344.4 million for 2003. The increase is principally related to capital spending at the acquired BSN facilities and the new glass container plant being built in Windsor, Colorado. OI Group continues to focus on reducing capital spending and improving its return on invested capital by improving capital efficiency. OI Group expects to reduce its capital spending on existing facilities during 2005 by limiting the number of expansion projects and only undertaking projects with relatively short payback periods.

        For 2004, OI Group received proceeds of $1,430.9 million from divestitures and other asset sales compared with $66.7 million in 2003. Included in 2004 were the following items (dollars in millions):

Sale of the blow-molded plastics business	$1,191.0
Sale of the 20% investment in Consol Glass	81.8
Restructuring in the Italian Specialty Glass business	42.4
Sale of a portion of the Australian plastics business	53.4
Sale of certain real property	25.2
Other asset sales	37.1

Total proceeds from divestitures and other asset sales	$1,430.9

        Included in 2003 was approximately $44 million from the divestiture of certain closures assets as discussed above.

        OI Group paid $34.4 million in finance fees in 2004 for the issuance of the notes as well as the refinancing of the Credit Agreement. During 2004, OI Group also paid and expensed $28.0 million of tender offer premiums. For 2003, OI Group paid $44.5 million in finance fees related to the issuance of the Senior Secured and Senior Notes discussed above as well as the refinancing of the Credit Agreement. During 2003, OI Group also paid and expensed $13.2 million of tender offer premiums.

        For 2004, OI Group paid $25.9 million related to debt hedging activity compared to $123.1 million in 2003. As discussed further below, OI Group's strategy is to use currency and interest rate swaps to convert U.S. dollar borrowings by OI Group's international subsidiaries, principally in Australia, into local currency borrowings. The decrease from prior year is largely due to a significantly smaller decline in the U.S. dollar against the foreign currencies during 2004 as well as lower amounts that were hedged during the year.

        OI Group anticipates that cash flow from its operations and from utilization of credit available under the Credit Agreement will be sufficient to fund its operating and seasonal working capital needs, debt service and other obligations on a short-term and long-term basis including payments to OI Inc., described above.

Contractual Obligations and Off-Balance Sheet Arrangements

        The following information summarizes OI Group's significant contractual cash obligations at December 31, 2004 (dollars in millions).

	Payments due by period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Contractual cash obligations:
Long-term debt	$5,342.7	$173.3	$700.8	$1,729.2	$2,739.4
Capital lease obligations	3.6	1.0	1.0	0.8	0.8
Operating leases	270.6	88.5	105.9	51.5	24.7
Contractual purchase obligation	50.5	39.7	10.8
Interest	2,697.4	411.7	799.1	660.9	825.7
Pension benefit plan contributions	37.3	37.3
Postretirement benefit plan benefit payments	243.5	32.3	47.6	46.1	117.5

Total contractual cash obligations	$8,645.6	$783.8	$1,665.2	$2,488.5	$3,708.1

	Amount of commitment expiration per period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Other commercial commitments:
Standby letters of credit	$165.1	$165.1
Guarantees	9.0				$9.0

Total commercial commitments	$174.1	$165.1	$—	$—	$9.0

Accounts Receivable Securitization Program

        As part of the BSN Acquisition, OI Group acquired a trade accounts receivable securitization program through a BSN subsidiary, BSN Glasspack Services. The program was entered into by BSN in order to provide lower interest costs on a portion of its financing. In November 2000, BSN created a securitization program for its trade receivables through a sub-fund (the "fund") created in accordance with French Law. This securitization program, co-arranged by Credit Commercial de France (HSBC-CCF), and Gestion et Titrisation Internationales ("GTI") and managed by GTI, provides for an aggregate securitization volume of up to €210 million.

        Under the program, BSN Glasspack Services is permitted to sell receivables to the fund until November 5, 2006. According to the program, subject to eligibility criteria, certain, but not all, receivables held by the BSN Glasspack Services are sold to the fund on a weekly basis. The purchase price for the receivables is determined as a function of the book value and the term of each receivable and a Euribor three-month rate increased by a 1.51% margin. A portion of the purchase price for the receivables is deferred and paid by the fund to BSN Glasspack Services only when receivables are collected or at the end of the program. This deferred portion varies based on the status and updated collection history of BSN Glasspack Services' receivable portfolio.

        The transfer of the receivables to the fund is deemed to be a sale for accounting principles generally accepted in the United States ("U.S. GAAP") purposes. The fund assumes all collection risk on the receivables and the transferred receivables have been isolated from BSN Glasspack Services and are no longer controlled by BSN Glasspack Services. The total securitization program cannot exceed €210 million ($286.0 million at December 31, 2004). At December 31, 2004, OI Group had $207.0 million of receivables that were sold in this program. For the period from June 21, 2004 through December 31, 2004, OI Group received $795.9 million from the sale of receivables to the fund and paid interest of approximately $3.6 million.

        BSN Glasspack Services continues to service, administer and collect the receivables on behalf of the fund. This service rendered to the fund is invoiced to the fund at a normal market rate.

Critical Accounting Estimates

        OI Group's analysis and discussion of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. OI Group evaluates these estimates and assumptions on an ongoing basis, including but not limited to those related to pension benefit plans and goodwill. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates. The impact and any associated risks related to estimates and assumptions are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the Notes to the Consolidated Financial Statements, if applicable, where estimates and assumptions affect OI Group's reported and expected financial results.

        OI Group believes that accounting for pension benefit plans and goodwill involves the more significant judgments and estimates used in the preparation of its consolidated financial statements.

Pension Benefit Plans

        The determination of pension obligations and the related pension expense or credits to operations involves significant estimates. The most significant estimates are the discount rate used to calculate the actuarial present value of benefit obligations and the expected long-term rate of return on assets used in calculating the pension charges or credits for the year. OI Group uses discount rates based on yields of highly rated fixed income debt securities at the end of the year. At December 31, 2004, the weighted average discount rate for all plans was 5.5%. OI Group uses an expected long-term rate of return on assets that is based on both past performance of the various plans' assets and estimated future performance of the assets. Due to the nature of the plans' assets and the volatility of debt and equity markets, results may vary significantly from year to year. For example, actual returns were negative for each of the years 2000-2002 while the return was over 20% for 2003 and exceeded 18% in 2004. OI Group refers to average historical returns over longer periods (up to 10 years) in determining its expected rates of return because short-term fluctuations in market values do not reflect the rates of return OI Group expects to achieve based upon its long-term investing strategy. For 2004, OI Group used a weighted average expected long-term rate of return on pension assets of approximately 8.4% compared to 8.7% for the year ended December 31, 2003. OI Group recorded pension expense totaling approximately $8.7 million for 2004 and pretax pension credits of $29.9 million for 2003 from its principal defined benefit pension plans. The lower pretax credits to earnings in 2004 are principally attributable to a lower asset base, higher amortization of previous actuarial losses and generally lower discount rates (6.10% for 2004 compared with 6.52% for 2003). Depending on international exchange rates and including BSN for the full year, OI Group expects to record approximately $3.2 million of pension expense for the full year of 2005, compared with expense of $6.3 million for continuing operations ($8.7 million total) in 2004.

        Future effects on reported results of operations depend on economic conditions and investment performance. For example, a one-half percentage point change in the actuarial assumption regarding the expected return on assets would result in a change of approximately $18 million in pretax pension expense for the full year 2005. In addition, changes in external factors, including the fair values of plan assets and the discount rates used to calculate plan liabilities, could result in possible future balance sheet recognition of additional minimum pension liabilities.

        If the Accumulated Benefit Obligation ("ABO") of any of OI Group's principal pension plans in the U.S. and Australia exceeds the fair value of its assets at the next measurement date of December 31, 2005, OI Group will be required to write off the related prepaid pension asset and record a liability equal to the excess of the ABO over the fair value of the asset of such plan at the next measurement date of December 31, 2005. The non-cash charge would result in a decrease in the Accumulated Other Comprehensive Income component of share owners' equity that would significantly reduce net worth. Amounts related to OI Group's U.S. and Australian plans as of December 31, 2004 were as follows (millions of dollars):

	U.S. Salary	U.S. Hourly	Australian Plans	Total
Fair value of assets	$839.5	$1,662.1	$101.7	$2,603.3
Accumulated benefit obligations	776.1	1,407.8	88.3	2,272.2

Excess	$63.4	$254.3	$13.4	$331.1

Prepaid pension asset	$327.6	$616.4	$21.9	$965.9

        Even if the fair values of the U.S. plans' assets are less than ABO at December 31, 2005, however, OI Group believes it will not be required to make cash contributions to the U.S. plans for at least several years. The covenants under OI Group's Credit Agreement would not be affected by a reduction in OI Group's net worth if a significant charge was taken to write off the prepaid pension assets.

Goodwill

        As required by FAS No. 142, "Goodwill and Other Intangibles," OI Group evaluates goodwill annually (or more frequently if impairment indicators arise) for impairment. OI Group conducts its evaluation as of October 1 of each year. Goodwill impairment testing is performed using the business enterprise value ("BEV") of each reporting unit which is calculated as of a measurement date by determining the present value of debt-free, after-tax projected future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV is then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment of goodwill may exist.

        During the fourth quarter of 2004, OI Group completed its annual testing and determined that no impairment of goodwill existed.

        If OI Group's projected future cash flows were substantially lower, or if the assumed weighted average cost of capital were substantially higher, the testing performed as of October 1, 2004, may have indicated an impairment of one or more of OI Group's reporting units and, as a result, the related goodwill would also have been written down. However, based on OI Group's testing as of that date, modest changes in the projected future cash flows or cost of capital would not have created impairment in any reporting unit. For example, if projected future cash flows had been decreased by 5%, or alternatively, if the weighted average cost of capital had been increased by 5%, the resulting lower BEV's would still have exceeded the book value of each reporting unit by a significant margin in all cases except for the Asia Pacific Glass reporting unit. Because the BEV for the Asia Pacific Glass reporting unit exceeded its book value by approximately 6%, the results of the impairment testing could be negatively affected by relatively modest changes in the assumptions and projections. At December 31, 2004, the goodwill of the Asia Pacific Glass reporting unit accounted for approximately $1.0 billion of OI Group's consolidated goodwill.

        OI Group will monitor conditions throughout 2005 that might significantly affect the projections and variables used in the impairment test to determine if a review prior to October 1 may be appropriate. If the results of impairment testing confirm that a write down of goodwill is necessary, then OI Group will record a charge in the fourth quarter of 2005, or earlier if appropriate. In the event OI Group would be required to record a significant write down of goodwill, the charge would have a material adverse effect on reported results of operations and net worth.

Quantitative and Qualitative Disclosure About Market Risk

        Market risks relating to OI Group's operations result primarily from fluctuations in foreign currency exchange rates, changes in interest rates, and changes in commodity prices, principally natural gas. OI Group uses certain derivative instruments to mitigate a portion of the risk associated with changing foreign currency exchange rates and fluctuating natural gas prices. In addition, OI Group uses interest rate swap agreements to manage a portion of fixed and floating rate debt and to reduce interest expense.

Foreign Currency Exchange Rate Risk

        A substantial portion of OI Group's operations consists of manufacturing and sales activities conducted by subsidiaries in foreign jurisdictions. The primary international markets served by OI Group's subsidiaries are in Canada, Australia, South America (principally Colombia, Brazil and Venezuela), and Europe (principally Italy, France, the Netherlands, Germany, the United Kingdom, and Poland). In general, revenues earned and costs incurred by OI Group's major international operations are denominated in their respective local currencies. Consequently, OI Group's reported financial results could be affected by factors such as changes in foreign currency exchange rates or highly inflationary economic conditions in the international markets in which OI Group's subsidiaries operate. When the U.S. dollar strengthens against foreign currencies, the reported dollar value of local currency earnings generally decreases; when the U.S. dollar weakens against foreign currencies, the reported U.S. dollar value of local currency earnings generally increases. OI Group does not have any significant foreign subsidiaries that are denominated in the U.S. dollar, however, if economic conditions in Venezuela continue to decline, OI Group may have to adopt the U.S. dollar as its functional currency for its subsidiaries in that country.

        Subject to other business and tax considerations, OI Group's strategy is to generally redeploy any subsidiary's available excess funds through intercompany loans to other subsidiaries for debt repayment, capital investment, or other cash requirements. Generally, each intercompany loan is denominated in the lender's local currency and the borrower enters into a forward exchange contract which effectively swaps the intercompany loan and related interest to its local currency.

        Because OI Group's subsidiaries operate within their local economic environment, OI Group believes it is appropriate to finance those operations with local currency borrowings to the extent practicable where debt financing is required. Considerations which influence the amount of such borrowings include long- and short-term business plans, tax implications, and the availability of borrowings with acceptable interest rates and terms. In those countries where the local currency is the designated functional currency, this strategy mitigates the risk of reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar. In those countries where the U.S. dollar is the designated functional currency, however, local currency borrowings expose OI Group to reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar.

        The terms of the Credit Agreement require that borrowings under the Agreement be denominated in U.S. dollars except for the C2 term loan which allows for €47.5 million borrowings. In order to manage the exposure to fluctuating foreign exchange rates created by U.S. dollar borrowings by OI

Group's international subsidiaries, certain subsidiaries have entered into currency swaps for the principal amount of their borrowings under the Credit Agreement and for their interest payments due under the Credit Agreement.

        At the end of 2004, OI Group's subsidiary in Australia had agreements that swap a total of U.S. $455.0 million of borrowings into 702.0 million Australian dollars. These derivative instruments swap both the interest and principal from U.S. dollars to Australian dollars and also swap the interest rate from a U.S.-based rate to an Australian-based rate. These agreements have various maturity dates ranging from April 2005 through March 2006.

        OI Group's subsidiaries in Australia, Canada, the United Kingdom and several European countries have also entered into short term forward exchange contracts which effectively swap additional intercompany and external borrowings by each subsidiary into its local currency. These contracts swap both the interest and principal amount of borrowings.

        OI Group recognizes the above derivatives on the balance sheet at fair value, and OI Group accounts for them as fair value hedges. Accordingly, the changes in the value of the swaps are recognized in current earnings and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the year ended December 31, 2004, the amount not offset was immaterial. The fair values are included with other long term liabilities on the balance sheet.

        In connection with debt refinancing late in December 2004, OI Group's subsidiary in France borrowed approximately €91.0 million from the Company. In order to hedge the changes in the cash flows of the foreign currency interest and principal repayments, the Company entered into a swap that converts the Euro coupon interest payments into a predetermined U.S. dollar coupon interest payment and also converts the final principal payment in December 2009 from €91 million to approximately $120.7 million U.S. dollars.

        OI Group accounts for the above foreign currency exchange contract on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings.

        The above foreign currency exchange contract is accounted for as a cash flow hedge at December 31, 2004. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

        The remaining portion of OI Group's consolidated debt which was denominated in foreign currencies was not significant.

        OI Group believes it does not have material foreign currency exchange rate risk related to local currency denominated financial instruments (i.e. cash, short-term investments, and long-term debt) of its subsidiaries outside the U.S.

Interest Rate Risk

        OI Group's interest expense is most sensitive to changes in the general level of U.S. interest rates applicable to its U.S. dollar indebtedness.

        The following table provides information about OI Group's significant interest rate risk at December 31, 2004.

	Amount	Fair value	Hedge value
	(Dollars in millions)
Variable rate debt:
Secured Credit Agreement, matures April 2007 and 2008:
Revolving Credit Facility, interest at various rates Revolving Loans	$30.1	$30.1
Term Loans, interest at a Eurodollar based rate plus 2.75%
A1 Term Loan	315.0	315.0
B1 Term Loan	226.8	226.8
C1 Term Loan	190.6	190.6
C2 Term Loan (€47.5 million)	64.7	64.7
Fixed rate debt:
Senior Secured Notes:
8.875%, due 2009	1,000.0	1,087.5
7.75%, due 2011	450.0	489.4
8.75%, due 2012	625.0	703.1
Senior Notes:
8.25%, due 2013	450.0	496.1	$444.1
6.75%, due 2014	400.0	407.0
6.75%, due 2014 (€225 million)	306.4	323.3
Senior Subordinated Notes:
10.25%, due 2009 (€12.7 million)	17.4	18.3
9.25%, due 2009 (€0.4 million)	0.6	0.6

        The fair value of OI Inc.'s $1.2 billion outstanding debt securities guaranteed by OI Group at December 31, 2004 was $1.2 billion. See Note 5 to the Consolidated Financial Statements for more information.

Interest Rate Swap Agreements

        In the fourth quarter of 2003 and the first quarter of 2004, OI Group entered into a series of interest rate swap agreements with a total notional amount of $1.25 billion that mature from 2007 through 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        OI Group's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, as required by FAS No. 133 OI Group recorded the net of the fair market values of the swaps as a long-term liability along with a corresponding net decrease in the carrying value of the hedged debt.

        Under the swaps OI Group receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six-month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense during each six-month period over the term of the agreement.

        The following selected information relates to fair value swaps at December 31, 2004 (based on a projected U.S. LIBOR rate of 3.3688%):

	Amount Hedged	Receive Rate	Average Spread	Asset (Liability) Recorded
OI Inc. public notes swapped by OI Group through intercompany loans:
Senior Notes due 2007	$300.0	8.10%	4.5%	$(1.8)
Senior Notes due 2008	250.0	7.35%	3.5%	(1.6)
Senior Debentures due 2010	250.0	7.50%	3.2%	(0.4)
Notes issued by a subsidiary of OI Group:
Senior Notes due 2013	250.0	8.25%	3.7%	(5.9)

Total	$1,050.0			$(9.7)

Commodity Risk

        OI Group uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in cash flows from future market price movements. OI Group continually evaluates the natural gas market with respect to its future usage requirements. OI Group generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months. At December 31, 2004, OI Group had entered into commodity futures contracts for approximately 78% (approximately 17,930,000 MM BTUs) of its expected North American natural gas usage for full year of 2005 and approximately 23% (approximately 5,280,000 MM BTUs) for the full year of 2006.

        As discussed further below, prior to December 31, 2004, OI Group accounted for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that was designated as, and met the required criteria for, a cash flow hedge was recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that was deemed to be ineffective was recognized in current earnings.

        During the fourth quarter of 2004, OI Group determined that the commodity futures contracts described above did not meet all of the documentation requirements to qualify for special hedge accounting treatment and began to recognize all changes in fair value of these contracts in current earnings. The total unrealized pretax gain recorded in 2004 was $4.9 million ($3.2 million after tax). This change had no effect upon OI Group's cash flows.

BUSINESS

        OI Group is one of the world's leading manufacturers of packaging products (based on sales revenue) and is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. OI Group is also a leading manufacturer of health care packaging including plastic prescription containers and medical devices, and plastic closure systems including tamper-evident caps and child-resistant closures, with operations in the United States, Mexico, Puerto Rico, Brazil, Hungary and Singapore. OI Group, through its subsidiaries, is the successor to a business established in 1903.

Strategy and Competitive Strengths

        OI Group is pursuing a strategy aimed at leveraging its global capabilities, broadening its market base and focusing on the effective management of working capital and capital spending.

        Our current priorities include the following:

  •
  Achieve successful European integration

  •
  Improve liquidity and reduce leverage

  •
  Build modest growth momentum and broaden market base

  •
  Improve system cost and capital capabilities

  •
  Implement global procurement initiatives

        Our current core competitive strengths are:

  •
  Global leadership in manufacturing glass containers

  •
  Long-standing relationships with industry-leading consumer products companies

  •
  Low-cost production of glass containers

  •
  Technological leadership and innovation

  •
  Worldwide licensee network—glass containers and plastic closures

  •
  Leading health care packaging businesses

  •
  Experienced and motivated management team and work force

        Consistent with its vision to become the world's leading packaging company, OI Group has acquired 16 glass container businesses in 22 countries since 1990, including businesses in Europe, North America, Asia Pacific and South America. Through these acquisitions, OI Group has enhanced its global presence in order to better serve the needs of its multi-national customers and has achieved purchasing and cost reduction synergies.

Realignment of Business Portfolio

        In 2004, OI Group completed two major transactions which significantly realigned its business portfolio:

  •
  On June 21, 2004, OI Group completed the acquisition of BSN Glasspack, S.A., for total consideration of approximately $1.3 billion; and

  •
  On October 7, 2004, OI Group completed the Plastics Sale for approximately $1.2 billion.

        OI Group has 82 glass manufacturing plants in 22 countries and 24 plastics packaging facilities primarily in the United States.

Technology Leader

        OI Group believes it is a technological leader in the worldwide glass container and plastics packaging segments of the rigid packaging market. During the four years ended December 31, 2004, on continuing operations basis, OI Group invested more than $1.0 billion in capital expenditures (excluding acquisitions) and more than $219 million in research, development and engineering to, among other things, improve labor and machine productivity, increase capacity in growing markets and commercialize technology into new products.

        OI Group has two product segments: (1) Glass Containers and (2) Plastics Packaging. Below is a description of these segments and information to the extent material to understanding OI Group's business taken as a whole.

GLASS CONTAINERS PRODUCT SEGMENT

        We are an indirect, wholly-owned subsidiary of OI Group and the largest manufacturer of glass containers in the world. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. On a continuing operations basis, worldwide glass container sales represented 88%, 84%, and 84%, of OI Group's consolidated net sales for the years ended December 31, 2004, 2003, and 2002, respectively. For the year ended December 31, 2004, we manufactured approximately 37% of all glass containers sold by domestic producers in the U.S., making us the leading manufacturer of glass containers in the U.S. We are the leading glass container manufacturer in 19 of the 22 countries where we compete in the glass container segment of the rigid packaging market and the sole manufacturer of glass containers in 8 of these countries.

Products and Services

        The Company produces glass containers for malt beverages including beer and ready to drink low alcohol refreshers, liquor, wine, food, tea, juice and pharmaceuticals. The Company also produces glass containers for soft drinks, principally outside the U.S. The Company manufactures these products in a wide range of sizes, shapes and colors. As a leader in glass container innovation, the Company is active in new product development.

Customers

        In most of the countries where the Company competes, it has the leading position in the glass container segment of the rigid packaging market (based on sales revenue). The largest customers include many of the leading manufacturers and marketers of glass packaged products in the world. In the U.S., the majority of customers for glass containers are brewers, wine vintners, distillers and food producers. Outside of the U.S., glass container customers also include soft drink bottlers. The largest U.S. glass container customers include (in alphabetical order) Anheuser-Busch, Campbell Soup Co., Coors, Gerber, H.J. Heinz and SABMiller. The largest international glass container customers include (in alphabetical order) Diageo, Foster's, Heineken, InBev, Kronenbourg, Lion Nathan, Molson and SABMiller. The Company is the major glass container supplier to some of these customers.

        The Company sells most of its glass container products directly to customers under annual or multi-year supply agreements. The Company also sells some of its products through distributors. Glass containers are typically scheduled for production in response to customers' orders for their quarterly requirements.

Markets and Competitive Conditions

        The principal markets for glass container products made by the Company are in Europe, North America, Asia Pacific, and South America. The Company believes it is the low-cost producer in the glass container segment of the rigid packaging market in most of the countries in which it competes. Much of this cost advantage is due to proprietary equipment and process technology used by the Company. The Company's machine development activities and systematic upgrading of production equipment in the 1990's and early 2000's have given it low-cost leadership in the glass container segment in most of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        The Company has the leading share of the glass container segment of the U.S. rigid packaging market based on sales revenue by domestic producers in the U.S., with its sales representing approximately 37% of the glass container segment of the U.S. rigid packaging market for the year ended December 31, 2004. The principal glass container competitors in the U.S. are Saint-Gobain Containers, Inc., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation.

        In supplying glass containers outside of the U.S., the Company competes directly with Compagnie de Saint-Gobain in Europe and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, the Company competes indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, Vetropak and Rexam plc. Except as mentioned above, the Company does not compete with any large, multi-national glass container manufacturers in South America or the Asia Pacific region.

        In addition to competing with other large, well-established manufacturers in the glass container segment, the Company competes with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. The Company also competes with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

        The Company's unit shipments of glass containers in countries outside of the U.S. have grown substantially from levels of the early 1990's. The Company has added to its international operations by acquiring glass container companies, many of which have leading positions in growing or established markets, increasing capacity at select foreign subsidiaries, and maintaining the global network of glass container companies that license its technology. In many developing countries, the Company's international glass operations have benefited in the last ten years from increased consumer spending power, a trend toward the privatization of industry, a favorable climate for foreign investment, lowering of trade barriers and global expansion programs by multi-national consumer companies. Due to the weighting of labor as a production cost, glass containers have a cost advantage over plastic and metal containers in developing countries where labor wage rates are relatively low.

        The Company's majority ownership positions in international glass subsidiaries are summarized below:

Affiliate/Country	Ownership %
ACI Operations Pty. Ltd., Australia	100.0
ACI Operations New Zealand Ltd., New Zealand	100.0
Avirunion, a.s., Czech Republic	100.0
BSN Glasspack S.A., France, Spain, Germany, The Netherlands	100.0
Karhulan Lasi Oy, Finland	100.0
OI Canada Corp., Canada	100.0
United Glass Ltd., United Kingdom	100.0
United Hungarian Glass Containers, Kft., Hungary	100.0
Vidrieria Rovira S.A., Spain	100.0
A/S Jarvakandi Klaas, Estonia	100.0
PT Kangar Consolidated Industries, Indonesia	99.9
AVIR S.p.A., Italy	99.7
Owens-Illinois Polska S.A., Poland	99.4
Owens-Illinois Peru, S.A., Peru	96.0
Companhia Industrial Sao Paulo e Rio, Brazil	79.4
Owens-Illinois de Venezuela, C.A., Venezuela	74.0
ACI Guangdong Glass Company Ltd., China	70.0
ACI Shanghai Glass Company Ltd., China	80.0
Wuhan Owens Glass Container Company Ltd., China	70.0
Cristaleria del Ecuador S.A., Ecuador	69.0
Cristaleria Peldar S.A., Colombia	58.4

        North America.    In addition to the glass container operations in the U.S., the Company's subsidiary in Canada is the sole manufacturer of glass containers in that country.

        South America.    The Company is the sole manufacturer of glass containers in Colombia, Ecuador and Peru. In both Brazil and Venezuela, the Company is the leading manufacturer of glass containers. In South America, there is a large infrastructure for returnable/refillable glass containers. However, with improving economic conditions in South America after the recessions of the late 1990's, unit sales of non-returnable glass containers have grown in Venezuela, Colombia and Brazil.

        Europe.    The Company's European glass container business has operations in 11 countries and is the largest in Europe. The Company's subsidiary in France is a leading producer of wine and champagne bottles and is the sole supplier of glass containers to Kronenbourg, France's leading brewer. In Italy, the Company's wholly-owned subsidiary, AVIR, is the leading manufacturer of glass containers and operates 13 glass container plants. The Company's sales in France and Italy accounted for approximately 67% of the Company's total European glass container sales in 2004. In Germany, the Company's key customers include Kronenbourg and Nestle Europe. In the Netherlands, the Company is one of the leading suppliers of glass containers to Heineken. United Glass, the Company's subsidiary in the U.K., is a leading manufacturer of glass containers for the U.K. spirits business. In Spain, the Company serves the market for olives in the Sevilla area and the market for wine bottles in the Barcelona and southern France area. In Poland, the Company is the leading glass container manufacturer and currently operates two plants. The Company's subsidiary in the Czech Republic, Avirunion, is the leading glass container manufacturer in that country and also ships a portion of its beer bottle production to Germany. In Hungary, the Company is the sole glass container manufacturer and serves the Hungarian food industry. In Finland and the Baltic country of Estonia, the Company is the only manufacturer of glass containers. The Company coordinates production activities between Finland and Estonia in order to efficiently serve the Finnish, Baltic and Russian markets. In recent years, Western European brewers have been establishing beer production facilities in Central Europe and the Russian Republic. Because these new beer plants use high-speed filling lines, they require high quality glass containers in order to operate properly. The Company believes it is well positioned to meet this growing demand.

        Asia Pacific.    The Company has glass operations in four countries in the Asia Pacific region: Australia, New Zealand, Indonesia and China. In the Asia Pacific region, the Company is the leading manufacturer of glass containers in most of the countries in which it competes. In Australia, the Company's subsidiary, ACI, operates four glass container plants, including a plant focused on serving the needs of the growing Australian wine industry. In New Zealand, the Company is the sole glass container manufacturer. In Indonesia, the Company supplies the Indonesian market and exports glass containers for food and pharmaceutical products to Australian customers. In China, the glass container segments of the packaging market are regional and highly fragmented with a number of local competitors. The Company has three modern glass container plants in China manufacturing high-quality beer bottles to serve Foster's as well as Anheuser-Busch, which is now producing Budweiser® in and for the Chinese market.

        The Company continues to focus on serving the needs of leading multi-national consumer companies as they pursue international growth opportunities. The Company believes that it is often the glass container partner of choice for such multi-national consumer companies due to its leadership in glass technology and its status as a low-cost producer in most of the markets it serves.

Manufacturing

        The Company believes it is the low-cost producer in the glass container segment of the North American rigid packaging market, as well as the low-cost producer in most of the international glass segments in which it competes. Much of this cost advantage is due to the Company's proprietary equipment and process technology. The Company believes its glass forming machines, developed and refined by its engineering group, are significantly more efficient and productive than those used by competitors. The Company's machine development activities and systematic upgrading of production equipment has given it low-cost leadership in the glass container segment in most of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        Since the early 1990's, the Company has more than doubled its overall glass container labor and machine productivity in the U.S., as measured by output produced per man-hour. By applying its technology and worldwide "best practices" during this period, the Company decreased the number of production employees required per glass-forming machine line in the U.S. by over 35%, and increased the daily output of glass-forming machines by approximately 40%. The Company also operates several machine and mold shops that manufacture high-productivity glass-forming machines, molds and related equipment.

Methods of Distribution

        Due to the significance of transportation costs and the importance of timely delivery, glass container manufacturing facilities are generally located close to customers. In the U.S., most of the Company's glass container products are shipped by common carrier to customers within a 250-mile radius of a given production site. In addition, the Company's glass container operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers.

Suppliers and Raw Materials

        The primary raw materials used in the Company's glass container operations are sand, soda ash and limestone. Each of these materials, as well as the other raw materials used to manufacture glass containers, have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays.

Energy

        The Company's glass container operations require a continuous supply of significant amounts of energy, principally natural gas, fuel oil, and electrical power. Adequate supplies of energy are generally available to the Company at all of its manufacturing locations. Energy costs typically account for 15-20% of the Company's total manufacturing costs, depending on the factory location and its particular energy requirements. The percentage of total cost related to energy can vary significantly because of volatility in market prices, particularly for natural gas in particularly volatile markets such as North America. In order to limit the effects of fluctuations in market prices for natural gas and fuel oil, the Company uses commodity futures contracts related to its forecasted requirements, principally in North America. The objective of these futures contracts is to reduce the potential volatility in cash flows due to changing market prices. The Company continually evaluates the energy markets with respect to its forecasted energy requirements in order to optimize its use of commodity futures contracts. If energy costs increase substantially in the future, the Company could experience a corresponding increase in operating costs, which may not be fully recoverable through increased selling prices.

Glass Recycling

        The Company is an important contributor to the recycling effort in the U.S. and abroad and continues to melt substantial recycled glass tonnage in its glass furnaces. If sufficient high-quality recycled glass were available on a consistent basis, the Company has the technology to operate using 100% recycled glass. Using recycled glass in the manufacturing process reduces energy costs and prolongs the operating life of the glass melting furnaces.

PLASTICS PACKAGING PRODUCT SEGMENT

        OI Group is a leading manufacturer in North America of plastic healthcare containers, plastic closures and plastic prescription containers. OI Group also has plastics packaging operations in South America, Europe, Singapore and Australia. On a continuing operations basis, Plastics Packaging sales represented 12%, 16% and 16% of OI Group's consolidated net sales for the years ended December 31, 2004, 2003 and 2002, respectively.

Manufacturing and Products

        Injection molding is a plastics manufacturing process where plastic resin in the form of pellets or powder is melted and then injected or otherwise forced under pressure into a mold. The mold is then cooled and the product is removed from the mold.

        OI Group's health care container unit manufactures injection-molded plastic containers for prescriptions and over-the-counter products. These products are sold primarily to drug wholesalers, major drug chains and mail order pharmacies.

        The prescription product unit manufactures injection-molded plastic prescription containers. These products are sold primarily to drug wholesalers, major drug chains and mail order pharmacies. Containers for prescriptions include ovals, vials, closures, ointment jars, dropper bottles and automation friendly prescription containers.

        Injection-molding is used in the manufacture of plastic closures, deodorant canisters, ink cartridges and vials. OI Group develops and produces injection-molded plastic closures and closure systems, which typically incorporate functional features such as tamper evidence and child resistance or dispensing. Other products include injection-molded containers for deodorant and toothpaste.

        Compression-molding, an alternative to injection-molding which has advantages in high volume applications, is used in manufacturing plastic closures for carbonated soft drink and other beverage closures that require tamper evidence.

Customers

        OI Group's largest customers (in alphabetical order) for plastic health care containers and prescription containers include AmeriSourceBergen, Cardinal Health, Eckerd Drug, Johnson & Johnson, McKesson, Merck-Medco, Pfizer, Rite-Aid and Walgreen. OI Group's largest customers (in alphabetical order) for plastic closures include Coca-Cola Enterprises, Cott Beverages, Nestle Waters North America, Pepsico and Proctor & Gamble.

        OI Group sells most plastic health care containers, prescription containers and closures directly to customers under annual or multi-year supply agreements. These supply agreements typically allow a pass-through of resin price increases and decreases, except for the prescription business. OI Group also sells some of its products through distributors.

Markets and Competitive Conditions

        Major markets for OI Group's plastics packaging include consumer products and health care products.

        OI Group competes with other manufacturers in the plastics packaging segment on the basis of quality, price, service and product design. The principal competitors producing plastics packaging are Amcor, Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. OI Group emphasizes proprietary technology and products, new package development and packaging innovation. The plastic closures segment is divided into various categories in which several suppliers compete for business on the basis of quality, price, service and product design.

        In addition to competing with other established manufacturers in the plastics packaging segment, OI Group competes with manufacturers of other forms of rigid packaging, principally aluminum cans and glass containers, on the basis of quality, price, and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing glass containers in the U.S. are Saint-Gobain Containers, Inc., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation. OI Group also competes with manufacturers of non-rigid packaging alternatives, including blister packs, in serving the packaging needs of health care customers.

Manufacturing

        The exact type of blow-molding manufacturing process the Company uses is dependent on the plastic product type and package requirements. These blow-molding processes include: various types of extrusion blow-molding for medium- and large-sized HDPE, low density polyethelene (LDPE), polypropylene and polyvinyl chloride (PVC) containers; stretch blow-molding for medium-sized PET containers; injection blow-molding for small health care and personal care containers in various materials; two-stage PET blow-molding for high volume, high performance mono-layer, multi-layer and heat-set PET containers; and proprietary blow-molding for drain-back systems and other specialized applications.

        Injection-molding is used in the manufacture of plastic closures, deodorant canisters, ink cartridges and vials. Compression-molding, an alternative to injection-molding, is used for high volume carbonated soft drink and other beverage closures that require tamper evidence.

Methods of Distribution

        In the U.S., most of OI Group's plastic containers, plastic closures and plastic prescription containers are shipped by common carrier. In addition, OI Group's plastics packaging operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers.

Suppliers and Raw Materials

        OI Group manufactures containers and closures using HDPE, polypropylene, PET and various other plastic resins. OI Group also purchases large quantities of batch colorants, corrugated materials and labels. In general, these raw materials are available in adequate supply from multiple sources. However, for certain raw materials, there may be temporary shortages due to market conditions and other factors.

        Worldwide suppliers of plastic resins used in the production of plastics packaging include Basell, BP Solvay, Chevron Phillips, Dow Chemical, ExxonMobil and Voridian (formerly Eastman Chemical). Historically, prices for plastic resins have been subject to dramatic fluctuations. However, resin cost pass-through provisions are typical in OI Group's supply contracts with its plastics packaging customers.

        With the exception of PolyOne, Ampacet and Clariant, each of which does business worldwide, most suppliers of batch colorants are regional in scope. Historically, prices for these raw materials have been subject to dramatic fluctuations. However, cost recovery for batch colorants is included in resin pass-through provisions which are typical of OI Group's supply contracts with its plastics packaging customers.

        Domestic suppliers of corrugated materials include Georgia-Pacific, International Paper, Smurfit-Stone Container, Temple-Inland and Weyerhauser. Historically, prices for corrugated materials have not been subject to dramatic fluctuations, except for temporary spikes or troughs from time to time.

Recycling

        Recycling content legislation, which has been enacted in several states, requires that a certain specified minimum percentage of recycled plastic be included in certain new plastics packaging. OI Group has met such legislated standards in part due to its material process technology. In addition, its plastics packaging manufacturing plants also recycle virtually all of the internal scrap generated in the production process.

ADDITIONAL INFORMATION

Technical Assistance License Agreements

        The Company licenses its proprietary glass container technology to 20 companies in 21 countries. In plastics packaging, OI Group has technical assistance agreements with 31 companies in 15 countries. These agreements cover areas ranging from manufacturing and engineering assistance, to support in functions such as marketing, sales and administration. The worldwide licensee network provides a stream of revenue to support OI Group's development activities and gives it the opportunity to participate in the rigid packaging market in countries where it does not already have a direct presence. In addition, OI Group's technical agreements enable it to apply "best practices" developed by its worldwide licensee network. In the years 2004, 2003 and 2002, OI Group earned $21.1 million,

$17.5 million and $17.4 million, respectively, in royalties and net technical assistance revenue on a continuing operations basis.

Research and Development

        OI Group believes it is a technological leader in the worldwide glass container segment of the rigid packaging market. Research, development, and engineering constitute important parts of OI Group's technical activities. On a continuing operations bases, research, development and engineering expenditures were $59.0 million, $64.6 million, and $57.6 million for 2004, 2003 and 2002, respectively. OI Group's research, development and engineering activities include new products, manufacturing process control, automatic inspection and further automation.

Environmental and Other Governmental Regulation

        OI Group's worldwide operations, in common with those of the industry generally, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Capital expenditures for property, plant and equipment for environmental control activities were not material during 2004.

        A number of governmental authorities, both in the U.S. and abroad, have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. OI Group believes that governmental authorities in both the U.S. and abroad will continue to enact and develop such legal requirements.

        In North America, sales of non-refillable glass beverage bottles and other convenience packages are affected by mandatory deposit laws and other types of restrictive legislation. As of January 1, 2005, there were 11 U.S. states and 8 Canadian provinces with mandatory deposit laws in effect. In Europe, the following countries have some form of mandatory deposit law in effect: Austria, Belgium, Denmark, Finland, Germany, the Netherlands, Norway, Sweden and Switzerland.

        A number of U.S. states and local governments have enacted or are considering legislation to promote curbside recycling and recycled content legislation as alternatives to mandatory deposit laws. Although such legislation is not uniformly developed, OI Group believes that U.S. states and local governments may continue to enact and develop curbside recycling and recycling content legislation.

        OI Group is unable to predict what environmental legal requirements may be adopted in the future. OI Group has made significant expenditures for environmental improvements at certain of its factories over the last several years; however, these expenditures did not have a material adverse affect on OI Group's results of operations. The compliance costs associated with environmental legal requirements may continue to result in future additional costs to operations.

Intellectual Property Rights

        OI Group has a large number of patents which relate to a wide variety of products and processes, has a substantial number of patent applications pending, and is licensed under several patents of others. While in the aggregate OI Group's patents are of material importance to its businesses, OI Group does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

        OI Group has a number of intellectual property rights, comprised of both patented and proprietary technology, that make OI Group's glass forming machines more efficient and productive than those used by our competitors. In addition, the efficiency of OI Group's glass forming machines is enhanced by OI Group's overall approach to cost efficient manufacturing technology, which extends from batch house to warehouse. This technology is proprietary to OI Group through a combination of issued patents, pending applications, copyrights, trade secret and proprietary know-how.

        Upstream of the glass forming machine, there is technology to deliver molten glass to the forming machine at high rates of flow and fully conditioned to be homogeneous in consistency, viscosity and temperature for efficient forming into glass containers. OI Group has proprietary know-how in (a) the batch house, where raw materials are stored, measured and mixed, (b) the furnace control system and furnace combustion, and (c) the forehearth and feeding system to deliver such homogeneous glass to the forming machines.

        In OI Group's glass container manufacturing processes, computer control and electro-mechanical mechanisms are commonly used for a wide variety of applications in the forming machines and auxiliary processes. Various patents held by OI Group are directed to the electro-mechanical mechanisms and related technologies used to control sections of the machines. Additional U.S. patents and various pending applications are directed to the technology used by OI Group for the systems that control the operation of the forming machines and many of the component mechanisms that are embodied in the machine systems.

        Downstream of the glass forming machines there is patented and unpatented technology for ware handling, annealing, coating and inspection, which further enhance the overall efficiency of the manufacturing process.

        While the above patents and intellectual property rights are representative of the technology used in OI Group's glass manufacturing operations, there are numerous other pending patent applications, trade secrets and other proprietary know-how and technology, as supplemented by administrative and operational best practices, which contribute to OI Group's competitive advantage. As noted above, however, OI Group does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

Seasonality

        Sales of particular glass container and plastics packaging products such as beer, food and beverage containers and closures for beverages are seasonal. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and the Asia Pacific region are typically greater in the first and fourth quarters of the year.

Employees

        OI Group's worldwide operations employed approximately 28,700 persons as of December 31, 2004. Approximately 65% of North American employees are hourly workers covered by collective bargaining agreements. The principal collective bargaining agreement, which at December 31, 2004, covered approximately 58% of OI Group's union-affiliated employees in North America., will expire on March 31, 2005. In addition, a large number of OI Group's employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the U.S. Such employment rights require us to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. OI Group considers its employee relations to be good and does not anticipate any material work stoppages in the near term.

Facilities

        The principal manufacturing facilities and other material important physical properties of the continuing operations of OI Group at December 31, 2004 are listed below and grouped by product segment. In addition to the properties listed below, OI Group leases its World Headquarters Building in Toledo, Ohio, and has corporate facilities at Levis Development Park in Perrysburg, Ohio. All properties shown are owned in fee except where otherwise noted.

North American Operations	Asia Pacific Operations	European Operations	European Operations	South American Operations
Glass Containers
United States
Glass Container Plants
    Atlanta, GA
    Auburn, NY
    Brockway, PA
    Charlotte, MI
    Clarion, PA
    Crenshaw, PA
    Danville, VA
    Lapel, IN
    Los Angeles, CA
    Muskogee, OK
    Oakland, CA
    Portland, OR
    Streator, IL
    Toano, VA
    Tracy, CA
    Waco, TX
    Winston-Salem, NC
    Zanesville, OH
 Machine Shops
    Brockway, PA
    Godfrey, IL
 Canada
Glass Container Plants
    Lavington,
        British Columbia
    Brampton, Ontario
    Montreal, Quebec
    Scoudouc,
        New Brunswick
Toronto, Ontario	Australia
Glass Container Plants
    Adelaide
    Melbourne
    Brisbane
    Sydney
 Mold Shop
    Melbourne
 China
Glass Container Plants
    Guangdong
    Wuhan
    Shanghai
 Mold Shop
    Tianjin
 Indonesia
Glass Container Plant
    Jakarta
 New Zealand
Glass Container Plant
Auckland	Czech Republic
Glass Container Plants
    Sokolov (Nove Sedlo)
    Teplice (Rudolfova
        Hut)
 Estonia
Glass Container Plant
    Jarvakandi
 Finland
Glass Container Plant
    Karhula
 France
Glass Container Plants
    Béziers
    Vayres
    Gironcourt
    Veauche
    Labégude
    VMC Reims
    Puy-Guillaume
    Wingles
    Reims BSN
 Germany
Glass Container Plants
    Achern
    Holzminden
    Bernsdorf
    Stoevesandt
    Düsseldorf
 Hungary
Glass Container Plant
Oroshaza	Italy
Glass Container Plants
    Asti
    Pordenone
    Bari (2 plants)
    Terni
    Bologna
    Trento (2 plants)
    Latina
    Treviso
    Trapani
    Varese
    Napoli
 Mold Shop
    Napoli
 Glass Recycling Plant
    Alessandria
 Netherlands
Glass Container Plants
    Leerdam
    Schiedam
    Maastricht
 Poland
Glass Container Plants
    Antoninek
    Jaroslaw
 Spain
Glass Container Plants
    Barcelona
    Alcala (Seville)
 United Kingdom
Glass Container Plants
    Alloa
    Harlow
 Sand Plant
    Devilla
 Machine Shop
Birmingham	Brazil
Glass Container Plants
    Rio de Janeiro
    Sao Paulo
 Machine Shop
    Manaus
 Silica Sand Plant
    Descalvado
 Colombia
Glass Container Plants
    Envigado
    Zipaquira
    Soacha
    Tableware Plant
    Buga
 Machine Shop
    Cali
 Silica Sand Plant
    Zipaquira
 Ecuador
Glass Container Plant
    Guayaquil
 Peru
Glass Container Plant
    Callao
 Venezuela
Glass Container Plants
    Valera
Valencia

North American Operations	Asia Pacific Operations	European Operations	South American Operations
Plastics Packaging
United States
    Berlin, OH(1)
    Bowling Green, OH(2)
    Hattiesburg, MS
    Brookville, PA
    Nashua, NH
    Constantine, MI
    Rocky Mount, NC
    Erie, PA
    Rossville, GA
    Franklin, IN
    Sullivan, IN
    Greenville, SC
    Washington, NJ(2)
    Hamlet, NC
 Puerto Rico
Las Piedras	Australia Adelaide Melbourne (Moorabbin) Brisbane (Lytton) Perth (Bentley) Berri Sydney (Blacktown) Singapore Singapore	Hungary Gyor	Brazil Sao Paulo
In addition, a glass container plant in Windsor, Colorado is under construction.

(1)
This facility is financed in whole or in part under tax-exempt financing agreements.

(2)
This facility is leased in whole or in part.

        OI Group believes that its facilities are well maintained and currently adequate for its planned production requirements over the next three to five years.

Legal Proceedings

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants involved in asbestos claims pending at the beginning of, disposed of and filed during, and pending at the end of, each of the years listed (eliminating duplicate filings):

	2004	2003	2002
Pending at beginning of year	29,000	24,000	27,000
Disposed	9,000	21,000	24,000
Filed	15,000	26,000	21,000

Pending at end of year	35,000	29,000	24,000

        Based on an analysis of the claims and lawsuits pending as of December 31, 2004, approximately 94% of plaintiffs and claimants either do not specify the monetary damages sought or, in the case of court filings, claim an amount sufficient to invoke the jurisdictional minimum of the trial court. Approximately 5% of plaintiffs specifically plead damages of $15 million or less. Less than 1% of plaintiffs specifically plead damages greater than $15 million but less than $100 million. Fewer than 1% of plaintiffs specifically plead damages $100 million or greater but less than $123 million.

        As indicated by the foregoing summary, current pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience discussed further below of litigating or resolving through settlement hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Rather, the amount potentially recoverable for a specific claimant is determined by other factors such as the claimant's severity of disease, product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, the claimant's history of smoking or exposure to other possible disease-causative factors, and the various other matters discussed further below.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of December 31, 2004 there are approximately 22,000 claims against other defendants and which are likely to be asserted some time in the future against OI Inc. These claims are not included in the totals set forth above. OI Inc. further believes that the bankruptcies of additional co-defendants, as discussed below, resulted in an acceleration of the presentation and disposition of a number of these previously withheld preexisting claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributed to additional asbestos-related payments.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc., as of December 31, 2004, has disposed of the asbestos claims of approximately 315,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $6,200. Certain of these dispositions have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable totaled approximately $91 million at December 31, 2004 ($87 million at December 31, 2003) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of approximately $2.85 billion through 2004, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the total asbestos-related cash payments will be moderately lower in 2005 compared to 2004 and will continue to decline thereafter as the preexisting but presently unasserted claims withheld under the claims handling agreements are presented to OI Inc. and as the number of potential future claimants continues to decrease. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc., (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel, (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

  a)
  the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

  b)
  the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

  c)
  the extent of decrease or increase in the inventory of pending serious disease cases;

  d)
  the extent to which OI Inc. is able to successfully defend itself at trial;

  e)
  the extent of actions by courts to eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

  f)
  the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

  g)
  the number and timing of co-defendant bankruptcies; and

  h)
  the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.

        OI Inc. conducts a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. OI Inc. believes that an estimation of the reasonably probable amount of the contingent liability for claims not yet asserted against OI Inc. is not possible beyond a period of several years. Therefore, while the results of future annual comprehensive reviews cannot be determined, OI Inc. expects the addition of one year to the estimation period will result in an annual charge.

        In the fourth quarter of 2003, OI Inc. recorded a charge of $450.0 million ($292.5 million after tax) to increase its accrued liability for asbestos-related costs. The factors and developments that particularly affected the determination of this increase included the following: (i) the significant increase in new claim filings in 2003, which OI Inc. believes was caused by anticipation of tort reform legislation in Mississippi and Texas; (ii) the elimination of certain co-defendants from the litigation through consensually structured ("prepackaged") bankruptcy filings; (iii) the number of pending serious disease cases and the relatively flat trend line in new filings of serious disease cases; and (iv) the limited success achieved by OI Inc. and its co-defendants in eliminating forum shopping, unimpaired claim filings, and other litigation abuses.

        In the fourth quarter of 2004, OI Inc. recorded a charge of $152.6 million ($84.9 million after tax) to increase its accrued liability for asbestos-related costs. This amount was significantly reduced from the 2003 charge due in part to OI Inc.'s decision to conduct a comprehensive review annually. The factors and developments that particularly affected the determination of this increase included the following: (i) the modest 4.5% decline in yearly cash outlays; (ii) the significant decline in new claim filings against OI Inc. including a decline in filings of serious disease cases; (iii) OI Inc.'s successful litigation record during the year, including a California appellate decision upholding its position regarding its nonliability for post-1958 claims; (iv) significant judicial reform in Mississippi (where approximately 40% of the lawsuits against OI Inc. are pending) and advantageous legislative changes in Ohio affecting unimpaired claimants; and (v) a significant Federal circuit court decision overturning a co-defendant's prepackaged bankruptcy reorganization.

        The ultimate amount of distributions which may be required to be made by OI Group and other subsidiaries of OI Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. OI Inc.'s reported results of operations for 2004 were materially affected by the $152.6 million fourth-quarter charge and asbestos-related payments continue to be substantial. Any possible future additional charge would likewise materially affect OI Inc.'s results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect OI Group's and OI Inc.'s cost of borrowing and their ability to pursue global or domestic acquisitions. However, OI Group believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund OI Group's working capital and capital expenditure requirements on a short-term and long-term basis.

        In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), then a wholly-owned subsidiary of OI Group in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen scavenging material. In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit.

        In November 2004, OI Group finalized a settlement of this litigation. The settlement involves the grant of a license to OI Group and to CPT of the technology in dispute, in return for a payment to Constar of $25.1 million, which approximated the amount accrued by OI Group for this expected resolution. OI Group believes it has meritorious third party reimbursement claims relating to a substantial portion of this settlement and intends to pursue such claims.

        On November 15, 2004, a lawsuit was filed against OI Inc. in the Delaware Court of Chancery by a shareholder, Joseph Sitorsky, pursuant to Section 220 of the Delaware General Corporation Law, captioned Sitorsky v. Owens-Illinois, Inc. Mr. Sitorsky seeks an order compelling OI Inc. to produce several categories of documents concerning advisory fees paid to KKR Associates, L.P., the BSN Acquisition, the Plastics Sale, due diligence in connection with OI Inc.'s contract with software vendor, Model N, an alleged affiliate of KKR Associates, L.P., and executive compensation. OI Inc. believes that Mr. Sitorsky has not made a proper demand under Section 220 or otherwise established a right to compel review of OI Inc.'s documents, and OI Inc. intends to defend the action vigorously.

        Other litigation is pending against OI Group, in many cases involving ordinary and routine claims incidental to the business of OI Group and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of OI Group with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, OI Group believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

MANAGEMENT

Executive Officers and Directors

        We are an indirect, wholly-owned subsidiary of OI Inc. All of our executive officers and directors hold the same position with OI Inc. and receive no separate compensation from the Company. The following table sets forth certain information with respect to the executive officers and directors of OI Inc. as of April 1, 2005.

Name and Age	Position
Executive Officers
Steven R. McCracken (51)
Chairman and Chief Executive Officer since April 2004. He previously served as President of Invista, the global fibers and related intermediates business subsidiary of E. I. DuPont de Nemours and Company ("DuPont") (2003-2004), DuPont Group Vice President (2000-2003) and Vice President and General Manager of DuPont Lycra® (1997-2000)
John Bachey (56)
Vice President since 1997; Vice President of Glass Container Sales and Marketing since 2000; General Manager, European and Latin American Plastics Operations, 1999-2000; General Manager, Europe and Latin America, Continental PET Technologies, 1998-1999.
James W. Baehren (54)
Chief Administrative Officer since 2004; Senior Vice President and General Counsel since 2003; Corporate Secretary since 1998; Vice President and Director of Finance 2001-2003; Associate General Counsel from 1996-2001.
Joseph V. Conda (63)
Vice President, President of Healthcare Packaging since 2004; Vice President since 1998; Vice President and General Manager of Prescription Products 2000-2004; Vice President of Glass Container Sales and Marketing, 1997-2000.
L. Richard Crawford (44)
Vice President, Director of Operations and Technology for O-I Europe since 2004; Vice President of Global Glass Technology from 2002-2004; Vice President, Manufacturing Manager of Domestic Glass Container from 2000-2002; Vice President of Domestic Glass Container and Area Manufacturing Manager, West Coast, 1997-2000.
Jeffrey A. Denker (57)	Vice President since 2005; Treasurer since 1998; Assistant Treasurer, 1988-1998; Director of International Finance, 1987-1998.
Gerard D. Doyle (50)	Vice President and Chief Information Officer since 2004; CIO, ACI Packaging, O-I subsidiary in Australia 1996-2004.

Robert E. Lachmiller (52)
Vice President since 2003; Vice President, Global Operations and Technology since 2004; Vice President and Manufacturing Manager of Glass Container North America from 2002-2004; Area Manufacturing Manager of Glass Container North America 1997-2002.
Gerald J. Lemieux (47)
Senior Vice President, General Manager, O-I Americas since 2004; Vice President since 1997; Vice President of Corporate Strategy 2002-2004; Vice President and General Manager of Domestic Glass Container from 1997-2002.
Matthew G. Longthorne (38)	Vice President and Corporate Controller since 2004; Glass Containers Vice President 2000-2004; Director of Finance and Administration, Glass Container North America 1999-2004
Stephen P. Malia (51)	Senior Vice President, Chief Human Resources Officer since 2004; Senior Vice President, Human Resources, IMC Global Inc. 2000-2004.
Michael D. McDaniel (56)
Vice President since 1992; Vice President, President of Closure and Specialty Products since 2001; Vice President and General Manager of Continental PET Technologies 1998-2001; Vice President and General Manager of Closure and Specialty Products, 1991-1998.
Philip McWeeny (65)	Vice President and General Counsel—Corporate and Assistant Secretary since 1988.
Gilberto Restrepo (64)
Senior Vice President, President of O-I Europe since 2004; Senior Vice President since 2003; General Manager of Latin American Glass Container Operations 2000-2004; Vice President of International Operations and General Manager, Western Region—Latin America, 1997-2000; President of Cristaleria Peldar, S.A., since 1982.
Peter J. Robinson (61)
Senior Vice President, President of O-I Asia Pacific since 2004; Senior Vice President since 2003; General Manager of Asia Pacific Operations since 1998; Chief Executive of ACI Packaging Group, 1988-1998.
Raymond C. Schlaff (49)
Vice President, Chief Procurement Officer since 2004; Vice President, Global Supply Chain, Tyco Plastics and Adhesives business of Tyco International Ltd. 2003-2004; Group Vice President, Managing Director, Nalco Europe, a division of Ondeo Nalco Company 2002-2003; Vice President, Global Supply Chain, Ondeo Nalco Company 2001-2002; Vice President, Global Procurement, Ondeo Nalco Company 2000-2001.
Edward C. White (57)
Senior Vice President and Chief Financial Officer since 2005; Director of Sales and Marketing for O-I Europe 2004-2005; Senior Vice President since 2003; Senior Vice President of Finance and Administration 2003-2004; Controller 1999-2004; Vice President 2002-2003; Vice President and Director of Finance, Planning, and Administration—International Operations, 1997-1999.

Name and Age	Position
Directors
Thomas L. Young (61)	Director since 1998. Mr. Young retired as Executive Vice President and Chief Financial Officer of the Company and OI Inc., effective March 31, 2005, positions he held since 2004 and 2003, respectively. He previously served as Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). Mr. Young is a director of Manor Care Inc.
James H. Greene, Jr. (54)
Director since 1987. Member of KKR & Co. L.L.C.,, the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1993 until January 1, 1996, when he became a member of KKR & Co. L.L.C., which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene has been a general partner of KKR Associates, L.P. since January 1, 1993, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is a director of Accuride Corporation, Alliance Imaging, Inc., Shoppers Drug Mart Corporation and Zhone Technologies, Inc. He is a member of both the Compensation Committee and a member of the Nominating/Corporate Governance Committee.
Robert J. Dineen (75)
Director since 1994. Chairman of the Board of Directors, Layne Christensen Company. Mr. Dineen has been Chairman of the Board of Directors of Layne Christensen Company since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. He is lead director, chairman of the Nominating/Corporate Governance Committee and a member of both the Audit and Compensation Committees.
John J. McMackin, Jr. (53)	Director since 1994. Member, Williams & Jensen, P.C. Mr. McMackin has been a member of Williams & Jensen for more than five years.
Anastasia D. Kelly (55)
Director since 2002. Executive Vice President and General Counsel MCI. Ms. Kelly has been Executive Vice President and General Counsel of MCI since 2003. She previously served as Senior Vice President and General Counsel of Sears, Roebuck and Co. (1999-2003) and as Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company. She is a member of both the Audit and Compensation Committees.

Steven R. McCracken (51)
Director since 2004. Chairman and Chief Executive Officer of the Company and OI Inc.. Mr. McCracken has been President and Chief Executive Officer of the Company since April 1, 2004 and Chairman of the Board of Directors since May 12, 2004. He previously served as President of Invista, the global fibers and related intermediates business subsidiary of E. I. DuPont de Nemours and Company ("DuPont") (2003-2004), DuPont Group Vice President (2000-2003) and Vice President and General Manager of DuPont Lycra® (1997-2000).
Gary F. Colter (59)
Director since 2002. President, CRS Inc. Mr. Colter has been President of CRS Inc., a corporate restructuring management consulting company, since 2002. He previously served as Vice Chairman of KPMG Canada (2000-2002) Global Managing Partner, Financial Advisory Services, of KPMG International (1998-2000) and Vice Chairman of KPMG Canada (1989-1998). Mr. Colter is a director of CIBC and Saskatchewan Wheat Pool. He is Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee.
Helge H. Wehmeier (62)
Director since 2005. Mr. Wehmeier served as Vice-Chairman of Bayer Corporation from 2002 to 2004. He previously served as President and Chief Executive Officer of Bayer Corporation (1991-2002). Mr. Wehmeier is a director of PNC Financial Services Group, Inc. and Terex Corporation.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Director Compensation

        All of the Company's directors are also directors of OI Inc. Each non-management Director of OI Inc. receives an annual retainer of $50,000, payable quarterly. Each non-management Director also receives $2,000 for each board meeting of OI Inc. in which such Director participates. The Chairman of the Audit Committee of OI Inc. receives an additional annual retainer of $20,000, and each non-management Director who serves as a chairman of any other Committee of OI Inc. receives an additional annual retainer of $10,000. The lead director receives an annual retainer of $5,000 in addition to the annual retainer for service as chairman of a Committee. Each non-management Director who serves as a member of a committee of the Board of OI Inc. (including as chairman) receives $2,000 for each committee meeting in which such Director participates. In addition, each non-management Director will receive a grant under the 2004 Equity Incentive Plan for Directors of OI Inc. of restricted stock of OI Inc. on the day following the Annual Meeting of OI Inc. share owners with a value of approximately $50,000 on the date of the grant. This stock cannot be sold by any Director until the later to occur of (a) three years after the date of grant, and (b) the end of the Director's then current Board term. Each Director is reimbursed for expenses associated with meetings of OI Inc.'s Board or its committees.

        The Deferred Compensation Plan for Directors of OI Inc. provides an opportunity for non-management Directors to defer payment of their directors' fees. Under the plan, a non-management Director may defer receipt of all or any portion of the cash portion of the compensation described above. Deferrals may be credited into a cash account or into an OI Inc. unit account. Funds held in a cash account accrue interest at a rate equal from time to time to the average annual yield on domestic corporate bond of Moody's A-rated companies, plus one percent. Distributions from the plan are made in cash.

Summary Compensation Table

        All of our executive officers hold the same position with OI Inc. and receive no separate compensation from the Company. The following table shows, for the years ended December 31, 2002, 2003 and 2004, the cash compensation paid by OI Inc. and its subsidiaries, as well as certain other compensation paid or accrued for those years, to OI Inc.'s Chief Executive Officer in 2004 and the four most highly compensated executive officers of OI Inc. other than the Chief Executive Officer (the "named executive officers") in all capacities in which they served. The table also provides the required information for Terry L. Wilkison, who served as Co-Chief Executive Officer of OI Inc. from January 1, 2005 through March 31, 2005. On April 1, 2004, Steven R. McCracken joined OI Inc. as President and Chief Executive Officer and on May 12, 2004 assumed the position of Chairman of the Board of OI Inc.. Prior to joining OI Inc., Mr. McCracken spent nearly 30 years at DuPont, serving most recently as President of its INVISTA subsidiary.

							Long Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principle Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)		Securities Underlying Options/SAR's (#)(3)	Long-term Incentive Payouts ($)(4)	All Other Compensation ($)(5)
Steven R. McCracken(6) Chief Executive Officer and Chairman	2004 2003 2002	$525,000 — —		$1,434,038 — —		$19,750 — —	$2,173,100 — —	(7)	335,000 — —	$0 — —	$153,662 — —	(8)
Peter J. Robinson Senior V.P., President of O-I Asia Pacific	2004 2003 2002	895,718 622,024 497,294	(9)	779,851 584,003 637,024	(10)	110,800 115,634 25,861	228,240 178,740 179,820	(11)	25,000 30,000 35,000	145,323 74,860 179,811	30,318 7,087 5,280	(12)

Robert A. Smith(13) V.P., Global Human Resources	2004 2003 2002	286,667 256,667 246,667		308,147 102,000 160,000	153,951 87,126 23,564	190,200 99,300 210,700	(14)	15,000 14,000 16,000	80,003 42,775 86,708	221,141 9,466 8,120	(15)
Franco Todisco(16) Senior V.P., President of O-I Europe	2004 2003 2002	868,108 596,313 542,157		0 150,000 150,000	0 0 0	190,200 119,160 99,900	(17)	20,000 18,000 20,000	0 0 0	4,403,703 63,806 53,140	(18)
Terry L. Wilkison(19) Executive V.P. Plastics Group General Manager	2004 2003 2002	170,769 355,000 340,833	(20)	172,085 167,000 320,000	87,049 95,483 28,200	380,400 238,320 199,800	(21)	30,000 36,000 40,000	101,806 68,115 133,258	256,481 9,739 9,822	(15)
Thomas L. Young(22) Executive V.P. and Chief Financial Officer	2004 2003 2002	383,333 355,000 340,833		493,521 167,000 320,000	96,051 105,216 106,828	380,400 297,900 199,800	(23)	30,000 52,824 95,793	125,954 67,868 132,736	114,972 9,739 9,542	(15)

(1)
Except as otherwise provided in footnote 10 below, the amounts disclosed in this column represent awards under the OI Inc. Senior Management Incentive Plan for the year indicated or, in the case of Messrs. McCracken and Young, under OI Inc.'s Incentive Bonus Plan. Amounts, if any, deferred at the election of a named executive officer are included in the year earned.

(2)
Except as otherwise set forth in this footnote, the amounts shown represent reimbursement for certain taxes.

  For Mr. McCracken, the value of perquisites received did not exceed the reporting threshold for such benefits.

  For Mr. Robinson, in 2004 this column includes $50,418 for amounts reimbursed to Mr. Robinson for the payment of taxes and $60,382 for the value of certain perquisites provided by OI Inc. to Mr. Robinson, of which $50,385 is attributable to his personal use of an automobile provided by OI Inc.; in 2003 this column includes $56,853 for amounts reimbursed to Mr. Robinson for the payment of taxes and $58,781 for the value of certain perquisites provided by OI Inc. to Mr. Robinson, of which $43,430 is attributable to his personal use of an automobile provided by OI Inc.; and 2002 this column represents amounts reimbursed to Mr. Robinson for the payment of taxes. In 2002, the value of perquisites received by Mr. Robinson did not exceed the reporting threshold for such benefits.

  For Mr. Smith, in 2004 this column includes $99,511 for amounts reimbursed to Mr. Smith for the payment of taxes, including the amount of $56,839 representing taxes due in connection with contributions by OI Inc. to the Secular Trust Plan on behalf of Mr. Smith in 2004 and $54,440 for the value of certain perquisites provided by OI Inc. to Mr. Smith, of which $40,025 is attributable to his personal use of an automobile provided by OI Inc., including the value of that automobile when transferred to Mr. Smith upon his retirement from OI Inc. In 2003 and 2002, the value of perquisites received by Mr. Smith did not exceed the reporting threshold for such benefits.

  In 2002, 2003 and 2004, the value of perquisites received by Mr. Todisco did not exceed the reporting threshold for such benefits.

  For Mr. Wilkison, in 2004 this column includes $36,170 for amounts reimbursed to Mr. Wilkison for the payment of taxes and $50,879 for the value of certain perquisites provided by OI Inc. to Mr. Wilkison, of which $40,649 is attributable to his personal use of an automobile provided by

  OI Inc., including the value of that automobile when transferred to Mr. Wilkison upon his retirement from OI Inc.; in 2003 this column includes $41,797 for amounts reimbursed to Mr. Wilkison for the payment of taxes and $53,686 for the value of certain perquisites provided by OI Inc. to Mr. Wilkison, of which $29,602 is attributable to financial planning provided by OI Inc. and $16,250 is attributable to his personal use of an automobile provided by OI Inc.; and in 2002 this column represents amounts reimbursed to Mr. Wilkison for the payment of taxes. In 2002 the value of perquisites received by Mr. Wilkison did not exceed the reporting threshold for such benefits.

  For Mr. Young, this column represents amounts reimbursed to Mr. Young for the payment of taxes, including the amounts of $57,062, $75,692 and $75,631 for taxes due in connection with contributions by OI Inc. to the Secular Trust Plan on behalf of Mr. Young in 2004, 2003 and 2002, respectively. In 2002, 2003 and 2004, the value of perquisites received by Mr. Young did not exceed the reporting threshold for such benefits.

(3)
No SARs were granted to any of the named executive officers during 2004.

(4)
The amounts disclosed in this column represent awards under OI Inc.'s Performance Award Plan for the year indicated. Amounts, if any, deferred at the election of an executive officer are included in the year earned. Mr. McCracken and Mr. Todisco do not participate in this plan.

(5)
Except as otherwise provided in footnotes 8, 12, 15 and 18 below, the amounts disclosed in this column for 2004 represent matching cash contributions by OI Inc. to the Stock Purchase and Savings Program ("SPASP") and the Executive Deferred Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. OI Inc. contributes to each participant's account maintained under the SPASP an amount of OI Inc. Common Stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or (b) $205,000 for 2004, whichever is lower. The difference between the theoretical matching contribution of OI Inc. under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of OI Inc. Common Stock which would have been purchased for the participant's account in the absence of the IRS limitation on participant's earnings in excess of $205,000 for 2004. Amounts deferred into the Executive Deferred Savings Plan at the election of the participant may be credited to either a cash deferral account earning interest at a prescribed rate or a stock deferral account of OI Inc. Any balance in the plan is paid in cash to the individual at termination of employment. Those amounts for 2004 for Messrs. McCracken, Smith, Wilkison and Young were $21,000, $11,467, $6,000 and $15,333, respectively.

  Also includes amounts equal to the value of premiums paid during 2004 by OI Inc. in connection with life insurance policies issued pursuant to the OI Inc. Executive Life Insurance Plan and Participation Agreements entered into between OI Inc. and each of the named executive officers. The amounts for 2004 were as follows: Mr. McCracken, $112,707; Mr. Smith, $207,856; Mr. Robinson, $22,038; Mr. Todisco, $58,143; Mr. Wilkison, $248,105; and Mr. Young, $97,527.

(6)
Mr. McCracken was appointed as President and Chief Executive Officer effective April 1, 2004 and as Chairman of the Board of Directors effective May 12, 2004.

(7)
As of December 31, 2004, Mr. McCracken held 155,000 shares of restricted stock of the Company with a value of $3,510,750 (determined by the closing price of the OI Inc. Common Stock on the New York Stock Exchange on December 31, 2004). The restrictions on such shares lapse on 50% of the shares after two years, 25% after three years and 25% after four years.

(8)
Also includes the amount of $19,955 paid to Mr. McCracken in connection with his relocation to Toledo, Ohio.

(9)
Includes payments in the amount of $169,249, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits.

(10)
Includes $377,731 accrued to Mr. Robinson under the ACI Packaging Services Pty. Ltd. Senior Executive Retention and Confidentiality Agreement.

(11)
As of December 31, 2004, Mr. Robinson held phantom stock units under OI Inc.'s Amended and Restated 1997 Equity Participation Plan with respect to 74,000 shares of OI Inc. Common Stock value of $1,676,100 (determined by the closing price of the OI Inc. Common Stock on the New York Stock Exchange on December 31, 2004).

(12)
Represents the statutory minimum amounts contributed by the Company to a superannuation fund on behalf of Mr. Robinson.

(13)
Mr. Smith retired from OI Inc. effective December 31, 2004.

(14)
As of December 31, 2004, Mr. Smith held 40,000 shares of restricted stock of OI Inc. with a value of $906,000 (determined by the closing price of OI Inc. Common Stock on the New York Stock Exchange on December 31, 2004).

(15)
Includes the following amounts equal to the value of premiums paid during 2004 by OI Inc. in connection with life insurance policies issued pursuant to the OI Inc. Executive Life Insurance Plan and Participation Agreements entered into between OI Inc. and certain named executive officers: Mr. Smith, $1,818; Mr. Wilkison, $2,379; and Mr. Young, $2,112.

(16)
Mr. Todisco's employment terminated effective January 31, 2005.

(17)
As of December 31, 2004, Mr. Todisco held 42,000 shares of restricted stock of OI Inc. with a value of $951,300 (determined by the closing price of the OI Inc. Common Stock on the New York Stock Exchange on December 31, 2004).

(18)
Includes $71,815 accrued to Mr. Todisco in a TFR Fund to be paid to Mr. Todisco upon his termination of employment or retirement, $12,430 for life, supplementary medical coverage and personal accident insurance for the benefit of Mr. Todisco, $56,927 representing the value of the company car transferred to Mr. Todisco upon his termination of employment and $4,204,388 paid to Mr. Todisco under the terms of an agreement entered into in connection with the termination of his employment, the terms of which are described below under "Matters Regarding Former Officer."

(19)
Mr. Wilkison became Co-Chief Executive Officer of OI Inc. on January 1, 2004 and served in that position on an interim basis prior to the appointment of Steven R. McCracken as President and Chief Executive Officer of OI Inc. effective April 1, 2004. From April 1, 2004 to his retirement from OI Inc. effective May 31, 2004, he held the position of Executive Vice President—Plastics Group General Manager.

(20)
Includes the amount of $20,769 paid to Mr. Wilkison in lieu of accrued vacation.

(21)
As of December 31, 2004, Mr. Wilkison held 54,000 shares of restricted stock of the Company with a value of $1,223,100 (determined by the closing price of OI Inc. Common Stock on the New York Stock Exchange on December 31, 2004).

(22)
Mr. Young became Co-Chief Executive Officer of OI Inc. on January 1, 2004 and served in that position on an interim basis prior to the appointment of Steven R. McCracken as President and Chief Executive Officer of OI Inc. effective April 1, 2004. From April 1, 2004 to March 31, 2005, Mr. Young held the position of Executive Vice President and Chief Financial Officer of the Company and OI Inc.

(23)
As of December 31, 2004, Mr. Young held 100,000 shares of restricted stock of OI Inc. with a value of $2,265,000 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004).

Option/SAR Grants in Last Fiscal Year(1)

        The following table provides information on options to purchase shares of OI Inc. Common Stock granted in 2004 to the named executive officers.

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			% of Total Options/SARs Granted to Employees In Fiscal Year(4)
Name				Exercise or Base Price ($/Sh)	Expiration Date
						5%	10%
Steven R. McCracken	335,000	(2)	28.8%	$14.02	04/02/14	$2,953,729	$7,485,330	(4)
Peter J. Robinson	25,000	(3)	2.2%	12.68	03/11/14	199,360	505,216	(5)
Robert A. Smith	15,000	(3)	1.3%	12.68	03/11/14	119,616	303,130	(5)
Franco Todisco	20,000	(3)	1.7%	12.68	03/11/14	159,488	404,173	(5)
Terry L. Wilkison	30,000	(3)	2.6%	12.68	03/11/14	239,232	606,260	(5)
Thomas L. Young	30,000	(3)	2.6%	12.68	03/11/14	239,232	606,260	(5)

(1)
No SAR's were granted to any of the named executive officers during 2004.

(2)
Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

Stock Price Multiple	Resulting Stock Price	Exercise Percentage
112.0%	$15.70	25%
134.5%	18.86	50%
160.5%	22.50	75%
192.5%	26.99	100%

  Under the Amended and Restated 1997 Equity Participation Plan of OI Inc. for all options granted under the plan, rights to receive Additional Options, as defined in the Amended and Restated 1997 Equity Participation Plan of OI Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of OI Inc. Common Stock owned by the optionee or the related tax obligation is paid using shares of OI Inc. Common Stock owned by the optionee or by relinquishing OI Inc. Common Stock which the optionee is entitled to receive upon the exercise of the options. The options granted in 2004 are not transferable except (a) by will or pursuant to the applicable laws of descent and distribution upon death of the optionee or (b) by gift to (i) such optionee's spouse, children or certain other relatives of the optionee, (ii) a trust for the benefit of such persons, (iii) a limited liability company or partnership, all of whose members or partners consist of the optionee or the above-listed relatives or trust, or (iv) a non-profit organization or charitable trust, contributions to which are tax-deductible.

(3)
Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

Stock Price Multiple	Resulting Stock Price	Exercise Percentage
120%	$15.22	25%
144%	18.26	50%
172%	21.81	75%
206%	26.12	100%

  Under the Amended and Restated 1997 Equity Participation Plan of OI Inc., for all options granted under the plan, rights to receive Additional Options, as defined in the Amended and Restated 1997 Equity Participation Plan of OI Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of OI Inc. Common Stock owned by the optionee or the related tax obligation is paid using shares of OI Inc. Common Stock owned by the optionee or by relinquishing OI Inc. Common Stock which the optionee is entitled to receive upon the exercise of the options. The options granted in 2004 are not transferable except (a) by will or pursuant to the applicable laws of descent and distribution upon death of the optionee or (b) by gift to (i) such optionee's spouse, children or certain other relatives of the optionee, (ii) a trust for the benefit of such persons, (iii) a limited liability company or partnership, all of whose members or partners consist of the optionee or the above-listed relatives or trust, or (iv) a non-profit organization or charitable trust, contributions to which are tax-deductible.

(4)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of OI Inc. Common Stock increasing to $22.837 and $36.364, respectively, over the ten-year life of the options granted in 2004 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and OI Inc.'s future performance and prospects.

(5)
Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of OI Inc. Common Stock increasing to $20.654 and $32.889, respectively, over the ten-year life of the options granted in 2004 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the OI Inc.'s future performance and prospects.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table provides information on the exercise of options to purchase OI Inc. Common Stock during 2004 by the named executive officers and the value of such officers' unexercised options to purchase Common Stock at December 31, 2004.

			Number of Securities Underlying Unexercised Options/SAR's At December 31, 2004
					Value of Unexercised In-the-Money Options/SAR's December 31, 2004(1)
	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven R. McCracken	0	$0	0	335,000	$0	$2,891,050
Peter J. Robinson	0	0	265,000	125,000	1,282,200	706,750
Robert A. Smith	74,500	630,153	121,000	50,000	387,345	309,675
Franco Todisco	0	0	123,000	40,000	1,190,223	313,775
Terry L. Wilkison	100,000	1,265,250	226,000	105,000	1,307,445	642,225
Thomas L. Young	8,174	25,094	363,541	105,000	1,695,621	642,225

(1)
Based on the closing price of OI Inc.'s Common Stock on the New York Stock Exchange on December 31, 2004 of $22.65.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        The named executive officers are covered by OI Inc.'s Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of the OI Inc.'s Board. Following a study of PAP, the Compensation Committee has elected to replace the plan with an all equity long term incentive plan beginning in 2005. In connection with the termination of PAP, the Compensation Committee made awards under PAP to the named executive officers for the 2003-2005 award period, payable in 2006 based on 2003-2004 results, and for the 2004-2006 award period, payable in 2007 based on 2004 results.

Estimated Future Payouts under Non-Stock Price-based Plans
Performance or Other Period Until Maturation or Payout
Name
		Threshold	Target	Maximum
Steven R. McCracken(1)	—	$—	$—	—
Peter J. Robinson	2003-2005 2004-2006	88,310 101,390	88,310 101,390	(2 (3	) )
Robert A. Smith	2003-2005 2004-2006	47,924 34,167	47,924 34,167	(2 (3	) )
Franco Todisco(1)	—	—	—	—
Terry L. Wilkison	2003-2005 2004-2006	53,624 22,561	53,624 22,561	(2 (3	) )
Thomas L. Young	2003-2005 2004-2006	75,449 53,971	75,449 53,971	(2 (3	) )

(1)
Mr. McCracken and Mr. Todisco do not participate in this plan.

(2)
Calculated on the basis of an average payout for 2003 and 2004 of 79.7%, payable in February 2006.

(3)
Calculated on the basis of a payout for 2004 of 109.4%, payable in February 2007.

Pension Plans

        The following table illustrates the estimated annual benefits payable under the OI Inc. Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
Highest Three-Year Average Annual Earnings
	20	25	30	35	40	45
$ 200,000	$52,352	$65,440	$78,528	$91,616	$103,736	$115,856
400,000	107,638	134,547	161,457	188,366	213,016	237,256
600,000	164,781	205,976	247,171	288,366	322,296	358,656
800,000	221,923	277,404	332,885	388,366	431,576	480,056
1,000,000	279,066	348,833	418,599	488,366	540,856	601,456
1,200,000	336,209	420,261	504,314	588,366	650,136	722,856
1,400,000	393,352	491,690	590,028	688,366	759,416	844,256
1,600,000	450,495	563,119	675,742	788,366	868,696	965,656
1,800,000	507,638	634,547	761,457	888,366	977,976	1,087,056
2,000,000	564,781	705,976	847,171	988,366	1,087,256	1,208,456
2,200,000	621,923	777,404	932,885	1,088,366	1,196,536	1,329,856
2,400,000	679,066	848,833	1,018,599	1,188,366	1,305,816	1,451,256
2,600,000	736,209	920,261	1,104,314	1,288,366	1,415,096	1,572,656

        The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

        The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan and Performance Award Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2005, Mr. McCracken had less than 1 year of credited service and Mr. Young had 28 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the OI Inc.'s Supplemental Retirement Benefit Plan (the "SRBP"). Mr. Robinson and Mr. Todisco are not covered by an OI Inc.-sponsored pension plan and Mr. Smith retired at the end of 2004.

        A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of OI Inc. OI Inc. previously provided for funding of a significant portion of the retirement benefits due under the SRBP through cash payments to certain participants in the plan. Such funding arrangements offset the liabilities under the SRBP at the time of such funding. All or a significant portion of the remaining retirement benefits under the SRBP will be provided to certain named executive officers through insurance policies purchased by OI Inc. and held in a secular trust plan (the "Secular Trust Plan") for each participant in the Secular Trust Plan. The amounts paid by OI Inc. on behalf of each participant constitute income to the participant. OI Inc. makes tax payments in an amount sufficient to cover each participant's taxes on both the insurance premiums paid by the Company and the tax payments.

        Employment Agreements.    OI Inc. entered into an employment agreement with Mr. McCracken when he joined OI Inc. Pursuant to this agreement, Mr. McCracken received an initial base salary of $700,000 per year (subject to increase from time to time, in the discretion of the Board of Directors), plus a bonus under OI Inc.'s Senior Management Incentive Plan of up to 300% of his base salary (with a target bonus of 150% of base salary), with the bonus for 2004 not to be less than $350,000. Mr. McCracken also agreed to purchase from OI Inc. shares of OI Inc.'s stock worth $750,000 at the then fair market value. Mr. McCracken was granted an initial award of 155,000 shares of restricted stock under OI Inc.'s Amended and Restated 1997 Equity Participation Plan, with the shares vesting 50% on the second anniversary of grant, and 25% percent on the next two anniversaries thereafter. He also was granted an initial award of options to purchase 335,000 shares of OI Inc.'s stock under OI Inc.'s Equity Participation Plan. The options have an exercise price equal to the New York Stock Exchange closing price of the stock on the day prior to grant and expire ten years and a day after the grant date. Half of the options become exercisable on the fifth anniversary of grant, and half on the sixth anniversary. These vesting dates may be accelerated in whole or in part, however, if OI Inc.'s stock trades for 20 consecutive trading days at prices greater than specified threshold levels. Mr. McCracken was granted accelerated vesting under OI Inc.'s supplemental retirement plan so that he would meet the service requirements of the plan after five years with OI Inc. After meeting such vesting requirements, the retirement benefit payable to Mr. McCracken under OI Inc.'s defined benefit plans will be based on a life annuity amount calculated using his combined years of service with OI Inc. and his prior employer, subject to an offset for the value of the life annuity received or receivable by Mr. McCracken from his prior employer. In addition to agreeing to reimbursement of customary relocation expenses, OI Inc. also agreed to compensate Mr. McCracken for any loss he might suffer upon the sale of his home in an amount up to $300,000. In the event Mr. McCracken is terminated "Without Cause" as defined in the agreement, he will be entitled to twice the sum of his base salary plus target bonus, paid in equal monthly installments over the twenty-four months after termination of employment. Mr. McCracken is also entitled to participate in OI Inc.'s employee benefit plans in effect from time to time, such as its health plan and its life insurance plan, on the same basis as other senior executives. Mr. McCracken's employment agreement was filed as an exhibit to OI Inc.'s Report on Form 10-Q for the second fiscal quarter of 2004 and an amendment thereto was filed as an exhibit to OI Inc.'s Report on Form 10-K for the year 2004.

        OI Inc. has also entered into employment agreements with certain officers, including the other named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of OI Inc. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by OI Inc. in its sole discretion.

        Matters Regarding Former Officer.    In connection with an organizational restructuring, Mr. Todisco's employment with OI Inc. was terminated by mutual consent pursuant to an agreement entered into on December 22, 2004 and effective as of January 31, 2005. Pursuant to the agreement, Mr. Todisco received a lump sum payment of approximately $4,204,388, plus his company car. In consideration of that payment, Mr. Todisco agreed to waive certain rights and payments he was entitled to by law and under the terms of the national collective labor agreement for executives of the industrial sector of Italy under which he was covered, including twelve months of notice prior to termination and certain other indemnity amounts. In addition, Mr. Todisco waived his right to collect amounts due to him for 2004 under OI Inc.'s Senior Management Incentive Plan, which amount would have been approximately $492,396. The lump sum payment also covered certain severance compensation Mr. Todisco was entitled by law to receive in the amount of approximately $289,688, and approximately $457,715 paid in consideration of a three year non-competition covenant. By agreeing to treat the termination as a "Termination of Employment" for purposes of the 1997 Equity Participation Plan, Mr. Todisco forfeited 42,000 shares of restricted stock held by Mr. Todisco, which OI Inc. reacquired for an aggregate price of approximately $.01 per share. The reacquired shares had a market value of $954,240 on the effective date of Mr. Todisco's termination. Pursuant to their terms, 40,000 options held by Mr. Todisco which were unexercisable at the time of his termination were forfeited, while 123,000 options exercisable on that date remained exercisable for three months thereafter. Pursuant to the agreement, Mr. Todisco agreed to waive any claims, confidentiality and other terms.

Certain Transactions

        During 2004, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that OI Inc. will continue to utilize the services of Williams & Jensen, P.C. on various OI Inc. matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of OI Inc. Common Stock as of February 15, 2005 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the outstanding OI Inc. Common Stock known to OI Inc., each of OI Inc.'s directors, named executive officers and all directors and officers as a group. Gerald J. Lemieux and L. Richard Crawford own 2,500 and 200 shares of OI Inc.'s $2.375 Convertible Preferred Stock, respectively, which shares are reflected in the totals shown below at a conversion rate of 0.9491 shares of OI Inc. Common Stock for each share of Convertible Preferred Stock. No other director, nominee for director, named executive officer or other executive officer beneficially owned any of OI Inc.'s preferred stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage
FMR Corp.(2)	22,646,638		15.0%
82 Devonshire Street
Boston, Massachusetts 02109
Massachusetts Financial Services Company(3)	17,078,676		11.4
500 Boylston Street
Boston, Massachusetts 02116
State Street Bank and Trust Company(4)	10,149,233		6.8
225 Franklin Street
Boston, MA 02110
Steven R. McCracken	209,162	(5)(6)	0.1
Gary F. Colter(1)	9,446		—
Robert J. Dineen(1)	18,796		—
James H. Greene, Jr.(1)	22,196		—
Anastasia D. Kelly(1)	10,696		—
John J. McMackin, Jr.(1)	19,324		—
Peter J. Robinson(1)	397,000	(5)(6)	0.3
Helge H. Wehmeier	5,000		—
Thomas L. Young(1)	414,311	(5)(6)	0.3
All directors and executive officers as a group (24 persons)(1)	2,856,949	(5)(6)	1.9

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Ms. Kelly and Messrs. Colter, Dineen, Greene, McMackin, Robinson and Young, and all directors and officers as a group. The number of shares beneficially owned includes the following shares subject to granted options:

Director/Officer	Options
Gary F. Colter	5,000
Robert J. Dineen	6,250
James H. Greene, Jr.	6,250
Anastasia D. Kelly	6,250
John J. McMackin, Jr.	6,250
Peter J. Robinson	315,000
Thomas L. Young	225,000
All directors and officers as a group	1,478,900

For purposes of this table, Mr. Robinson is deemed to have "beneficial ownership" of 74,000 phantom stock units issued under OI Inc.'s Amended and Restated 1997 Equity Participation Plan.

(2)
The Schedule 13G received by the Company from FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, indicated that FMR is the beneficial owner of 22,646,638 shares of OI Inc. Common Stock, with sole power to vote or to direct the vote of 2,046,710 shares and the sole power to dispose or to direct the disposition of 22,646,638 shares. Fidelity is the beneficial owner of 20,600,428 shares of OI Inc. Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. That number includes 755,275 shares of OI Inc. Common Stock resulting from the assumed conversion of 795,780 shares of OI Inc.'s $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 20,600,428 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR is the beneficial owner of 1,960,510 shares of OI Inc. Common Stock as a result of its serving as investment manager of the institutional account(s). That number includes 58,180 shares of OI Inc. Common Stock resulting from the assumed conversion of 61,300 shares of the OI Inc.'s $2.375 Convertible Preferred Stock (0.9491 shares of OI Inc. Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,960,510 shares and sole power to vote or to direct the voting of 1,960,510 shares.

(3)
The Schedule 13G received by OI Inc. from Massachusetts Financial Services Company ("MFS") indicated that MFS, together with certain other non-reporting entities, is the beneficial owner of 17,078,676 shares of OI Inc. Common Stock, with sole power to vote or to direct the vote on 16,476,786 shares and the sole power to dispose or to direct the disposition of 17,078,676 shares. That number includes 142,365 shares of OI Inc. Common Stock resulting from the assumed conversion of 150,000 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of OI Inc. Common Stock for each share of Convertible Preferred Stock).

(4)
The Schedule 13G received by OI Inc. from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 10,149,233 shares of OI Inc. Common Stock, with sole voting power with respect to 1,224,697 shares of OI Inc. Common Stock, shared voting power with respect to 8,924,536 shares of OI Inc. Common Stock, sole dispositive power with respect to 0 shares of OI Inc. Common Stock, and shared dispositive power with respect to 10,149,233 shares of OI Inc. Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the OI Inc. Stock Purchase and Savings Program, and (b) the OI Inc. Long Term Savings Plan.

(5)
The table includes the number of shares of OI Inc. Common Stock that Steven R. McCracken, Thomas L. Young, and all directors and officers as a group held in the Stock Purchase and Savings Program as of January 31, 2005. No shares are held in such program for Peter J. Robinson.

(6)
The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of February 15, 2005;

Officer	Shares
Steven R. McCracken	155,000
Thomas L. Young	100,000
All directors and officers as a group	738,769

The number of shares shown as beneficially owned by Mr. Robinson also includes 74,000 phantom stock units issued under OI Inc.'s Amended and Restated 1997 Equity Participation Plan.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The Credit Agreement

        On October 7, 2004, we entered into the Third Amended and Restated Secured Credit Agreement, which provides revolving and term loan facilities to certain subsidiaries of OI Group, including the Company.

  Revolving Facility

        The Credit Agreement provides a revolving facility to the Company and OI Plastic Products FTS Inc. (collectively, the "Domestic Borrowers") and certain other foreign subsidiaries (as described below) in an aggregate revolving loan amount of $600.0 million (inclusive of the subfacilities described below, the "Revolving Facility"). Each Domestic Borrower is jointly and severally liable for loans made to the other Domestic Borrower under the Revolving Facility. The Revolving Facility also includes:

  •
  a $20.0 million subfacility (the "U.K. Subfacility") available to one of OI Group's U.K. subsidiaries (the "U.K. Borrower");

  •
  a $440.0 million subfacility (the "Australian Subfacility") available to certain of OI Group's Australian subsidiaries (the "Australian Borrowers");

  •
  a $10.0 million subfacility (the "Canadian Subfacility") available to one of OI Group's Canadian subsidiaries (the "Canadian Borrower"); and

  •
  a $63.0 million subfacility (the "Italian Subfacility") available to one of OI Group's Italian subsidiaries (the "Italian Borrower").

        Each Australian Borrower is jointly and severally liable for the obligations of each other Australian Borrower under the Australian Subfacility. In addition, the Revolving Facility includes a $350.0 million letter of credit subfacility available to the Domestic Borrowers and the Australian Borrowers and certain overdraft facilities.

        The Revolving Facility expires on April 1, 2007. As of December 31, 2004, revolving loans of $30.1 million were outstanding under the revolving facility under the secured credit agreement and $165.0 million of issued but undrawn letters of credit were outstanding.

        Loans under the Revolving Facility bear interest, generally at the applicable borrower's option, at:

  •
  the higher of (A) the prime rate or (B) 50 basis points over an averaged federal funds rate, plus in either case 125 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is less than 3.0:1, 150 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is 3.0:1 or greater but less than 3.5:1, or 175 basis points, if the applicable leverage ratio is greater than or equal to 3.5:1; or

  •
  a reserve adjusted Eurodollar rate plus 225 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is less than 3.0:1, 250 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is 3.0:1 or greater but less than 3.5:1, or 275 basis points, if the applicable leverage ratio is greater than or equal to 3.5:1.

  Term Loans

        The Term Loans ("Term Loans") include the following:

  •
  a $315.0 million term loan to one of the Australian Borrowers, ACI Operations Pty Limited (the "Tranche A1 Term Loan");

  •
  a $226.8 million term loan to the Company (the "Tranche B1 Term Loan");

  •
  a $190.6 million term loan to OI Group's French subsidiary, BSN Glasspack S.A. ("BSN") (the "Tranche C1 Term Loan"); and

  •
  a €47.5 million term loan to BSN (the "Tranche C2 Term Loan").

  The Tranche A1 Term Loan matures on April 1, 2007 and all other Term Loans mature on April 1, 2008. Scheduled principal repayment dates for the Tranche A1 Term Loan occur on April 1, 2006, October 1, 2006 and April 1, 2007, and the principal amount of such loan payable on each such date is $20.7 million, $45.6 million and $248.7 million, respectively. Scheduled principal repayment dates for the Tranche B1 Term Loans occur on October 1, 2007 and April 1, 2008, and the principal amount of such loan payable on each such date is $5.5 million and $221.3 million, respectively. The Tranche C1 Term Loan has only one balloon payment of $190.6 million scheduled to occur April 1, 2008. Scheduled principal repayment dates for the Tranche C2 Term Loan occur on October 1, 2007 and April 1, 2008, and the principal amount of such loan payable on each such date is €1.8 million and €45.7 million, respectively.

  The Term Loans (other than the Tranche C2 Term Loan) bear interest, generally at the applicable borrower's option, at:

  •
  the higher of (A) the prime rate or (B) 50 basis points over an averaged federal funds rate, plus in either case 150 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is less than 3.75:1, or 175 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is greater than or equal to 3.75:1; or

  •
  a reserve adjusted Eurodollar rate plus 250 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is less than 3.75:1, or 275 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is greater than or equal to 3.75:1.

  The Tranche C2 Term Loan bears interest, generally, at a rate per annum for Euro deposits (as determined in accordance with the Credit Agreement) plus 250 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is less than 3.75:1, or 275 basis points, if the applicable leverage ratio then in effect under the Credit Agreement is greater than or equal to 3.75:1.

        Each Domestic Borrower has guaranteed the obligations of each other borrower under the Credit Agreement (including the offshore subfacilities). In addition, the Revolving Facilities (including the offshore subfacilities) and the Term Loans are guaranteed by OI Group and substantially all other direct and indirect domestic subsidiaries of OI Group. The U.K. Borrower has guaranteed the obligations of the Australian Borrowers, the Canadian Borrower, the Italian Borrower and BSN under the Credit Agreement. In addition, certain wholly-owned subsidiaries of the U.K. Borrower organized in England and Wales (the "U.K. Guarantors") have guaranteed the obligations of the U.K. Borrower under the U.K. Subfacility and under U.K. Borrower's guaranty of the Australian Borrowers', the Italian Borrower's, and the Canadian Borrower's obligations under their respective subfacilities and of BSN's obligations under the Tranche C1 Term Loan and the Tranche C2 Term Loan and each UK Guarantor has guaranteed the obligations of each other UK Guarantor under such guaranty; the Australian Borrowers and certain wholly-owned Australian subsidiaries of the Australian Borrowers (collectively, the "Australian Guarantors") have jointly and severally guaranteed the obligations of the Australian Borrowers under the Australian Subfacility and of ACI in its capacity as an Australian Borrower under the Tranche A1 Term Loan; and OI Europe SAS, substantially all of the subsidiaries of BSN, and the Australian Guarantors have also guaranteed the obligations of BSN under the Tranche C1 Term Loan and the Tranche C2 Term Loan.

        The Credit Agreement (including the Revolving Facility and the Term Loans) and the domestic guaranties of the Credit Agreement, subject to certain exceptions and limitations, are secured on a first priority basis by substantially all of the assets of OI Group and substantially all of the assets of substantially all present and future direct and indirect domestic subsidiaries of OI Group, including the stock and intercompany debt of such subsidiaries (other than OI General FTS Inc.). In addition, (i) the U.K. Subfacility and the guaranties of the U.K. Borrower and U.K. Guarantors are secured by substantially all of the assets of the U.K. Borrower and U.K. Guarantors, (ii) the Australian Subfacility, the Tranche A1 Term Loan and the guaranties of the Australian Borrowers and the Australian Guarantors are secured by substantially all of the assets of the Australian Borrowers and the Australian Guarantors, and (iii) the Tranche C1 Term Loan and the Tranche C2 Term Loan made to BSN are secured by a pledge by OI Europe SAS of BSN's shares and by certain assets, including certain real property and shares, of BSN and certain subsidiaries of BSN. Domestic real property with an acquisition cost or insurable value of less than $25.0 million has generally been excluded. The Credit Agreement also requires under certain circumstances certain additional existing and future subsidiaries to guaranty the Credit Agreement and grant security interests in their assets to secure the Credit Agreement. The Credit Agreement and related collateral documents provide that, subject to certain conditions, the domestic guaranties and liens supporting the Credit Agreement may be shared from time to time with specified types of other obligations owing to lenders or affiliates of lenders party to the Credit Agreement incurred or guaranteed by OI Group or its subsidiaries as lending facilities and interest rate and currency agreements and certain other indebtedness permitted by the Credit Agreement.

        Loans and commitments under the Credit Agreement are subject to mandatory prepayment and reduction under certain circumstances from excess cash flow and from proceeds of permitted asset sales, the sale or issuance of permitted debt securities and the incurrence of certain permitted indebtedness, the sale or issuance of certain equity securities, and from insurance and condemnation proceeds, in each case received by OI Group and/or OI Group's subsidiaries (with certain exceptions for non-U.S. subsidiaries), and in some cases by OI Inc. Voluntary prepayment of any of the loans under the Credit Agreement is permitted in whole or in part with prior notice without premium or penalty (except with respect to the Term Loans as set forth below and subject to funding losses), subject to limitations as to minimum amounts. If any tranche of the Terms Loans are repaid in full prior to June 21, 2005 as a result of a voluntary or mandatory prepayment with the proceeds of new term loans under the Credit Agreement that have an applicable rate that is less than the rate currently calculated using the applicable margin for such tranche of Term Loan as of the date of the Credit Agreement, a certain prepayment premium would apply to any such prepayment.

        The Credit Agreement contains covenants and provisions that, among other things, restrict the ability of OI Group and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by OI Group and its subsidiaries, engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

        In addition, the Credit Agreement contains financial covenants that require OI Group and its subsidiaries to maintain, based upon the financial statements of OI Inc. and its subsidiaries on a consolidated basis, the following financial ratios and tests:

  •
  the fixed charge coverage ratio (the ratio of cash flow available for fixed charges to fixed charges) must be at least 1.15 to 1.0 as of the last day of each fiscal quarter through September 30, 2005, at least 1.30 to 1.0 as of the last day of each fiscal quarter thereafter through September 30, 2006, at least 1.5 to 1.0 as of the last day of each fiscal quarter thereafter through September 30, 2007, and at least 1.7 to 1.0 as of the last day of each fiscal quarter thereafter through March 31, 2008; this ratio for each of the 12 months ended December 31, 2002 and 2003 and 2004 was 1.88, 1.50 and 1.7. Such ratio was calculated in accordance with the terms of the Credit Agreement in effect at the time of such calculation.

  •
  the leverage ratio (the ratio of total debt to credit agreement EBITDA) may not exceed 5.0 to 1.0 as of the last day of each fiscal quarter through September 30, 2005, may not exceed 4.65 to 1.0 as of the last day of each fiscal quarter thereafter through September 30, 2006, may not exceed 4.3 to 1.0 as of the last day of each fiscal quarter thereafter through September 30, 2007, and may not exceed 3.95 to 1.0 as of the last day of each fiscal quarter thereafter through March 31, 2008; OI Inc.'s leverage ratio for each of the 12 months ended December 31, 2002, 2003 and 2004 was 3.91, 4.34 and 4.13.

  •
  capital expenditures may not exceed $550.0 million in any fiscal year, plus, solely in the case of the 2003, 2004 and 2005 fiscal years, an additional amount not to exceed in the aggregate for all such years of $130.0 million expended for certain purposes set forth in the Credit Agreement.

        Events of default under the Credit Agreement include, among other matters: (1) any failure to pay principal when due or to reimburse letters of credit when reimbursement is due, or to pay interest, fees or other amounts within five days after the date due; (2) any failure by OI Inc. or any of its subsidiaries to pay when due principal or interest on certain indebtedness that gives rise to a right of acceleration, and other breaches or defaults by OI Inc. or its subsidiaries under such indebtedness similarly giving rise to acceleration rights; (3) the breach by OI Group or certain of its subsidiaries of certain covenants, representations or warranties in the Credit Agreement; (4) any other default by OI Group or certain subsidiaries under the Credit Agreement that has not been remedied or waived within 30 days of the requisite notice; (5) certain events of bankruptcy, insolvency or dissolution of OI Inc., OI Group, any borrower or any material subsidiary, and certain material judgments entered against the same; (6) a change of control of OI Inc., OI Group or the Company as defined in the Credit Agreement; (7) certain ERISA and pension-related matters and liabilities; (8) material impairment of the guarantees or the collateral security; and (9) certain changes in the activities of OI Inc. and certain other subsidiaries of OI Group.

Senior Secured Notes due 2009, 2011 and 2012 and Senior Notes due 2013

        In January 2002, we issued $1.0 billion of 8 7/8% Senior Secured Notes due 2009. In November 2002, we issued $450.0 million of 8 3/4% Senior Secured Notes due 2012 and in December 2002, we issued an additional $175.0 million of 8 3/4% Senior Secured Notes due 2012. In May 2003, we issued $450.0 million of 7 3/4% Senior Secured Notes due 2011 and $450.0 million of 8 1/4% Senior Notes due 2013. The senior secured notes and the senior notes are senior obligations of the Company and rank pari passu in right of payment with all current and future senior debt of the Company, including its obligations under the Credit Agreement and the notes. The guarantees of the senior secured notes and the senior notes rank equal in right of payment to the guarantees of OI Group and the subsidiary guarantors of their existing and future senior obligations, including their obligations under the Credit Agreement and the notes. The terms of the senior secured notes and the senior notes are substantially similar to the terms of the notes, except that the Senior Secured Notes and the guarantees thereof are secured.

Indebtedness of OI Inc.

        OI Inc. has issued the following outstanding public debt securities:

          $112.4 million of 7.15% Senior Notes due 2005
  $300 million of 8.10% Senior Notes due 2007
  $250 million of 7.35% Senior Notes due 2008
  $250 million of 7.50% Senior Debentures due 2010
  $250 million of 7.80% Senior Debentures due 2018

        OI Inc.'s obligations under these outstanding public debt securities are guaranteed on a subordinated basis by OI Group and OI Packaging. The guarantees and the outstanding public debt securities are secured by a second priority lien on the intercompany debt owed to and capital stock owned by OI Group and OI Packaging.

        The guarantees by OI Group and OI Packaging are subordinated to the prior payment in full in cash of all obligations of the guarantors under the Credit Agreement and the senior secured notes. The guarantees by OI Group and OI Packaging of OI Inc.'s outstanding public debt securities will also be subordinated to the guarantees by OI Group and OI Packaging of our obligations under our outstanding senior notes and under the notes offered hereby. Each of OI Group and OI Packaging will be released and relieved of any obligations under its guarantee of OI Inc.'s outstanding public debt securities (1) in the event of a sale or other disposition of all or substantially all of the assets of such guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of its capital stock, to a person that is not a subsidiary of OI Inc., or (2) at the discretion of OI Inc., in the event that the guarantor is no longer a guarantor of our obligations under the Credit Agreement.

        The security interests securing OI Inc.'s outstanding public debt securities will terminate and the collateral will be released upon the earlier of: payment in full of all obligations under the Credit Agreement and the cancellation or termination of the Credit Agreement and related letters of credit and the written election of OI Group and OI Packaging; and the first date on which the pledged collateral no longer secures any obligations under the Credit Agreement and upon the written election of OI Group and OI Packaging.

        In addition, lenders under the Credit Agreement have the ability to direct the collateral agent to release the collateral upon the approval of the requisite percentage of lenders under the Credit Agreement.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the word "Company" refers only to Owens-Brockway Glass Container Inc. and not to any of its Subsidiaries, the term "OI Packaging" refers to Owens-Brockway Packaging, Inc., the Company's direct parent, and not to any of its Subsidiaries and the term "OI Group" refers to Owens-Illinois Group, Inc., the Company's indirect parent, and not to any of its Subsidiaries. OI Group and certain of the Subsidiaries of OI Group guarantee the notes and therefore are subject to many of the provisions contained in this Description of Notes. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this description of notes include the dollar notes, the euro notes and any exchange notes and "additional notes" (as defined below) that are issued.

        The Company issued the private notes, and will issue the exchange notes, under an Indenture (the "Indenture") among itself, the Guarantors and Law Debenture Trust Company of New York, as trustee (the "Trustee"), Deutsche Bank Trust Company Americas, as registrar and Dollar Notes Paying Agent and Deutsche Bank AG, acting through its London Branch, as Euro Notes Paying Agent, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the dollar notes and the euro notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The dollar notes and the euro notes are each issued as a separate class, but, except as otherwise provided below, are treated as a single class for all purposes of the Indenture.

        The following description is a summary of the material provisions of the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, define your rights as Holders of the notes. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

        Each of the dollar notes and the euro notes:

  •
  are senior obligations of the Company;

  •
  are pari passu in right of payment with existing, and any future, senior Indebtedness of the Company; and

  •
  are guaranteed on a senior basis by the Guarantors.

The Guarantees

        The notes are guaranteed by OI Group and all Domestic Subsidiaries of OI Group that guarantee the Credit Agreement and will be guaranteed by any future Domestic Subsidiaries of OI Group that guarantee the Credit Agreement. All of OI Group's Subsidiaries, other than its Foreign Subsidiaries, are "Domestic Subsidiaries." In the future, OI Group may have additional Subsidiaries which are not Domestic Subsidiaries and may also have additional Domestic Subsidiaries which do not guarantee the notes.

        Each Guarantee of the notes:

  •
  is a senior obligation of the Guarantor; and

  •
  is pari passu in right of payment with existing and any future senior Indebtedness of the Guarantor.

        All of OI Group's Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," OI Group will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." The Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, Maturity and Interest

        The Indenture does not limit the maximum aggregate principal amount of notes that the Company may issue thereunder. The Company will issue an aggregate principal amount of $400 million of exchange dollar notes and an aggregate principal amount of €225 million of exchange euro notes in the exchange offer. The Company may issue additional dollar notes and/or euro notes (the "additional notes") from time to time after the exchange offer. The notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture.

        The Company will issue exchange dollar notes and exchange euro notes in denominations of $50,000 and €50,000, respectively, and integral multiples of $1,000 and €1,000, respectively. The notes will mature on December 1, 2014.

        Interest on the notes will accrue at the rate of 6 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid, or, if no interest was paid on the private notes, from the date of issuance of the private notes, which was December 1, 2004. Holders whose private notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the private notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Listing of the Notes

        The Company has listed, through its Irish listing agent, the euro notes and the dollar notes on the Official List of the Irish Stock Exchange.

Paying Agent and Registrar for the Notes

        The Company will maintain one or more paying agents (each a "Paying Agent") for the notes, including in New York and London (the "Principal Paying Agent"). The Company will use its best efforts to maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any law implementing or complying with or introduced in order to conform to any European Council Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000. The initial Principal Paying Agent will be Deutsche Bank Trust Company Americas in New York with respect to the dollar notes and Deutsche Bank AG in London with respect to the euro notes.

        The Company will also maintain one or more registrars (each, a "Registrar") with offices in New York and London and a transfer agent, including one with offices in New York and London. The initial

Registrar and transfer agent will be Deutsche Bank Trust Company Americas in New York with respect to the dollar notes and Deutsche Bank AG in London with respect to the euro notes.

        The Company may change the Paying Agents, the Registrars or the transfer agents without prior notice to the holders and the Company or one of its Restricted Subsidiaries may act as Paying Agent, Registrar or transfer agent.

        So long as the notes are listed on the official list of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Company will maintain a paying agent and transfer agent in Dublin. If the notes are listed on any other securities exchange, the Company will satisfy any requirement of such securities exchange as to paying agents. So long as the notes are listed on the official list of the Irish Stock Exchange, the Company will publish a notice of any change of Paying Agent, Registrar or transfer agent in a newspaper having a general circulation in Dublin (currently expected to be the Irish Times).

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Guarantees

        The Guarantors jointly and severally guarantee the due and punctual payment of principal and of interest on the notes and all other obligations of the Company under the Indenture. The Guarantees of the notes (including the payment of principal of, premium, if any, and interest on the notes) are senior obligations of such Guarantors and rank pari passu in right of payment with all existing and future senior obligations of the Guarantors and rank senior to all subordinated obligations of such Guarantors. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes—United States Fraudulent Transfer Considerations—U.S. Federal and state laws permit a court to void the notes or the guarantees under certain circumstances."

        Until such time as all Guarantees of the notes by the Guarantors have been released in accordance with the terms of the Indenture, OI Group will cause each Domestic Subsidiary that guarantees the Company's obligations under the Credit Agreement to become a Guarantor under the Indenture and thereby guarantee the notes on the terms and conditions set forth in the Indenture. Upon the release of a Guarantee by a Domestic Subsidiary under the Credit Agreement, the Guarantee of such Domestic Subsidiary under the Indenture will be released and discharged at such time. In the event any such Domestic Subsidiary thereafter guarantees obligations under the Credit Agreement (or such released Guarantee under the Credit Agreement is reinstated or renewed), then such Domestic Subsidiary will guarantee the notes on the terms and conditions set forth in the Indenture.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Event of Default exists under the Indenture; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  such sale or other disposition complies with the "Asset Sale" provisions of the Indenture, including the application of the Net Proceeds therefrom.

        The Guarantee of a Guarantor will be released:

  •
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the "Asset Sale" provisions of the Indenture;

  •
  in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale of all such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the Indenture; or

  •
  if OI Group properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

        The Guarantees will also be released in the circumstances described below under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets."

Ranking

        The notes are senior obligations of the Company and rank pari passu in right of payment with all existing and future senior obligations of the Company (including Indebtedness of the Company under the Credit Agreement and the Existing Senior Notes) and rank senior in right of payment to all subordinated obligations of the Company. The notes are guaranteed by the Guarantors to the extent set forth above under "—Guarantees." The Guarantees of the notes rank equal in right of payment to the Guarantees of OI Group and the other Guarantors of their existing and future senior obligations, including their obligations under the Credit Agreement and the Existing Senior Notes, and senior in right of payment to all subordinated obligations of the Guarantors, including the guarantees of OI Group and OI Packaging of the obligations of OI Group's parent, OI Inc., related to its outstanding public debt securities.

        The notes are effectively subordinated to obligations under the Credit Agreement and the Existing Senior Notes to the extent those obligations are secured by collateral. In addition, OI Inc.'s outstanding public debt securities and the Guarantees thereof are secured by a second priority lien on the capital stock owned by, and intercompany debt owed to, OI Packaging and OI Group. If the holders of OI Inc.'s outstanding public debt securities were to foreclose on the intercompany debt owed to OI Packaging by the Company and/or owed to OI Packaging or OI Group by certain of the guarantors of the notes, such holders would have a direct claim under the intercompany debt as a creditor of the Company and/or such guarantors. However, the terms of the intercompany debt expressly subordinate the payment of that intercompany debt to the prior payment of all of the existing and future senior indebtedness of the Company and such guarantors, including the notes and the Guarantees thereof. Finally, if the holders of OI Inc.'s outstanding public debt securities were to foreclose on the capital stock of the Company and/or such guarantors, such holders would not have a direct claim as a creditor of the Company or any such guarantor. Therefore, claims of the holders of the notes against the

Company and/or such guarantors are effectively senior to the claims of the holders of OI Inc.'s outstanding public debt securities.

        As of December 31, 2004, the non-guarantor Subsidiaries represented approximately:

  •
  65% of OI Group's consolidated net sales from continuing operations;

  •
  67% of OI Group's consolidated assets, excluding the assets of discontinued operations.

        As of December 31, 2004, the liabilities of the non-guarantor Subsidiaries on a consolidated basis were approximately $2.9 billion.

        In addition, the notes and guarantees are effectively junior to any liabilities including trade payables, of any non-guarantor subsidiaries. As of December 31, 2004, OI Group had approximately $0.7 billion of total consolidated indebtedness, which included approximately $0.6 billion of secured indebtedness under the Credit Agreement.

Optional Redemption

        Except as described below, the notes are not redeemable at the Company's option prior to December 1, 2009. The Company cannot predict with any certainty the criteria that it will use in determining whether to redeem the notes. The general economic environment, the Company's capitalization, the interest rate environment and the Company's cash flow are just a few of the many factors that may influence the Company's decision. The Company may, for example, be more likely to redeem the notes if interest rates are low or if the Company has substantial excess cash flow.

        On or after December 1, 2009, the Company may redeem each series of notes, in whole or in part, upon not less than 10 nor more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Dollar Notes	Euro Notes
2009	103.375%	103.375%
2010	102.250%	102.250%
2011	101.125%	101.125%
2012 and thereafter	100.000%	100.000%

        At any time prior to December 1, 2007, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the dollar notes (calculated after giving effect to any issuance of additional notes) at a redemption price of 106.750% of the principal amount thereof and up to 40% of the aggregate principal amount of euro notes (calculated after giving effect to any issuance of additional notes) at a redemption price of 106.750% of the principal amount thereof, in each case, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that:

  (1)
  at least 60% of the aggregate principal amount of the dollar notes (calculated after giving effect to any issuance of additional dollar notes) remains outstanding immediately after the occurrence of such redemption of dollar notes (excluding dollar notes held by OI Inc. and its Subsidiaries) and at least 60% of the aggregate principal amount of the euro notes (calculated after giving effect to any issuance of additional euro notes) remains outstanding immediately after the occurrence of such redemption of euro notes (excluding euro notes held by OI Inc. and its Subsidiaries); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such Equity Offering.

        At any time prior to December 1, 2009, the Company may also redeem all or a part of each series of notes, upon not less than 10 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the notes on the relevant interest payment date).

        In addition, at any time prior to December 1, 2009, the notes may also be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 10 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the notes on the relevant interest payment date).

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of such note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (1) the redemption price of such note at December 1, 2009 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such note through December 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate, in the case of dollar notes, and the Bund Rate, in the case of euro notes, as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of such note, if greater.

        "Bund Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to December 1, 2009 and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to December 1, 2009; provided, however, that, if the period from such redemption date to December 1, 2009 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such redemption date to December 1, 2009 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference

    German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Company in good faith of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the redemption date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2009; provided, however, that if the period from the redemption date to December 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        So long as the notes are listed on the Official List of the Irish Stock Exchange, and to the extent required by the Irish Stock Exchange, the Company will notify the Irish Stock Exchange of any such notice. In addition, the Company will notify the Irish Stock Exchange of the principal amount of notes outstanding following any partial redemption of notes.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all the notes as described under "—Optional Redemption," each Holder of notes has the right to require the Company to repurchase all or any part (equal to $50,000 in the case of the dollar notes and €50,000 in the case of the euro notes or, in each case, an integral multiple of $1,000 and €1,000, respectively) of that Holder's notes pursuant to a change of control offer on the terms set forth in the Indenture (a "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $50,000 or €50,000, as applicable, or an integral multiple of $1,000 and €1,000, respectively.

        If at any time of such Change of Control, the notes are listed on the Official List of the Irish Stock Exchange, to the extent required by the Irish Stock Exchange, the Company will notify the Irish Stock Exchange that a Change of Control has occurred and any relevant details relating to such Change of Control.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The indentures for the Existing Senior Notes contain a similar Change of Control covenant.

        The Credit Agreement currently prohibits the Company from voluntarily purchasing the notes or the Existing Senior Notes, and also provides that certain change of control events with respect to OI Inc., OI Group and the Company would constitute a default under that agreement. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek consent to purchase the notes and the Existing Senior Notes or could attempt to refinance its borrowings under the Credit Agreement. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the notes or the Existing Senior Notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  OI Group (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such Fair Market Value is determined in good faith by OI Group and a certification to that effect is set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  at least 75% of the consideration therefore received by OI Group or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on OI Group's or such Restricted Subsidiary's most recent balance sheet) of OI Group or any Restricted Subsidiary of OI Group (other than liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any such assets which assumption releases OI Group or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by OI Group or any such Restricted Subsidiary from such transferee that are converted within 180 days by OI Group or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

  (c)
  any Designated Noncash Consideration received by OI Group or any Restricted Subsidiary of OI Group in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

provided, that the 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash portion of such consideration received therefore on an after-tax basis, determined in accordance with clause (3) above, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with such 75% limitation.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, OI Group or such Restricted Subsidiary may apply such Net Proceeds at its option:

  (1)
  to repay senior Indebtedness of the Company or any Guarantor and, if the senior Indebtedness of the Company or any Guarantor repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, if the terms of such revolving credit Indebtedness would require such a commitment reduction; provided, however, that a non-Guarantor Restricted Subsidiary may use the Net Proceeds from an Asset Sale to repay senior Indebtedness of OI Group or any Restricted Subsidiary of OI Group;

  (2)
  to make payments required to be made with respect to the outstanding OI Inc. Senior Notes;

  (3)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

  (4)
  to make a capital expenditure in or that is used or useful in a Permitted Business;

  (5)
  to acquire other long-term assets in or that are used or useful in a Permitted Business; or

  (6)
  to make an Investment in any one or more businesses (provided that such Investment in any business may be in the form of the acquisition of Capital Stock so long as it results in OI

    Group or a Restricted Subsidiary of OI Group, as the case may be, owning a majority of the Capital Stock of such business), properties or assets that replace the businesses, properties and assets that are the subject of such Asset Sale; provided, however, that any such business, properties and assets of OI Group or a Guarantor that are the subject of an Asset Sale are invested in one or more businesses, properties or assets that constitute or are owned or will be owned by a Guarantor or a Restricted Subsidiary that becomes a Guarantor.

        Pending the final application of any such Net Proceeds, OI Group or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of notes and all Holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including the Existing Senior Notes) to purchase the maximum principal amount of notes, and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

        The agreements governing OI Group's Indebtedness or the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or OI Group. Finally, the Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's or OI Group's then existing financial resources.

Selection and Notice

        If less than all of the outstanding notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed (as certified to the Trustee by the Company); or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $1,000 or €1,000, as applicable, or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

        So long as any notes are listed on the Official List of the Irish Stock Exchange, and to the extent required by the Irish Stock Exchange, the Company will provide a copy of all notices to the Irish Stock Exchange. In addition, for 14 days from the date of the listing particulars relating to the listing of the notes on the Irish Stock Exchange, copies of the following documents will be available for inspection during usual business hours at the specified office of the Irish paying agent: (a) the Indenture (including the form of notes) and (b) any documents furnished to the Trustee under the covenant described under the heading "—Certain Covenants—Reports."

Certain Covenants

  Fall-Away Event

        If at any time the notes have achieved the Investment Grade Ratings, OI Group and the Restricted Subsidiaries of OI Group will thereafter no longer be subject to the covenants under "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales" or the following provisions of the Indenture under "—Certain Covenants" (even if the notes subsequently cease to have the Investment Grade Ratings):

  •
  "—Restricted Payments,"

  •
  "—Incurrence of Indebtedness and Issuance of Preferred Stock,"

  •
  "—Liens,"

  •
  "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

  •
  "—Transactions with Affiliates,"

  •
  "—Additional Guarantees," and

  •
  "—Payments for Consent"

(collectively, the "Extinguished Covenants"), provided that if upon the receipt by the notes of the Investment Grade Ratings, a Default or Event of Default has occurred and is continuing under the Indenture, the Company will continue to be subject to the Extinguished Covenants until such time as no Default or Event of Default is continuing.

        Notwithstanding the foregoing, at the time OI Group and the Restricted Subsidiaries are no longer subject to the Extinguished Covenants, neither OI Group nor any of its Domestic Subsidiaries will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any of its Domestic Subsidiaries, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement; (ii) Liens existing on the Issue Date; (iii) Liens granted after the Issue Date on any assets of OI Group or any of its Domestic Subsidiaries securing Indebtedness of OI Group or any of its Domestic Subsidiaries created in favor of the Holders of the notes; (iv) Liens securing Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any of its Domestic Subsidiaries other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted; (v) Investment Grade Permitted Liens; or (vi) Liens created in substitution of or as replacement for any Liens permitted by the preceding clauses (i) through (v) or this clause (vi), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced. Upon the assignment of the Company's obligations under the Indenture to OI Inc. as described in the last paragraph of the covenant described below under the caption "—Merger, Consolidation or Sale of Assets," the limitations described in this paragraph will apply to Liens securing Indebtedness of OI Inc. and its Domestic Subsidiaries in lieu of Liens securing Indebtedness of OI Group and its Domestic Subsidiaries.

  Restricted Payments

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other distribution on account of OI Group's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) or to the direct or indirect holders of OI Group's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of OI Group or such Restricted Subsidiaries); provided that the foregoing will not limit or preclude:

  (a)
  the declaration or payment of dividends or distributions to OI Group, the Company or any Guarantor; (b) the declaration or payment of dividends or distributions to holders of Equity Interests of a Guarantor (other than OI Group or a Subsidiary of OI Group) on a pro rata basis with all other holders; or (c) the declaration or payment of dividends or distributions by non-Guarantor Restricted Subsidiaries to the holders of their Equity Interests on a pro rata basis;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) any Equity Interests of OI Group or any direct or indirect parent of OI Group;

  (3)
  purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees of the notes, except for (a) payments of or related to Intercompany Indebtedness (other than Intercompany Indebtedness owing to OI Inc. by OI Group), (b) a payment of interest or principal at the Stated Maturity thereof (other than Intercompany Indebtedness owing to OI Inc. by OI Group) or (c) the purchase, repurchase, defeasance, acquisition or retirement for value of Indebtedness of a Foreign Subsidiary by a Foreign Subsidiary; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  OI Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OI Group and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of OI Group for the period (taken as one accounting period) from January 1, 2005 to the end of OI Group's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by OI Group since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OI Group (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of OI Group that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of OI Group); plus

  (c)
  to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated, the cash plus the Fair Market Value of any marketable securities received upon the sale or liquidation of such Restricted Investment (less the cost of disposition, if any); plus

  (d)
  $15.0 million.

        So long as (solely with respect to clauses (2), (3), (5) and (7) below) no Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of OI Group or any Restricted Subsidiary of OI Group or of any Equity Interests of OI Group in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OI Group) of, Equity Interests of OI Group (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of the OI Inc. Senior Notes;

  (4)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of OI Group (other than the OI Inc. Senior Notes) or any Restricted Subsidiary of OI Group with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (5)
  the repurchase, redemption or other acquisition or retirement (or dividends or distributions to OI Inc. or payments of Intercompany Indebtedness, in each case, to finance such repurchase, retirement or other acquisition) for value of any Equity Interests of OI Inc., OI Group or any Restricted Subsidiary of OI Group held by any member of OI Inc.'s, OI Group's or any Restricted Subsidiary of OI Group's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period;

  (6)
  any OI Inc. Ordinary Course Payment; and

  (7)
  dividends or distributions to OI Inc. or payments of Intercompany Indebtedness to allow OI Inc. to pay cash dividends on any shares of preferred stock of OI Inc. outstanding on the Issue Date, plus dividends on any subsequently issued shares of preferred stock of OI Inc. in an amount not to exceed $25.0 million in any twelve-month period.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by OI Group or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by OI Group.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur") with respect to any Indebtedness (including Acquired Debt), and OI Group will not issue any Disqualified Stock and OI Group will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that OI Group and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and may issue preferred stock, if the Fixed Charge Coverage Ratio for OI Group's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by OI Group or its Restricted Subsidiaries of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $4.5 billion (of which not more than $1.75 billion of such Indebtedness shall be incurred by Restricted Subsidiaries that are not Guarantors);

  (2)
  the incurrence by OI Group and any Restricted Subsidiary of OI Group of the Existing Indebtedness;

  (3)
  the incurrence by OI Group, the Company and the Guarantors of Indebtedness represented by the private notes and the related Guarantees issued on the Issue Date and the notes to be issued in exchange therefore as contemplated by the Registration Rights Agreement;

  (4)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 3.0% of Tangible Assets;

  (5)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of OI Group or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed 5.0% of Tangible Assets, as measured after giving effect to such transaction;

  (6)
  provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness in exchange for, or the proceeds of which are or will be used to refund, refinance or replace the OI Inc. Senior Notes;

  (7)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are or will be used to refund, refinance or replace Indebtedness (other than Intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (6) or (7) of this paragraph;

  (8)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among OI Group and any of its Restricted Subsidiaries and with respect to OI Group only, between OI Group and OI Inc.; provided, however, that:

  (a)
  if OI Group, the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Guarantees of the notes, in the case of OI Group or a Guarantor;

  (b)
  any incurrence by OI Group of Intercompany Indebtedness to OI Inc. after the Issue Date will be in exchange for cash loans or advances from OI Inc. in the ordinary course of business consistent with past practices; and

  (c)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than OI Group or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OI Group or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by OI Group or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

  (9)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Hedging Obligations;

  (10)
  provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by any Foreign Subsidiary of OI Group of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300.0 million, in addition to the $1.75 billion of Indebtedness that may be incurred under clause (1) of this paragraph;

  (11)
  (i) the Guarantee by the Company or any of the Guarantors of Indebtedness of OI Group or any Restricted Subsidiary of OI Group and (ii) the Guarantee by any Foreign Subsidiary of Indebtedness of OI Group or any Restricted Subsidiary of OI Group, in each case, that was permitted to be incurred by another provision of this covenant;

  (12)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant or an issuance of Disqualified Stock; provided,in each such case, that the amount thereof is included in Fixed Charges of OI Group as accrued;

  (13)
  the incurrence by OI Group or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $300.0 million;

  (14)
  Indebtedness arising from agreements of OI Group or a Restricted Subsidiary of OI Group providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of OI Group or any such Restricted Subsidiary of OI Group (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness that is permitted to be incurred pursuant to this clause (14) shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by OI Group and its Restricted Subsidiaries in connection with such disposition;

  (15)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables;

  (16)
  obligations in respect of performance and surety bonds and completion guarantees provided by OI Group or any of its Restricted Subsidiaries in the ordinary course of business;

  (17)
  Indebtedness incurred by OI Group or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

  (18)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Acquired Debt, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed 5.0% of Tangible Assets, as measured after giving effect to the transaction for which the Acquired Debt was incurred.

        The Company will not incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially similar terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured. Indebtedness under Credit Facilities outstanding on the Issue Date are deemed to have been incurred on such date in reliance on the exception provided by clauses (1) and (2) of the definition of Permitted Debt above.

        OI Group will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the obligations under the notes or Guarantees of the notes on substantially similar terms; provided, however, that no Indebtedness of OI Group or the Guarantors shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, or later reclassify all or a portion of such item of Indebtedness.

  Liens

        Neither OI Group nor any Restricted Subsidiary of OI Group will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any Restricted Subsidiary of OI Group, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

  (1)
  Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement;

  (2)
  Liens existing on the Issue Date;

  (3)
  Liens granted after the Issue Date on any assets of OI Group or any of its Restricted Subsidiaries securing Indebtedness of OI Group or any of its Restricted Subsidiaries created in favor of the Holders of the notes;

  (4)
  Liens securing Indebtedness of OI Group or any Restricted Subsidiary of OI Group which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any Restricted Subsidiary of OI Group other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted;

  (5)
  Permitted Liens; and

  (6)
  Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (5) or this clause (6), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

So long as the Credit Agreement is in effect, if the notes are secured pursuant to the first sentence of the foregoing covenant, the notes will be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any exclusions or exceptions described therein, no less favorable to the holders of the notes than those set forth in, or contemplated by, the Credit Agreement with respect to the Existing Senior Notes that are secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to OI Group or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to OI Group or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to OI Group or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to OI Group or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness, Credit Facilities, charter documents and shareholder agreements as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, Credit Facilities, charter documents and shareholders agreements as in effect on the Issue Date;

  (2)
  the Indenture, the notes, the Collateral Documents, the Offshore Collateral Documents and the Guarantees of the notes;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by OI Group or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations, including Capital Lease Obligations and obligations under mortgages, for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary of OI Group that restricts any of the foregoing by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

  (9)
  Permitted Liens or Investment Grade Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

        Nothing contained in this covenant shall prevent OI Group or a Restricted Subsidiary of OI Group from entering into any agreement (x) permitting or providing for the incurrence of Liens otherwise permitted by the "Liens" covenant or (y) restricting the sale or other disposition of property securing Indebtedness.

Merger, Consolidation or Sale of Assets

        OI Group will not, in any transaction or series of transactions, merge or consolidate with or into, or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and OI Group will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of OI Group and its Restricted

Subsidiaries, on a consolidated basis, to any other Person or Persons, unless at the time and after giving effect thereto:

  (1)
  either: (a) OI Group or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than OI Group or such Restricted Subsidiary) (the "Successor Company") or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Successor Company (if other than OI Group or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of OI Group or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  OI Group or the Successor Company formed by or surviving any such consolidation or merger (if other than OI Group), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will have, immediately after such transaction, a Fixed Charge Coverage Ratio equal to or greater than such ratio for OI Group immediately prior to such transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to (i) a merger or consolidation of OI Group, the Company or any of the Guarantors with or into any other of the Company, OI Group or any of the Guarantors or the sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the Company, OI Group and any of its Guarantors and (ii) a merger or consolidation of any Foreign Subsidiary with or into OI Group or any of its Restricted Subsidiaries or the sale, assignment, conveyance, transfer, lease or other disposition of assets from any Foreign Subsidiary to OI Group or any of its Restricted Subsidiaries.

        On and after the first anniversary of the Issue Date, the Company will be permitted to assign its obligations under the notes and the Indenture to OI Inc., and the Company and each Guarantor will thereafter be released from its obligations under the notes, the Guarantees thereof and the Indenture provided that (1) OI Inc. assumes all of the obligations under those notes and the Indenture and (2) the obligations of each Credit Agreement Domestic Borrower under the Credit Agreement have been or would be concurrently assumed by OI Inc.

Transactions with Affiliates

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate payments in consideration in excess of $5.0 million, unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to OI Group or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OI Group or such Restricted Subsidiary with an unrelated Person; and

  (2)
  OI Group delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among OI Group and/or its Restricted Subsidiaries;

  (2)
  transactions between OI Group and/or its Restricted Subsidiaries on the one hand, and OI Inc. on the other, that are in the ordinary course of business consistent with past practices;

  (3)
  payment of reasonable directors fees;

  (4)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments";

  (5)
  the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to KKR and its Affiliates;

  (6)
  the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

  (7)
  payments by OI Group or any of its Restricted Subsidiaries to KKR and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of OI Group in good faith;

  (8)
  transactions in which OI Group or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an investment banking firm of nationally recognized standing stating that such transaction is fair to OI Group or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

  (9)
  in addition to any payments referred to in (6) above, payments or loans to officers, directors and employees of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group for business or personal purposes and other loans and advances, in accordance with any policy of OI Group which shall have been approved by the Board of Directors of OI Group in good faith from time to time, to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

  (10)
  any agreement in effect as of the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

  (11)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to OI Group or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of OI Group or the senior management thereof;

  (12)
  the issuance of Equity Interests (other than Disqualified Stock) of OI Group or the Company to any Principal; and

  (13)
  transactions involving the sale of accounts receivables by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell receivables.

Additional Guarantees

        If a Domestic Subsidiary of OI Group or any of its Restricted Subsidiaries guarantees Indebtedness under the Credit Agreement, including the reinstatement or renewal of a Guarantee of Indebtedness under the Credit Agreement previously released under the Credit Agreement, then that Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 business days of the date on which it executes a guarantee under the Credit Agreement.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of OI Group may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business currently operated by the Company be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by OI Group and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of OI Group may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OI Group of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees of Indebtedness

        OI Group will not permit any of its Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any other Indebtedness of the Company or OI Group unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness.

        Notwithstanding the preceding paragraph, any Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Guarantees." The form of the Guarantee will be attached as an exhibit to, or included in, the Indenture.

Payments for Consent

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, OI Group will furnish to the Holders of the notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if OI Group were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by OI Group's independent registered public accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if OI Group were required to file such reports.

        In addition, whether or not required by the SEC, OI Group will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default with respect to the notes:

  (1)
  default for 30 days in the payment when due of interest on, or additional interest, if any, with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture, the notes and the Guarantees of the notes (with respect to any Guarantor);

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity; provided, that an Event of Default will not be deemed to occur with respect to any such accelerated Indebtedness which is repaid or prepaid within 20 business days after such declaration;

    and, in any individual case, the principal amount of any such Indebtedness is equal to or in excess of $50.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

  (6)
  any final judgment or order for payment of money in excess of $50.0 million in any individual case and $100.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment shall not have been paid, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the Indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

  (8)
  certain events of bankruptcy or insolvency with respect to the Company, OI Group or any Significant Subsidiary of OI Group.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to OI Group or any Significant Subsidiary of OI Group, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        A Holder of notes may not pursue any remedy with respect to the Indenture, the notes or any Guarantee unless: (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of such notes outstanding make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (5) during such 30-day period the Holders of a majority in principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or additional interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the notes.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees of the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees of such notes ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination thereof, in the case of dollar notes, and cash in euro, euro-denominated non-callable Government Securities or a combination thereof, in the case of euro notes, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

  (6)
  the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the dollar notes, the euro notes the Guarantees thereof and the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the dollar notes, the euro notes, the Guarantees thereof or the Indenture may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided, however, that if any amendment, waiver or other modification will only affect the dollar notes or the euro notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar notes or euro notes (and not the consent of at least a majority of all notes), as the case may be, shall be required.

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the

    Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

  (7)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Guarantee or the Indenture;

  (8)
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Guarantees of the notes;

  (9)
  amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "—Repurchase at the Option of Holders—Asset Sales" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "—Repurchase at the Option of Holders—Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

  (10)
  except as otherwise permitted under the "—Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by OI Group, the Company or any Guarantor of any of their rights or obligations under the Indenture;

  (11)
  amend or modify any of the provisions of the Indenture or any Guarantee of the notes in a manner material and adverse to the Holders of the notes except in accordance with the terms of the Indenture or such Guarantee; or

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the dollar notes, the euro notes, the Guarantees and the Indenture to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  provide for the assumption of the Company's or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all the Company's or such Guarantor's assets;

  (4)
  provide for the assumption of the Company's obligations to Holders of the notes by OI Inc. in accordance with the provisions of the Indenture;

  (5)
  make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture or the Guarantees of the notes of any such Holder (including, but not limited to, adding a Guarantor under the Indenture);

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

  (7)
  comply with the "Merger, Consolidation or Sale of Assets" covenant.

        The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all the Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to the notes, when:

  (1)
  either:

  (a)
  all the notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

  (b)
  all the notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination thereof in the case of dollar notes, and euro, euro-denominated non-callable Government Securities or a combination thereof, in the case of euro notes, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3)
  the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Owens-Brockway Glass Container Inc., One SeaGate, Toledo, Ohio 43666, Attention: Investor Relations.

Book-Entry, Delivery and Form

General

        The exchange notes will initially be represented by a global note in registered form without interest coupons attached (the "Global Notes"). The Global Note representing the dollar notes (the "Dollar Global Note") will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The Global Note representing the euro notes (the "Euro Global Note"), will be deposited with a common depository and registered in the name of the nominee of the common depository for the accounts of Euroclear and Clearstream.

        Ownership of interests in the Global Notes ("Book-Entry Interests") will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, "holders" of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose. So long as the notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the holders of Global Notes for all purposes under the Indenture. As such, participants must rely on the procedures of DTC, Euroclear and/or Clearstream and indirect participants must rely on the procedures of DTC, Euroclear and/or Clearstream and the participants through which they own Book-Entry Interests in order to exercise any rights of holders under the Indenture. Neither we nor the Trustee under the Indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of Global Notes

        In the event any Global Note, or any portion thereof, is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will distribute the amount received by it in respect of the Global Note so redeemed to the holders of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear or Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). We understand that under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the Notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of less than $1,000 or €1,000, as applicable, principal amount at maturity, or less, may be redeemed in part.

Payments on Global Notes

        Payments of amounts owing in respect of the Global Notes (including principal, interest, premium and additional interest) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee (in the case of the Dollar Global Notes) and to the common depository for Euroclear and Clearstream (in the case of the Euro Global Notes), which will distribute such payments to participants in accordance with their respective procedures.

        Under the terms of the Indenture, we and the Trustee will treat the registered holder of the Global Notes (i.e., DTC, Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any of our respective agents has or will have any responsibility or liability for:

  •
  any aspects of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by DTC, Euroclear, Clearstream or any participant or indirect participants, or for maintaining supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

  •
  DTC, Euroclear, Clearstream or any participant or indirect participant. Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Currency and Payment for the Global Notes

        The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Dollar Global Notes will be paid to holders of interests in such notes (the "DTC Holders") through DTC in dollars. The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Global Notes, will be paid to holders of interests in such notes (the "Euroclear/ Clearstream Holders") through Euroclear and/or Clearstream in euros.

        Notwithstanding the payment provisions described above, Euroclear/Clearstream Holders may elect to receive payments in respect of the Euro Global Notes in dollars and DTC Holders may elect to receive payments in respect of the Dollar Global Notes in euros. If so elected, a Euroclear/Clearstream Holder may receive payments of amounts payable in respect of its interest in the Euro Global Notes in dollars in accordance with Euroclear or Clearstream's customary procedures, which include, among other things, giving to Euroclear or Clearstream, as appropriate, a notice of such holder's election. All costs of conversion resulting from any such election will be borne by such holder.

        If so elected, a DTC Holder may receive payment of amounts payable in respect of its interest in the Dollar Global Notes in euros in accordance with DTC's customary procedures, which include, among other things, giving to DTC a notice of such holder's election to receive payments in euros. All costs of conversion resulting from any such election will be borne by such holder.

Action by Owners of Book-Entry Interests

        DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the Notes, each of DTC, Euroclear and Clearstream reserves the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute such definitive registered notes to their respective participants.

Transfers

        Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the provisions of the Indenture.

        Book-Entry Interests may be transferred and exchanged as described under "Description of Notes—Transfer and Exchange." Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in the other Global Note of the same denomination will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in the other Global Note, and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it retains such a Book-Entry Interest. Definitive registered notes may be transferred and exchanged for Book-Entry Interests in a Global Note only as described under "Description of Notes—Transfer and Exchange" and, if required, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Information Concerning DTC, Euroclear and Clearstream

        All Book-Entry Interests will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures. DTC has advised us that it is:

  •
  a limited purpose trust company organized under New York Banking Law;

  •
  a "banking organization" under New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the US Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates, DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly. Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC, Euroclear or Clearstream systems will receive distributions attributable to the Global Notes only through DTC, Euroclear or Clearstream participants.

Global Clearance and Settlement Under the Book-Entry System

        The euro notes represented by the Global Notes are listed on the Irish Stock Exchange and trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds. Subject to compliance with any transfer restrictions applicable to the Global Notes, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and regulations and within the established deadlines of such system (Brussels time). Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the common depository to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes by DTC, and making and receiving payment in accordance with normal procedures for same-day funds settlement application to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depository.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant

Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of the Company, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OI Group and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of OI Group's Restricted Subsidiaries or the sale of Equity Interests in any of OI Group's Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10.0 million;

  (2)
  a transfer of assets between or among OI Group and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of OI Group to OI Group or to another Restricted Subsidiary of OI Group;

  (4)
  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale, lease, conveyance or other disposition of any assets securing the Indenture or the Credit Agreement in connection with the enforcement of the security interests contained therein pursuant to the terms of the Intercreditor Agreement;

  (6)
  the sale or other disposition of cash or Cash Equivalents;

  (7)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments"; and

  (8)
  the exchange of assets held by OI Group or a Restricted Subsidiary of OI Group for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by OI Group or such Restricted Subsidiary of OI Group in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged as determined in good faith by OI Group.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and (a) backed by the full faith and credit of the United States or (b) having a rating of at least AAA from S&P or at least Aaa from Moody's, in each case maturing not more than one year from the date of acquisition;

  (3)
  securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;

  (4)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under the Credit Agreement or any domestic commercial bank having capital and surplus of not less than $250.0 million;

  (5)
  repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

  (6)
  commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year from the date of creation thereof; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or that has a rating of at least AAA from S&P or at least Aaa from Moody's.

        "Change of Control" means the occurrence of any of the following:

  (1)
  OI Inc. or OI Group becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Principals and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the total voting power of the Voting Stock of OI Inc.; or

  (2)
  the first day on which a majority of the members of the Board of Directors of OI Inc. are not Continuing Directors; or

  (3)
  the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the voting power of all classes of Voting Stock of the Company; or

  (4)
  the first day on which OI Inc. fails to own 100% of the issued and outstanding Equity Interests of OI Group.

        "Collateral Documents" means, collectively, the Intercreditor Agreement, the Pledge Agreement and the Security Agreement, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed, replaced or restructured from time to time and the Mortgages each as in effect on the Issue Date and any additional Mortgages created from time to time, and as amended, amended and restated, modified, renewed or replaced from time to time.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including without limitation amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges and expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  an amount equal to any extraordinary gain realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such gains were included in computing such Consolidated Net Income; minus

  (6)
  pension expenses, retiree medical expenses and any other material non-cash items increasing Consolidated Net Income for such period that are disclosed in such Person's financial statements, other than accrual of revenue in the ordinary course of business, in each case without duplication, on a consolidated basis and determined in accordance with GAAP; minus

  (7)
  net cash payments to OI Inc. by OI Group for (i) claims of persons for exposure to asbestos containing products and expenses related thereto and (ii) dividends on any outstanding preferred stock of OI Inc., in each case without duplication, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash charges and expenses of, a Restricted Subsidiary of OI Group will be added to Consolidated Net Income to compute Consolidated Cash Flow of OI Group only to the extent that a corresponding amount would be permitted at the date of determination to be dividend to OI Group by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and would not be prohibited, directly or indirectly, by the operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the specified Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

  (4)
  the cumulative effect of a change in accounting principles under GAAP will be excluded;

  (5)
  all extraordinary, unusual or nonrecurring gains and losses (including without limitation any one-time costs incurred in connection with acquisitions) (together with any related provision for taxes) will be excluded;

  (6)
  any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition of any property, plant or equipment of the specified Person or its Restricted Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition by the specified Person or any Restricted Subsidiary of the specified Person of any Capital Stock of any Person or any Asset Sale will be excluded to the extent that any such gain or loss exceeds $5.0 million with respect to any one occurrence or $15.0 million in the aggregate with respect to gains or losses during any twelve-month period;

  (7)
  the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

  (8)
  any deduction for minority owners' interest in earnings of Subsidiaries will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of OI Inc., who:

  (1)
  was a member of such Board of Directors on the Issue Date; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Third Amended and Restated Secured Credit Agreement, dated as of October 7, 2004, by and among the Borrowers named therein, OI Group and Owens-Illinois General, Inc., as Borrower's Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank AG, London Branch, as UK Administrative Agent, and the Arrangers, the other Agents and the Lenders named therein or party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced, substituted or refinanced or otherwise restructured (including but not limited to, the inclusion of additional borrowers thereunder) from time to time.

        "Credit Agreement Domestic Borrowers" means the Company and OI Plastic Products FTS Inc., to the extent at the time of determination such entity is a borrower under the Credit Agreement and any other Domestic Subsidiary of OI Group that is, at the relevant time, a borrower under the Credit Agreement.

        "Credit Facilities" means (1) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured in whole or in part from time to time (collectively, "Bank Facilities"); and (2) notes, debentures or other financing instruments or any combination thereof incurred after the Issue Date ("Non-Bank Refinancing"), including any refinancing thereof, to the extent such Non-Bank Refinancing replaces, refinances or otherwise restructures Indebtedness under Credit Facilities.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the noncash consideration received by OI Group or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, executed by an officer of OI Group or the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature or are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require OI Group or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that OI Group or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of OI Group other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of common stock (other than Disqualified Stock) of OI Inc. (other than public offerings with respect to common stock registered on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of OI Inc.).

        "Existing Indebtedness" means the aggregate principal or commitment amount of Indebtedness of OI Group and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date until such amounts are repaid or terminated.

        "Existing IRBs" means the Holmes County Ohio 5.85% Industrial Development Revenue Bonds due 2007, the Kansas City, Missouri Industrial Development Revenue Bonds due 2008, and any extensions, renewals or refinancings thereof to the extent that such extensions, renewals and refinancings thereof do not result in an increase in the aggregate principal amount of such Existing IRBs.

        "Existing Senior Notes" means the Company's 8 7/8% Senior Secured Notes due 2009, its 8 3/4% Senior Secured Notes due 2012, its 7 3/4% Senior Secured Notes due 2011 and its 8 1/4% Senior Notes due 2013.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

  (4)
  the consolidated interest expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and

  (5)
  the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such working capital borrowings during the applicable period.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of OI Group (other than Disqualified Stock) or to OI Group or a Restricted Subsidiary of OI Group, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary of OI Group which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 24, 2002.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  OI Group;

  (2)
  each direct or indirect Domestic Subsidiary of OI Group (other than the Company) that guarantees the Credit Agreement as of the Issue Date; and

  (3)
  each future direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement and executes a Guarantee of the notes in accordance with the provisions of the Indenture;

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

  (2)
  currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

  (3)
  commodity swap agreements; commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

        "Holder" means a Person in whose name a note is registered on the registrar's books.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued liability or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes the lesser of the Fair Market Value on the date of incurrence of any asset of the specified Person subject to a Lien securing the Indebtedness of others and the amount of such Indebtedness secured and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, in the case of any other Indebtedness.

        "Intercompany Indebtedness" means any Indebtedness of OI Group or any Subsidiary of OI Group which, in the case of OI Group, is owing to OI Inc. or any Subsidiary of OI Group and, in the case of any Subsidiary of OI Group, is owing to OI Group or any other Subsidiary of OI Group.

        "Intercreditor Agreement" means the amended and restated intercreditor agreement, dated as of June 13, 2003, by and among Deutsche Bank Trust Company Americas, as administrative agent for the lenders party to the Credit Agreement, Deutsche Bank Trust Company Americas, as Collateral Agent and any other parties thereto, as amended by the first amendment thereto dated as of March 15, 2004 and by the second amendment thereto dated as of October 7, 2004, and as such agreement may be further amended, amended and restated or otherwise modified from time to time.

        "Investment Grade Permitted Liens" means:

  (1)
  Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

  (2)
  Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Domestic Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by the Company or any Domestic Subsidiary after January 24, 2002;

  (3)
  Liens in favor of OI Group or any Domestic Subsidiary of OI Group;

  (4)
  Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Domestic Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Domestic Subsidiary;

  (5)
  Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Domestic Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Domestic Subsidiary;

  (6)
  Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that:

  (a)
  such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

  (b)
  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

  (c)
  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  (7)
  Liens to secure any Capital Lease Obligation or operating lease;

  (8)
  Liens encumbering customary initial deposits and margin deposits;

  (9)
  Liens securing Indebtedness under Hedging Obligations;

  (10)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Domestic Subsidiaries in the ordinary course of business of OI Group and its Domestic Subsidiaries;

  (11)
  Liens on or sales of receivables and customary cash reserves established in connection therewith;

  (12)
  Liens securing OI Group's or any of its Domestic Subsidiary's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

  (13)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, providedthat any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore.

        "Investment Grade Ratings" means a debt rating of the notes of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or in the event S&P or Moody's shall cease rating the notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Guarantees thereof), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If OI Group or any Restricted Subsidiary of OI Group sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OI Group such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of OI Group, OI Group shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by OI Group or any Restricted Subsidiary of OI Group of a Person that holds an Investment in a third Person shall be deemed to be an Investment by OI Group or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means the date on which the private notes were originally issued.

        "KKR" means Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. or any successor rating agency.

        "Mortgages" means mortgages as defined under the Credit Agreement securing real property in the United States of America.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by OI Group or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of any bona fide direct costs relating to such Asset Sale, including, without limitation, reasonable legal, accounting and investment banking fees, reasonable sales commissions, any reasonable relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness that is paid with the proceeds of such Asset Sale and any reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and for the after-tax cost of any indemnification payments (fixed and contingent) attributable to sellers' indemnities to the purchaser.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither OI Group nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any other Indebtedness of OI Group or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of OI Group or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offshore Collateral Documents" means the Offshore Security Agreements and mortgages (as defined in the Credit Agreement) securing real property outside of the United States of America.

        "Offshore Security Agreements" has the meaning assigned to such term in the Credit Agreement.

        "OI Inc. Ordinary Course Payments" means dividends or other distributions by, or payments of Intercompany Indebtedness from, OI Group to OI Inc. necessary to permit OI Inc. to pay any of the following items which are then due and payable: (i) Permitted OI Inc. Debt Obligations; (ii) claims of persons for exposure to asbestos-containing products and expenses related thereto; (iii) consolidated tax liabilities of OI Inc. and its Subsidiaries; and (iv) general administrative costs and other on-going expenses of OI Inc. in the ordinary course of business consistent with past practices.

        "OI Inc. Senior Notes" means the Indebtedness of OI Inc. outstanding as of any date pursuant to its $350.0 million aggregate principal amount of 7.15% Senior Notes due 2005, $300.0 million aggregate principal amount of 8.10% Senior Notes due 2007, $250.0 million aggregate principal amount of 7.35% Senior Notes due 2008, $250.0 million aggregate principal amount of 7.50% Senior Debentures due 2010, and $250.0 million aggregate principal amount of 7.80% Senior Debentures due 2018.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the offering circular relating to the private notes) by OI Group and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in the Company, OI Group or in a Restricted Subsidiary of OI Group;

  (2)
  any Investment in cash or Cash Equivalents and, with respect to Foreign Subsidiaries, short term Investments similar to Cash Equivalents customarily used in the countries in which such Foreign Subsidiaries are located;

  (3)
  any Investment by OI Group or any Restricted Subsidiary of OI Group in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of OI Group; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OI Group or a Restricted Subsidiary of OI Group;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OI Inc., the Company or OI Group;

  (6)
  Hedging Obligations;

  (7)
  advances to employees, officers and directors not in excess of $2.0 million outstanding at any one time, in the aggregate;

  (8)
  obligations of employees, officers and directors, not in excess of $2.0 million outstanding at any one time, in the aggregate, in connection with such employees', officers' or directors' acquisition of shares of OI Inc. common stock, so long as no cash is actually advanced to such employees, officers or directors in connection with the acquisition of any such shares;

  (9)
  any Investment existing on the Issue Date; and

  (10)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other such Investments outstanding at any such time, not to exceed $150.0 million.

        "Permitted Liens" means:

  (1)
  Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

  (2)
  Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Restricted Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by the Company or any Guarantor or that are owned by any Restricted Subsidiary that becomes a Guarantor after January 24, 2002;

  (3)
  Liens in favor of OI Group or any Restricted Subsidiary of OI Group;

  (4)
  Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Restricted Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Restricted Subsidiary;

  (5)
  Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Restricted Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Restricted Subsidiary;

  (6)
  Liens on property or shares of capital stock of any Foreign Subsidiary, including shares of capital stock of any Foreign Subsidiary owned by a Domestic Subsidiary, to secure Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture;

  (7)
  Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that:

  (a)
  such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

  (b)
  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

  (c)
  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  (8)
  Liens to secure any Capital Lease Obligation or operating lease;

  (9)
  Liens encumbering customary initial deposits and margin deposits;

  (10)
  Liens securing Indebtedness under Hedging Obligations;

  (11)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Restricted Subsidiaries in the ordinary course of business of OI Group and its Restricted Subsidiaries;

  (12)
  Liens on or sales of receivables and customary cash reserves established in connection therewith;

  (13)
  Liens securing OI Group's or any of its Restricted Subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

  (14)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore.

        "Permitted OI Inc. Debt Obligations" means Obligations with respect to the OI Inc. Senior Notes and any refinancings thereof and the Existing IRBs and up to an additional $50.0 million of IRB financing.

        "Permitted Refinancing Indebtedness" means any Indebtedness of OI Group or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such other Indebtedness of OI Group or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed for more than 60 days the principal or commitment amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premiums necessary to accomplish such refinancing and such expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledge Agreement" means the Amended and Restated Pledge Agreement, dated as of June 13, 2003, by and among OI Group, OI Packaging, and Deutsche Bank Trust Company Americas, as Collateral Agent, as amended by the first amendment thereto dated as of March 15, 2004 and by the second amendment thereto dated as of October 7, 2004, and as such agreement may be further amended, amended and restated or otherwise modified from time to time.

        "Principals" means KKR and its Affiliates.

        "Rating Agency" means any of:

  (1)
  S&P;

  (2)
  Moody's; or

  (3)
  if S&P or Moody's or both shall not make a rating of the notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be, and, in each case, any successors thereto.

        "Related Party" means:

  (1)
  any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principals; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

        "Security Agreement" means the Amended and Restated Security Agreement, dated as of June 13, 2003, entered into by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto, each additional grantor that may become a party thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent, as amended by the first amendment thereto dated as of

March 15, 2004 and by the second amendment thereto dated as of October 7, 2004, and as such agreement may be further amended, amended and restated, or otherwise modified from time to time.

        "Significant Subsidiary" means any Restricted Subsidiary of OI Group that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect as of January 24, 2002.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tangible Assets" means the total consolidated assets, less goodwill and intangibles, of OI Group and its Restricted Subsidiaries, as shown on the most recent balance sheet of OI Group.

        "Unrestricted Subsidiary" means any Subsidiary of OI Group that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with OI Group or any Restricted Subsidiary of OI Group unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OI Group or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OI Group;

  (3)
  is a Person with respect to which neither OI Group nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OI Group or any of its Restricted Subsidiaries; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries.

        Any designation of a Restricted Subsidiary of OI Group as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of OI Group as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," OI Group shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax considerations relating to the exchange of your private notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        This discussion assumes that the notes are held as capital assets, and this discussion only applies to you if you exchange your private notes for exchange notes in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

  •
  a bank, insurance company or other financial institution;

  •
  a holder subject to the alternative minimum tax;

  •
  a tax-exempt organization;

  •
  a foreign person or entity;

  •
  a dealer in securities or commodities;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for their securities holdings;

  •
  a U.S. holder whose "functional currency" is not U.S. dollar;

  •
  real estate investment trusts or regulated investment companies

  •
  a person that will hold notes as a position in a hedging transaction, "straddle" or conversion transaction" for tax purposes; or

  •
  a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended.

        If holder is an entity treated as a partnership or other pass through entity for United States federal income tax purposes, the tax treatment of a partner in such partnership or member in such other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass through entities holding our notes, and partners in such partnerships or members in such other entities should consult their tax advisors regarding the tax consequences of the exchange of the private notes for exchange notes in the exchange offer.

        THIS SUMMARY OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        The exchange of private notes for exchange notes will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the private notes. As a result, the exchange of private notes for exchange note will not be a taxable event for U.S. federal income tax purposes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the notes will be passed upon for us and the guarantors by Latham & Watkins LLP, San Francisco, California. Certain partners and former partners of Latham & Watkins LLP, members of their families and related persons indirectly own less than 1% of the outstanding shares of common stock of OI Inc.

EXPERTS

        The consolidated financial statements of Owens-Illinois Group, Inc., at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the financial statement schedule of Owens-Illinois Group, Inc., appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For further information about us and the notes, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our Registration Statement.

        OI Group files annual, quarterly and special reports and other information with the SEC. You may read and copy any document OI Group files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. OI Group's filings with the SEC are also available to the public from the SEC's website at www.sec.gov.

        You may request a copy of these filings at no cost, by writing or telephoning OI Group at: One SeaGate, Toledo, Ohio 43666 Attention: Investor Relations, telephone (419) 247-2400.

        You should rely only upon the information provided in this prospectus. OI Group has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Share Owner of
Owens-Illinois Group, Inc.

        We have audited the accompanying consolidated balance sheets of Owens-Illinois Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of results of operations, share owner's equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15.(A). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Illinois Group, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 19 to the Consolidated Financial Statements, in 2002 the Company changed its accounting for goodwill.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Owens-Illinois Group, Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP

Toledo, Ohio
March 15, 2005

OWENS-ILLINOIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

Millions of dollars

	December 31,
	2004	2003
Assets
Current assets:
Cash, including time deposits of $175.9 ($85.2 in 2003)	$277.9	$163.4
Short-term investments	27.6	26.8
Receivables, less allowances of $50.3 ($44.5 in 2003) for losses and discounts	821.3	657.6
Inventories	1,117.7	855.1
Prepaid expenses	96.8	75.7
Assets of discontinued operations		281.9

Total current assets	2,341.3	2,060.5
Other assets:
Equity investments	117.1	145.3
Repair parts inventories	192.2	176.8
Prepaid pension	962.5	967.1
Deposits, receivables, and other assets	430.2	368.3
Goodwill	3,009.1	2,129.1
Assets of discontinued operations		959.5

Total other assets	4,711.1	4,746.1
Property, plant, and equipment:
Land, at cost	165.2	149.5
Buildings and equipment, at cost:
Buildings and building equipment	945.0	770.8
Factory machinery and equipment	4,821.2	3,916.6
Transportation, office, and miscellaneous equipment	139.2	141.7
Construction in progress	185.7	127.6

	6,256.3	5,106.2
Less accumulated depreciation	2,758.6	2,448.4

Net property, plant, and equipment	3,497.7	2,657.8

Total assets	$10,550.1	$9,464.4

	December 31,
	2004	2003
Liabilities and Share Owner's Equity
Current liabilities:
Short-term loans	$18.2	$28.6
Accounts payable	857.8	466.5
Salaries and wages	178.4	110.8
U.S. and foreign income taxes	53.8	22.3
Other accrued liabilities	454.0	393.4
Long-term debt due within one year	174.3	63.8
Liabilities of discontinued operations		103.0

Total current liabilities	1,736.5	1,188.4
Liabilities of discontinued operations		64.0
Long-term debt	5,172.0	5,333.1
Deferred taxes	267.1	275.5
Nonpension postretirement benefits	285.6	284.8
Other liabilities	879.2	635.4
Commitments and contingencies
Minority share owners' interests	169.6	161.1
Share owner's equity:
Common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Other contributed capital	1,360.5	1,451.7
Retained earnings	633.9	313.5
Accumulated other comprehensive income (loss)	45.7	(243.1)

Total share owner's equity	2,040.1	1,522.1

Total liabilities and share owner's equity	$10,550.1	$9,464.4

See accompanying Notes to the Consolidated Financial Statements.

OWENS-ILLINOIS GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

Dollars in millions

	Years ended December 31,
	2004	2003	2002
Revenues:
Net sales	$6,128.4	$4,975.6	$4,621.2
Royalties and net technical assistance	21.1	17.5	17.4
Equity earnings	27.8	27.1	27.0
Interest	15.3	20.4	22.8
Other	70.8	25.2	42.8

	6,263.4	5,065.8	4,731.2
Costs and expenses:
Manufacturing, shipping, and delivery	4,918.4	3,967.9	3,572.9
Research and development	25.4	29.9	21.1
Engineering	33.6	34.7	36.5
Selling and administrative	402.3	320.9	287.9
Interest	474.9	429.8	372.2
Other	45.9	270.6	28.1

	5,900.5	5,053.8	4,318.7

Earnings from continuing operations before items below	362.9	12.0	412.5
Provision for income taxes	73.6	23.8	116.4

	289.3	(11.8)	296.1
Minority share owners' interests in earnings of subsidiaries	32.9	25.8	25.5

Earnings (loss) from continuing operations before cumulative effect of accounting change	256.4	(37.6)	270.6
Net earnings (loss) of discontinued operations	64.0	(660.7)	38.0
Cumulative effect of accounting change			(460.0)

Net (loss) earnings	$320.4	$(698.3)	$(151.4)

See accompanying Notes to the Consolidated Financial Statements.

OWENS-ILLINOIS GROUP, INC.

CONSOLIDATED SHARE OWNER'S EQUITY

Millions of dollars

	Years ended December 31,
	2004	2003	2002
Other contributed capital
Balance at beginning of year	$1,451.7	$1,593.9	$1,735.1
Net distribution to Parent	(91.2)	(142.2)	(141.2)

Balance at end of year	1,360.5	1,451.7	1,593.9

Retained earnings
Balance at beginning of year	313.5	1,011.8	1,163.2
Net earnings (loss)	320.4	(698.3)	(151.4)

Balance at end of year	633.9	313.5	1,011.8

Accumulated other comprehensive income (loss)
Balance at beginning of year	(243.1)	(583.6)	(576.3)
Foreign currency translation adjustments	317.4	361.0	79.5
Change in minimum pension liability, net of tax	(27.5)	(19.3)	(91.5)
Change in fair value of certain derivative instruments, net of tax	(1.1)	(1.2)	4.7

Balance at end of year	45.7	(243.1)	(583.6)

Total share owner's equity	$2,040.1	$1,522.1	$2,022.1

Total comprehensive income (loss)
Net earnings (loss)	$320.4	$(698.3)	$(151.4)
Foreign currency translation adjustments	317.4	361.0	79.5
Change in minimum pension liability, net of tax	(27.5)	(19.3)	(91.5)
Change in fair value of certain derivative instruments, net of tax	(1.1)	(1.2)	4.7

Total	$609.2	$(357.8)	$(158.7)

See accompanying Notes to the Consolidated Financial Statements.

OWENS-ILLINOIS GROUP, INC.

CONSOLIDATED CASH FLOWS

Dollars in millions

	Years ended December 31,
	2004	2003	2002
Operating activities:
Earnings (loss) from continuing operations before cumulative effect of accounting change	$256.4	$(37.6)	$270.6
Non-cash charges (credits):
Depreciation	436.0	391.9	353.4
Amortization of intangibles	23.8	21.4	21.5
Amortization of deferred finance fees	15.0	14.4	16.1
Deferred tax provision (credit)	(39.9)	(25.2)	52.1
Write-down of equity investment		50.0
Restructuring costs and writeoffs of certain assets		115.5
Loss on sale of long-term notes receivable		37.4
Loss on sale of certain closures assets		41.3
Gains on asset sales	(51.6)
Other	(66.9)	(50.3)	(120.5)
Change in non-current operating assets	(9.8)	(7.5)	25.3
Reduction of non-current liabilities	(25.6)	(13.4)	(8.4)
Change in components of working capital	180.9	(40.5)	18.1

Cash provided by continuing operating activities	718.3	497.4	628.2
Cash provided by discontinued operating activities	65.2	48.1	171.2

Total cash from operating activities	783.5	545.5	799.4
Investing activities:
Additions to property, plant and equipment—continuing	(436.7)	(344.4)	(395.8)
Additions to property, plant and equipment—discontinued	(25.1)	(87.1)	(100.2)
Acquisitions, net of cash acquired	(630.3)		(17.6)
Proceeds from sale of long-term notes receivable		163.0
Net cash proceeds from divestitures and other	1,430.9	66.7	39.0

Cash provided by (utilized in) investing activities	338.8	(201.8)	(474.6)
Financing activities:
Additions to long-term debt	2,125.1	2,154.5	2,129.3
Repayments of long-term debt	(2,611.3)	(1,799.9)	(2,190.8)
Net change in payable to parent	(274.1)	(263.5)
Distribution to parent	(167.7)	(210.3)	(211.0)
Increase (decrease) in short-term loans	(23.2)	(28.0)	17.5
Net payments for debt-related hedging activity	(25.9)	(123.1)	(70.9)
Payment of finance fees and debt retirement costs	(34.4)	(44.5)	(27.7)

Cash utilized in financing activities	(1,011.5)	(314.8)	(353.6)
Effect of exchange rate fluctuations on cash	3.7	8.1	(0.4)

Increase (decrease) in cash	114.5	37.0	(29.2)
Cash at beginning of year	163.4	126.4	155.6

Cash at end of year	$277.9	$163.4	$126.4

See accompanying Notes to the Consolidated Financial Statements.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tabular Data in Millions

1.    Significant Accounting Policies

Basis of Consolidated Statements

        The consolidated financial statements of Owens-Illinois Group, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Results of operations for the divested blow-molded plastic container business have been presented as a discontinued operation.

        The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

Relationship with Owens-Illinois, Inc.

        The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

        For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns. Current income taxes are recorded by the Company on a basis consistent with separate returns.

Nature of Operations

        The Company is a leading manufacturer of glass container and plastics packaging products operating in two product segments. The Company's principal product lines in the Glass Containers product segment are glass containers for the food and beverage industries. Sales of the Glass Containers product segment were 88% of the Company's 2004 consolidated sales. The Company has glass container operations located in 22 countries, while the plastics packaging products operations are located in 5 countries. The principal markets and operations for the Company's glass products are in North America, Europe, South America, and Australia. The Company's principal product lines in the Plastics Packaging product segment include plastic healthcare containers and closures and prescription products. Major markets for the Company's plastics packaging products include the United States health care market.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly. For further information on certain of the Company's significant estimates relative to contingent liabilities, see Note 19.

Cash

        The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased. Outstanding checks in excess of funds on deposit are included in accounts payable.

Fair Values of Financial Instruments

        The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. Fair values for the Company's significant fixed rate debt obligations are generally based on published market quotations.

Derivative Instruments

        The Company uses interest rate swaps, currency swaps, and commodity futures contracts to manage risks generally associated with foreign exchange rate, interest rate and commodity market volatility. Derivative financial instruments are included on the balance sheet at fair value. Whenever possible, derivative instruments are designated and effective as hedges, in accordance with accounting principles generally accepted in the United States. If the underlying hedged transaction ceases to exist, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. The Company does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives. See Note 8 for additional information related to derivative instruments.

Inventory Valuation

        The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

Goodwill

        Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill is evaluated annually, as of October 1, for impairment or more frequently if an impairment indicator exists.

Intangible Assets and Other Long-Lived Assets

        Intangible assets are amortized over the expected useful life of the asset. The Company evaluates the recoverability of intangible assets and other long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value.

Property, Plant, and Equipment

        Property, plant and equipment ("PP&E") is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives or capacity of existing PP&E. In general, depreciation is computed using the straight-line method. Factory machinery and equipment is depreciated over periods ranging from 5 to 25 years and buildings and building equipment over periods ranging from 10 to 50 years. Maintenance and repairs are expensed as incurred. Costs assigned to PP&E of acquired businesses are based on estimated fair values at the date of acquisition.

Revenue Recognition

        The Company recognizes sales, net of estimated discounts and allowances, when the title to the products and risk of loss are transferred to customers. Provisions for rebates to customers are provided in the same period that the related sales are recorded.

Shipping and Handling Costs

        Shipping and handling costs are included with manufacturing, shipping, and delivery costs in the Consolidated Statements of Operations.

Income Taxes on Undistributed Earnings

        In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

Foreign Currency Translation

        The assets and liabilities of most subsidiaries and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity.

Accounts Receivable

        Receivables are stated at amounts estimated by management to be the net realizable value. The Company charges off accounts receivable when it becomes apparent based upon age or customer circumstances that amounts will not be collected.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk.

New Accounting Standards

        In December 2004, the FASB issued FAS No. 123R, Share-Based Payment, which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

That cost will be recognized over the period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The provisions of FAS No. 123R are effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company has not yet determined the impact of adopting FAS No. 123R.

Stock Options

        The Company participates in three nonqualified stock option plans of OI Inc., which are described more fully in Note 11. The Company has adopted the disclosure-only provisions (intrinsic value method) of FAS No. 123, "Accounting for Stock-Based Compensation." All options have been granted at prices equal to the market price of OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by FAS No. 123, pro forma net income (loss) would have been as follows:

	2004	2003	2002
Net income (loss):
As reported	$320.4	$(698.3)	$(151.4)
Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(4.1)	(6.4)	(9.1)

Pro forma	$316.3	$(704.7)	$(160.5)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002
Expected life of options	5 years	5 years	5 years
Expected stock price volatility	73.9%	72.7%	71.5%
Risk-free interest rate	2.7%	3.1%	4.5%
Expected dividend yield	0.0%	0.0%	0.0%

2.    Changes in Components of Working Capital Related to Operations

        Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

	2004	2003	2002
Decrease (increase) in current assets:
Short-term investments	$(0.6)	$(9.1)	$(1.1)
Receivables	61.5	13.7	34.8
Inventories	106.7	(23.7)	(70.4)
Prepaid expenses	36.4	2.0	(13.9)
Increase (decrease) in current liabilities:
Accounts payable	75.3	(13.3)	56.0
Accrued liabilities	(107.7)	(77.1)	20.6
Salaries and wages	9.9	(15.1)	2.8
U.S. and foreign income taxes	(36.5)	27.6	13.5

	$145.0	$(95.0)	$42.3

Continuing operations	180.9	(40.5)	18.1
Discontinued operations	(35.9)	(54.5)	24.2

	$145.0	$(95.0)	$42.3

3.    Inventories

        Major classes of inventory are as follows:

	2004	2003
Finished goods	$929.9	$692.4
Work in process	6.4	9.0
Raw materials	100.1	87.4
Operating supplies	81.3	66.3

	$1,117.7	$855.1

        If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $28.7 million and $19.4 million at December 31, 2004 and 2003, respectively.

        Inventories which are valued at the lower of standard costs (which approximate average costs) or market at December 31, 2004 and 2003 were approximately $922.4 million and $622.2 million, respectively.

4.    Equity Investments

        Summarized information pertaining to the Company's equity associates follows:

	2004	2003
At end of year:
Equity in undistributed earnings:
Foreign	$18.9	$95.4
Domestic	17.6	13.9

Total	$36.5	$109.3

Equity in cumulative translation adjustment	$—	$(38.2)

	2004	2003	2002
For the year:
Equity in earnings:
Foreign	$17.8	$17.2	$17.5
Domestic	10.0	9.9	9.5

Total	$27.8	$27.1	$27.0

Dividends received	$12.8	$31.1	$29.2

5. Long-Term Debt

        The following table summarizes the long-term debt of the Company at December 31, 2004 and 2003:

	2004	2003
Secured Credit Agreement:
Revolving Credit Facility:
Revolving Loans	$30.1	$—
Term Loans:
A1 Term Loan	315.0	460.0
B1 Term Loan	226.8	840.0
C1 Term Loan	190.6
C2 Term Loan (€47.5 million)	64.7
Senior Secured Notes:
8.875%, due 2009	1,000.0	1,000.0
7.75%, due 2011	450.0	450.0
8.75%, due 2012	625.0	625.0
Senior Notes:
8.25%, due 2013	444.1	450.0
6.75%, due 2014	400.0
6.75%, due 2014 (€225 million)	306.4
Senior Subordinated Notes:
10.25%, due 2009 (€12.7 million)	17.4
9.25%, due 2009 (€0.4 million)	0.6
Payable to OI Inc.	1,158.6	1,434.9
Other	117.0	137.0

	5,346.3	5,396.9
Less amounts due within one year	174.3	63.8

Long-term debt	$5,172.0	$5,333.1

        On October 7, 2004, in connection with the sale of the Company's blow-molded plastic container operations, the Company's subsidiary borrowers entered into the Third Amended and Restated Secured Credit Agreement (the "Agreement"). The proceeds from the sale were used to repay C and D term loans and a portion of the B1 term loan outstanding under the previous agreement. At December 31, 2004, the Third Amended and Restated Secured Credit Agreement includes a $600.0 million revolving credit facility and a $315.0 million A1 term loan, each of which has a final maturity date of April 1, 2007. It also includes a $226.8 million B1 term loan, and $190.6 million C1 term loan, and a €47.5 million C2 term loan, each of which has a final maturity date of April 1, 2008. The Third Amended and Restated Secured Credit Agreement eliminated the provisions related to the C3 term loan that was canceled on August 19, 2004. The Third Amended and Restated Secured Credit Agreement also permits the Company, at its option, to refinance certain of its outstanding notes and debentures prior to their scheduled maturity.

        At December 31, 2004, the Company's subsidiary borrowers had unused credit of $404.8 million available under the Agreement.

        The interest rate on borrowings under the Revolving Credit Facility is, at the borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Revolving Credit Facility also includes a margin linked to the Company's Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 2.25% to 2.75% for Eurodollar loans and 1.25% to 1.75% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate. The weighted average interest rate on borrowings outstanding under the Agreement at December 31, 2004 was 5.09%. Including the effects of cross-currency swap agreements related to borrowings under the Agreement by the Company's Australian and European subsidiaries, as discussed in Note 9, the weighted average interest rate at December 31, 2004 was 5.40%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

        Borrowings under the Agreement are secured by substantially all of the assets of the Company's domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $4.0 billion. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and certain stock of certain foreign subsidiaries. All borrowings under the agreement are guaranteed by substantially all domestic subsidiaries of the Company for the term of the Agreement.

        The Third Amended and Restated Secured Credit Agreement contains covenants and provisions that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Third Amended and Restated Secured Credit Agreement contains financial covenants that require the Company to maintain specified financial ratios and meet specified tests based upon financial statements of the Company and its subsidiaries on a consolidated basis, including minimum fixed charge coverage ratios, maximum leverage ratios and specified capital expenditure tests.

        As part of the BSN Acquisition, the Company assumed the senior subordinated notes of BSN. The 10.25% senior subordinated notes were due August 1, 2009 and had a face amount of €140.0 million at the acquisition date and were recorded at the acquisition date at a fair value of €147.7 million. The 9.25% senior subordinated notes were due August 1, 2009 and had a face amount of €160.0 million at the acquisition date and were recorded at the acquisition date at a fair value of €168.0 million. The majority of these notes were repurchased in the fourth quarter of 2004 as discussed below.

        During December 2004, a subsidiary of the Company issued Senior Notes totaling $400.0 million and Senior Notes totaling €225.0 million. The notes bear interest at 6.75%, and are due December 1, 2014. Both series of notes are guaranteed by the Company and substantially all of its domestic subsidiaries. The indentures for both series of notes have substantially the same restrictions as the previously issued 7.75%, 8.875% and 8.75% Senior Secured Notes and 8.25% Senior Notes. The issuing subsidiary used the net proceeds from the notes of approximately $680.0 million in addition to borrowings under the Agreement to purchase in a tender offer $237.6 million of OI Inc.'s $350.0 million 7.15% Senior Notes due 2005, €159.6 million of the €160.0 million 9.25% BSN notes due 2009 and €127.3 million of the €140.0 million 10.25% BSN notes due 2009. As part of the issuance of these notes and the related tender offer, the Company recorded in the fourth quarter of 2004 additional interest charges of $28.3 million for note repurchase premiums and the related write-off of unamortized finance fees.

        During May 2003, a subsidiary of the Company issued Senior Secured Notes totaling $450.0 million and Senior Notes totaling $450.0 million. The notes bear interest at 7.75% and 8.25%, respectively, and are due May 15, 2011 and May 15, 2013, respectively. Both series of notes are guaranteed by the Company and substantially all of its domestic subsidiaries. In addition, the assets of substantially all of the Company's domestic subsidiaries are pledged as security for the Senior Secured Notes. The indentures for the 7.75% Senior Secured Notes and the 8.25% Senior Notes have substantially the same restrictions as the previously issued 8.875% and 8.75% Senior Secured Notes. The issuing subsidiary used the net proceeds from the notes of approximately $880.0 million to purchase in a tender offer $263.5 million of OI Inc.'s $300.0 million 7.85% Senior Notes due 2004 and repay borrowings under the previous credit agreement. As part of the issuance of these notes and the related tender offer, the Company recorded in the second quarter of 2003 additional interest charges of $13.2 million for note repurchase premiums and the related write-off of unamortized finance fees and $3.6 million, of which $2.3 million was allocated to discontinued operations, for the write-off of unamortized finance fees related to the reduction of available credit under the previous credit agreement.

        Amounts paid to OI Inc. above equal OI Inc.'s total indebtedness. Interest costs on amounts payable to OI Inc. are charged to the Company in the same amount as incurred by OI Inc. The Company and a principal subsidiary of the Company guarantee the senior notes and debentures of OI Inc. on a subordinated basis. The fair value of the OI Inc. debt being guaranteed by the Company at December 31, 2004 was $1,214.9 million.

        Annual maturities for all of the Company's long-term debt through 2009 are as follows: 2005, $174.3 million; 2006, $30.8 million; 2007, $670.9 million; 2008, $724.1 million; and 2009, $1,005.9 million.

        Interest paid in cash, including note repurchase premiums, aggregated $548.8 million for 2004, $458.8 million for 2003, and $372.1 million for 2002.

        Fair values at December 31, 2004, of the Company's significant fixed rate debt obligations were as follows:

	Principal Amount (millions of dollars)	Indicated Market Price	Fair Value (millions ]of dollars)	Hedge Value (millions ]of dollars)
Senior Secured Notes:
8.875%, due 2009	$1,000.0	108.75	$1,087.5
7.75%, due 2011	450.0	108.75	489.4
8.75%, due 2012	625.0	112.50	703.1
Senior Notes:
8.25%, due 2013	450.0	110.25	496.1	$444.1
6.75%, due 2014	400.0	101.75	407.0
6.75%, due 2014 (€225 million)	306.4	105.50	323.3
Senior Subordinated Notes:
10.25%, due 2009 (€12.7 million)	17.4	105.13	18.3
9.25%, due 2009 (€0.4 million)	0.6	100.00	0.6

6.    Operating Leases

        Rent expense attributable to all warehouse, office buildings and equipment operating leases was $89.8 million in 2004, $85.0 million in 2003, and $72.1 million in 2002. Minimum future rentals under operating leases are as follows: 2005, $88.5 million; 2006, $62.7 million; 2007, $43.2 million; 2008, $30.7 million; and 2009, $20.9 million; and 2010 and thereafter, $24.6 million.

7.    Foreign Currency Translation

        Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $(9.5) million in 2004, $2.2 million in 2003, and $2.0 million in 2002.

8.    Derivative Instruments

        At December 31, 2004, the Company has the following derivative instruments related to its various hedging programs:

Fair Value Hedges of Debt

        The terms of the Third Amended and Restated Secured Credit Agreement require that borrowings under the Agreement be denominated in U.S. dollars except for the C2 term loan which allows for €47.5 million borrowings. In order to manage the exposure to fluctuating foreign exchange rates created by U.S. dollar borrowings by the Company's international subsidiaries, certain subsidiaries have entered into currency swaps for the principal amount of their borrowings under the Agreement and for their interest payments due under the Agreement.

        At the end of 2004, the Company's subsidiary in Australia had agreements that swap a total of U.S. $455.0 million of borrowings into 702.0 million Australian dollars. These derivative instruments swap both the interest and principal from U.S. dollars to Australian dollars and also swap the interest rate from a U.S.-based rate to an Australian-based rate. These agreements have various maturity dates ranging from April 2005 through March 2006.

        The Company's subsidiaries in Australia, Canada, the United Kingdom and several European countries have also entered into short term forward exchange contracts which effectively swap additional intercompany and external borrowings by each subsidiary into its local currency. These contracts swap both the interest and principal amount of borrowings.

        The Company recognizes the above derivatives on the balance sheet at fair value, and the Company accounts for them as fair value hedges. Accordingly, the changes in the value of the swaps are recognized in current earnings and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the year ended December 31, 2004, the amount not offset was immaterial. The fair values are included with other long term liabilities on the balance sheet.

Foreign Currency Exchange Contracts Designated as Cash Flow Hedges

        In connection with debt refinancing in late December 2004, the Company's subsidiary in France borrowed approximately €91 million from Owens-Brockway Glass Container ("OBGC"), a U.S. subsidiary of the Company. In order to hedge the changes in the cash flows of the foreign currency interest and principal repayments, OBGC entered into a swap that converts the Euro coupon interest payments into a predetermined U.S. dollar coupon interest payment and also converts the final principal payment in December 2009 from €91.0 million to approximately $120.7 million U.S. dollars.

        The Company accounts for the above foreign currency exchange contract on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings. The fair values are included with other long term liabilities on the balance sheet.

        The above foreign currency exchange contract is accounted for as a cash flow hedge at December 31, 2004. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

        At December 31, 2004, the amount included in OCI related to this foreign currency exchange contract was not material. The ineffectiveness related to this hedge for the year ended December 31, 2004 was also not material.

Interest Rate Swaps Designated as Fair Value Hedges

        In the fourth quarter of 2003 and the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a total notional amount of $1.25 billion that mature from 2007 through 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, as required by FAS No. 133, the Company recorded the net of the fair market values of the swaps as a long-term liability along with a corresponding net decrease in the carrying value of the hedged debt. The fair values are included with other long term liabilities on the balance sheet.

        Under the swaps, the Company receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six-month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense during each six-month period over the term of the agreement.

        The following selected information relates to fair value swaps at December 31, 2004 (based on a projected U.S. LIBOR rate of 3.3688%):

	Amount Hedged	Receive Rate	Average Spread	Asset (Liability) Recorded
OI Inc. public notes swapped by the Company through intercompany loans:
Senior Notes due 2007	$300.0	8.10%	4.5%	$(1.8)
Senior Notes due 2008	250.0	7.35%	3.5%	(1.6)
Senior Debentures due 2010	250.0	7.50%	3.2%	(0.4)
Notes issued by a subsidiary of the Company:
Senior Notes due 2013	250.0	8.25%	3.7%	(5.9)

Total	$1,050.0			$(9.7)

Natural Gas Hedges

        The Company uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in cash flows from future market price movements. The Company continually evaluates the natural gas market with respect to its future usage requirements. The Company generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months. At December 31, 2004, the Company had entered into commodity futures contracts for approximately 78% (approximately 17,930,000 MM BTUs) of its expected North American natural gas usage for full year of 2005 and approximately 23% (approximately 5,280,000 MM BTUs) for the full year of 2006.

        As discussed further below, prior to December 31, 2004, the Company accounted for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that was designated as, and met the required criteria for, a cash flow hedge was recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that was deemed to be ineffective was recognized in current earnings.

        During the fourth quarter of 2004, the Company determined that the commodity futures contracts described above did not meet all of the documentation requirements to qualify for special hedge accounting treatment and began to recognize all changes in fair value of these contracts in current earnings. The total unrealized pretax gain recorded in 2004 was $4.9 million ($3.2 million after tax). This change had no effect upon the Company's cash flows.

Other Hedges

        The Company's subsidiaries may enter into short-term forward exchange agreements to purchase foreign currencies at set rates in the future. These foreign currency forward exchange agreements are used to limit exposure to fluctuations in foreign currency exchange rates for all significant planned purchases of fixed assets or commodities that are denominated in currencies other than the subsidiaries' functional currency. Subsidiaries may also use forward exchange agreements to offset the foreign currency risk for receivables and payables not denominated in, or indexed to, their functional currencies. The Company records these short-term forward exchange agreements on the balance sheet at fair value and changes in the fair value are recognized in current earnings.

9.    Accumulated Other Comprehensive Income (Loss)

        The components of comprehensive income (loss) are: (a) net earnings (loss); (b) change in fair value of certain derivative instruments; (c) adjustment of minimum pension liabilities; and, (d) foreign currency translation adjustments. The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

        The following table lists the beginning balance, yearly activity and ending balance of each component of accumulated other comprehensive income (loss):

	Net Effect of Exchange Rate Fluctuations	Deferred Tax Effect for Translation	Change in Minimum Pension Liability (net of tax)	Change in Certain Derivative Instruments (net of tax)	Total Accumulated Comprehensive Income (Loss)
Balance on January 1, 2002	$(600.8)	$27.0	$—	$(2.5)	$(576.3)
2002 Change	80.5	(1.0)	(91.5)	4.7	(7.3)

Balance on December 31, 2002	(520.3)	26.0	(91.5)	2.2	(583.6)
2003 Change	365.6	(4.6)	(19.3)	(1.2)	340.5

Balance on December 31, 2003	(154.7)	21.4	(110.8)	1.0	(243.1)
2004 Change	326.1	(8.7)	(27.5)	(1.1)	288.8

Balance on December 31, 2004	$171.4	$12.7	$(138.3)	$(0.1)	$45.7

        The 2004 change includes $52.4 million related to the sales of the blow-molded plastics business and the 20% investment in Consol Glass.

        The change in minimum pension liability for 2002, 2003, and 2004 was net of tax of $39.2 million, $1.4 million and $8.1 million, respectively. The change in minimum pension liability for 2004 included $9.0 million ($12.6 million pretax) of translation effect on the minimum pension liability recorded in prior years. The change in minimum pension liability for 2003 included $10.1 million ($14.7 million pretax) of translation effect on the minimum pension liability recorded in 2002.

        The change in certain derivative instruments for 2002, 2003 and 2004 was net of tax of $2.5 million, $0.7 million, and $0.5 million, respectively.

10.    Income Taxes

        Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) carryovers and credits for income tax purposes. Significant components of the

Company's deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows (certain amounts from prior years have been reclassified to conform to current year presentation):

	2004	2003
Deferred tax assets:
Accrued postretirement benefits	$93.4	$99.6
Tax loss and credit carryovers	471.0	433.8
Capital loss carryovers	405.2	29.5
Alternative minimum tax credits	21.7	22.7
Principally accrued liabilities	189.8	182.5
Other	31.2	28.5

Total deferred tax assets	1,212.3	796.6
Deferred tax liabilities:
Property, plant and equipment	273.9	342.9
Prepaid pension costs	277.3	291.4
Inventory	33.4	30.5
Other	51.8	118.3

Total deferred tax liabilities	636.4	783.1
Valuation allowance	(731.2)	(258.8)

Net deferred tax assets	$(155.3)	$(245.3)

Total for continuing operations		$(193.8)
Total for discontinued operations		(51.5)

		$(245.3)

        Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2004 and 2003 as follows:

	2004	2003
Prepaid expenses	$65.7	$51.1
Deposits, receivables, and other assets	46.1	41.3
Deferred tax liability	(267.1)	(337.7)

Net deferred tax assets	$(155.3)	$(245.3)

Total for continuing operations		$(193.8)
Total for discontinued operations		(51.5)

		$(245.3)

        The provision (benefit) for income taxes consists of the following:

	2004	2003	2002
Current:
U.S. Federal	$—	$—	$—
State	3.0	1.6	1.4
Foreign	101.6	55.3	74.9

	104.6	56.9	76.3

Deferred:
U.S. Federal	(29.2)	(17.2)	68.0
State	6.1	(6.1)	8.7
Foreign	(20.5)	(1.8)	(10.9)

	(43.6)	(25.1)	65.8

Total:
U.S. Federal	(29.2)	(17.2)	68.0
State	9.1	(4.5)	10.1
Foreign	81.1	53.5	64.0

	$61.0	$31.8	$142.1

Total for continuing operations	$73.6	$23.8	$116.4
Total for discontinued operations	(12.6)	8.0	25.7

	$61.0	$31.8	$142.1

        The provision (benefit) for income taxes was calculated based on the following components of earnings (loss) before income taxes:

Continuing operations	2004	2003	2002
Domestic	$(51.2)	$(167.4)	$136.8
Foreign	414.1	179.4	275.7

	$362.9	$12.0	$412.5

Discontinued operations	2004	2003	2002
Domestic	$45.2	$(670.4)	$49.4
Foreign	6.2	17.7	14.3

	$51.4	$(652.7)	$63.7

        Income taxes paid (received) in cash were as follows:

	2004	2003	2002
Domestic	$1.9	$1.4	$(9.0)
Foreign	98.8	51.1	51.2

	$100.7	$52.5	$42.2

        A reconciliation of the provision (benefit) for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows (certain amounts from prior years have been reclassified to conform to current year presentation):

	2004	2003	2002
Pretax earnings from continuing operations at statutory U.S. Federal tax rate	$127.0	$4.2	$144.4
Increase (decrease) in provision for income taxes due to:
Write-down of equity investment		17.5
State taxes, net of federal benefit	3.1	(3.1)	2.8
Rate differences on international earnings	(25.0)	(16.0)	(26.6)
Ardagh note		11.1
Australian tax consolidation	(33.1)
Adjustment for non-U.S. tax law changes		(7.6)	(4.8)
Other items	1.6	17.7	0.6

Provision (benefit) for income taxes	$73.6	$23.8	$116.4

Effective tax rate	20.3%	198.3%	28.2%

        At December 31, 2004, the Company has unused net operating losses, capital losses, and research tax credits expiring from 2007 to 2025.

        The Company also has unused alternative minimum tax credits which do not expire and which will be available to offset future U.S. Federal income tax.

        At December 31, 2004, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $1,191.4 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

        The October 2004 sale of the blow-molded plastic business resulted in a substantial capital loss, only a small portion of which was utilized to offset otherwise taxable capital gains. Because of the significant amount and limited life of the remaining unused capital loss, a full valuation allowance of approximately $375 million was established to offset the tax benefit. The remaining increase in the valuation allowance was primarily due to an allowance of approximately $85 million established in the allocation of the purchase price for the acquisition of BSN Glasspack, S.A. Including the amount related to BSN, the components of the valuation allowance that were established in allocations of the costs of acquisitions totaled approximately $150 million. Any future reductions of these components will result in reductions of goodwill.

        In 2003, the Company entered into an agreement with the trustee of an insolvent Canadian entity. At the conclusion of its insolvency proceedings, the entity was merged with the Company's Canadian operating subsidiary, thereby establishing a loss that can be carried forward and applied against future taxable earnings of the Company's Canadian manufacturing operations. Based on its historical and projected taxable earnings in Canada, the Company provided a valuation allowance for the net deferred tax assets in Canada, including the tax loss carryforwards. The Company presently intends to reverse a portion of the valuation allowance each year related to loss carryforwards that are utilized during the year.

11.    Stock Options and Other Stock Based Compensation

        The Company participates in the stock option and restricted stock plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. or may be granted restricted common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant. Shares granted to employees vest upon retirement. The fair value of restricted shares is amortized to expense ratably over the vesting period and amounted to $3.9 million, $2.6 million, and $2.1 million in 2004, 2003, and 2002, respectively.

12.    Pension Benefit Plans

        Net (expense) credits to results of operations for all of the Company's pension plans and certain deferred compensation arrangements amounted to ($27.0) million in 2004, $17.8 million in 2003, and $68.0 million in 2002.

        The Company has defined benefit pension plans covering substantially all employees located in the United States, the United Kingdom, the Netherlands, Canada, Australia, Germany and France. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. The Company's policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. The Company's defined benefit pension plans use a December 31 measurement date. The following tables relate to the Company's principal defined benefit pension plans.

        The changes in the pension benefit obligations for the year were as follows:

	2004	2003
Obligations at beginning of year	$3,090.0	$2,752.4
Change in benefit obligations:
Service cost	56.9	48.8
Interest cost	197.0	179.1
Actuarial loss, including effect of changing discount rates	190.4	211.4
Acquisitions	448.8
Divestitures	(35.2)
Participant contributions	7.7	5.1
Benefit payments	(281.2)	(219.4)
Plan amendments	(44.6)	0.7
Foreign currency translation	119.3	110.6
Other	5.4	1.3

Net increase in benefit obligations	664.5	337.6

Obligations at end of year	$3,754.5	$3,090.0

        The changes in the fair value of the pension plans' assets for the year were as follows:

	2004	2003
Fair value at beginning of year	$2,869.9	$2,483.9
Change in fair value:
Actual gain on plan assets	482.4	483.2
Acquisitions	285.1
Benefit payments	(281.2)	(219.4)
Employer contributions	63.8	35.1
Participant contributions	7.7	5.1
Foreign currency translation	82.4	82.0

Net increase in fair value of assets	640.2	386.0

Fair value at end of year	$3,510.1	$2,869.9

        The funded status of the pension plans at year end was as follows:

	2004	2003
Plan assets at fair value	$3,510.1	$2,869.9
Projected benefit obligations	3,754.5	3,090.0

Plan assets less than projected benefit obligations	(244.4)	(220.1)
Net unrecognized items:
Actuarial loss	1,080.0	1,157.7
Prior service cost	(5.5)	45.2

	1,074.5	1,202.9

Net amount recognized	$830.1	$982.8

        The net amount recognized is included in the Consolidated Balance Sheets at December 31, 2004 and 2003 as follows:

	2004	2003
Prepaid pension	$962.5	$967.1
Accrued pension, included with other liabilities	(205.5)	(45.4)
Minimum pension liability, included with other liabilities	(134.7)	(107.3)
Intangible asset, included with deposits and other assets	12.2	12.4
Accumulated other comprehensive income	195.6	156.0

Net amount recognized	$830.1	$982.8

        The accumulated benefit obligation for all defined benefit pension plans was $3,470.2 million and $2,823.8 million at December 31, 2004 and 2003, respectively.

        The components of the net pension credit for the year were as follows:

	2004	2003	2002
Service cost	$56.9	$48.8	$38.8
Interest cost	197.0	179.1	172.4
Expected asset return	(289.5)	(275.1)	(303.4)
Amortization:
Prior service cost	6.0	6.8	7.6
Loss	38.3	10.5	1.1

Net amortization	44.3	17.3	8.7

Net expense (credit)	$8.7	$(29.9)	$(83.5)

Total for continuing operations	$6.3	$(29.9)	$(79.0)
Total for discontinued operations	2.4		(4.5)

	$8.7	$(29.9)	$(83.5)

        The following selected information is for plans with projected benefit obligations in excess of the fair value of plan assets at year end:

	2004	2003
Projected benefit obligations	$1,317.3	$3,090.0
Fair value of plan assets	906.8	2,869.9

        The following information is for plans with accumulated benefit obligations in excess of the fair value of plan assets at year end:

	2004	2003
Accumulated benefit obligations	$1,197.9	$632.3
Fair value of plan assets	906.8	479.9

        The weighted average assumptions used to determine benefit obligations were as follows:

	2004	2003
Discount rate	5.52%	6.10%
Rate of compensation increase	4.40%	4.71%

        The weighted average assumptions used to determine net periodic pension costs were as follows:

	2004	2003	2002
Discount rate	6.10%	6.52%	6.95%
Rate of compensation increase	4.71%	4.72%	4.78%
Expected long-term rate of return on assets	8.35%	8.71%	9.64%

        Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases as presented above. Amortization included in net pension expense (credits) is based on the average remaining service of employees.

        As of December 31, 2004, the Company recorded an additional minimum pension liability for the pension plan in the United Kingdom in addition to the minimum liabilities recorded in 2002 and 2003. Pursuant to this requirement, the Company increased the minimum pension liability by $25.3 million, reduced the intangible asset by $1.7 million, and increased accumulated other comprehensive income by $27.0 million.

        As of December 31, 2004, the Company adjusted the minimum pension liability for the pension plan in Canada from the minimum liabilities recorded in 2002 and 2003. Pursuant to this requirement, the Company increased the intangible asset by $0.4 million and decreased accumulated other comprehensive income by $0.4 million. The minimum pension liability was not materially decreased.

        For 2004, the Company's weighted average expected long-term rate of return on assets was 8.35%. In developing this assumption, the Company evaluated input from its third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions.

        The Company also considered its historical 10-year average return (through December 31, 2003), which was in line with the expected long-term rate of return assumption for 2004.

        The weighted average actual asset allocations and weighted average target allocation ranges by asset category for the Company's pension plan assets were as follows:

	Actual Allocation
Asset Category			Target Allocation Ranges
	2004	2003
Equity securites	61%	68%	56-66%
Debt securities	29%	24%	26-36%
Real estate	7%	7%	2-12%
Other	3%	1%	0-2%

Total	100%	100%

        It is the Company's policy to invest pension plan assets in a diversified portfolio consisting of an array of asset classes within the above target asset allocation ranges. The investment risk of the assets is limited by appropriate diversification both within and between asset classes. The assets for both the U.S. and non-U.S. plans are primarily invested in a broad mix of domestic and international equities, domestic and international bonds, and real estate, subject to the target asset allocation ranges. The assets are managed with a view to ensuring that sufficient liquidity will be available to meet expected cash flow requirements.

        Plan assets at December 31, 2004 and 2003 included 487,236 and 14,423,621 shares, respectively, of the Company's common stock, which amounted to $11.0 million or 0.4% of total plan assets as of December 31, 2004 and $171.5 million or 6.0% of total plan assets as of December 31, 2003.

        The Company expects to contribute $37.3 million to its defined benefit pension plans in 2005.

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2005	$227.1
2006	236.6
2007	234.6
2008	234.6
2009	241.1
2010-2014	1,285.7

        The Company also sponsors several defined contribution plans for all salaried and hourly U.S. employees. Participation is voluntary and participants' contributions are based on their compensation. The Company matches contributions of participants, up to various limits, in substantially all plans. Company contributions to these plans amounted to $7.1 million in 2004, $6.8 million in 2003, and $7.5 million in 2002.

13.    Postretirement Benefits Other Than Pensions

        The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees, substantially all employees in Canada and in the Netherlands. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service.

        The changes in the postretirement benefit obligations for the year were as follows:

	2004	2003
Obligations at beginning of year	$380.8	$352.3
Change in benefit obligations:
Service cost	4.3	3.6
Interest cost	21.0	23.3
Actuarial loss, including the effect of changing discount rates	5.3	25.1
Acquisitions	21.0
Plan amendments	(63.7)
Benefit payments	(33.8)	(32.7)
Foreign currency translation	6.0	9.4
Other	—	(0.2)

Net change in benefit obligations	(39.9)	28.5

Obligations at end of year	$340.9	$380.8

        The funded status of the postretirement benefit plans at year end was as follows:

	2004	2003
Projected postretirement benefit obligations	$340.9	$380.8
Net unrecognized items:
Prior service credit	45.2	4.7
Actuarial loss	(100.5)	(100.7)

	(55.3)	(96.0)

Nonpension accumulated postretirement benefit obligations	$285.6	$284.8

        The components of the net postretirement benefit cost for the year were as follows:

	2004	2003	2002
Service cost	$4.3	$3.6	$2.7
Interest cost	21.0	23.3	22.6
Amortization:
Prior service credit	(6.8)	(13.0)	(13.0)
Loss	4.7	3.7	2.3

Net amortization	(2.1)	(9.3)	(10.7)

Net postretirement benefit cost	$23.2	$17.6	$14.6

Total for continuing operations	21.3	17.3	13.5
Total for discontinued operations	1.9	0.3	1.1

	$23.2	$17.6	$14.6

        The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 5.67% and 6.21% at December 31, 2004 and 2003, respectively.

        The weighted average discount rate used to determine net postretirement benefit cost was 6.21%, 6.72%, and 7.18% at December 31, 2004, 2003, and 2002, respectively.

        The weighted average assumed health care cost trend rates at December 31 were as follows:

	2004	2003
Health care cost trend rate assumed for next year	9.19%	10.56%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.66%	5.93%
Year that the rate reaches the ultimate trend rate	2009	2009

        Assumed health care cost trend rates affect the amounts reported for the postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$2.2	$(1.7)
Effect on accumulated postretirement benefit obligations	22.3	(17.4)

        Amortization included in net postretirement benefit cost is based on the average remaining service of employees.

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2005	$32.3
2006	24.1
2007	23.6
2008	23.1
2009	22.9
2010-2014	117.5

        Benefits provided by the Company for certain hourly retirees are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $7.6 million in 2004, $8.7 million in 2003, and $8.9 million in 2002. Postretirement health and life benefits for retirees of foreign subsidiaries are generally provided through the national health care programs of the countries in which the subsidiaries are located.

        Effective July 1, 2004, the Company amended its U.S. salaried postretirement medical plan to align benefits with those of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The effect of the amendment reduced the 2004 expense by approximately $5.3 million.

14.    Other Revenue

        Other revenue in 2004 includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property and a gain of $31.0 million ($13.1 million after tax) for a restructuring in the Italian Specialty Glass business.

15.    Other Costs and Expenses

        Other costs and expenses for the year ended December 31, 2003 included pretax charges of $244.2 million ($198.0 after tax) related to the following:

  •
  On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable. The notes were received from Ardagh in 1999 by the Company's wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc. The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances. The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Agreement. The notes were sold at a discount of approximately 22.6 million British pounds sterling which resulted in a loss of US$37.4 million (US$37.4 million after tax).

  •
  During the fourth quarter of 2003, the Company completed the sale of its assets related to the production of plastic trigger sprayers and finger pumps. Included in the sale were manufacturing facilities in Bridgeport, Connecticut and El Paso, Texas, in addition to related production assets at the Erie, Pennsylvania plant. As a result of the sale, the Company recorded a loss of $41.3 million ($25.8 million after tax) in the third and fourth quarters of 2003. The net cash proceeds from the sale of approximately $44 million, including liquidation of related working capital, were used to reduce debt.

    The Company's decision to sell the long-term notes receivable and its assets related to the production of plastic trigger sprayers and finger pumps is consistent with its objectives to improve liquidity and to focus on its core businesses.

  •
  In August of 2003, the Company initiated a review of its Plastics Packaging assets in the Asia Pacific region. The review was completed during the fourth quarter of 2003. The Company used a combination of estimated divestment cash flows, which included bid prices from potential purchasers, and partial liquidation values for certain assets to determine the net realizable values of the assets. The Company compared the estimated net realizable values to the book values of the asset and determined that an asset impairment existed. As a result, the Company recorded a charge of $43.0 million ($30.1 million after tax) to write-down the assets to realizable values. Certain of the plastics businesses in the Asia Pacific region operate in highly competitive markets leading to reduced profit margins. In addition, the Company's PET container business has lost a significant amount of business in the past few years. The reduced business and overall excess capacity in the industry has caused a reduction in the overall value of the business. The Company has entered into an agreement to sell a significant portion of its Asia Pacific plastic business for approximately $60 million (excluding PET container operations). The sale of this business is subject to certain regulatory and other approvals.

  •
  During the fourth quarter of 2003, the Company determined that the value of its 25% investment in a North American soda ash mining operation was impaired and not likely to recover. Increasing global competition and recent development of foreign sources of soda ash have created significant excess capacity in that industry. The resulting competitive environment caused management of the soda ash mining operation to significantly lower its projections of earnings and cash flows. Following an evaluation of future estimated earnings and cash flows, the Company determined that its carrying value should be written down to estimated fair value and recorded a $50 million charge in the fourth quarter which substantially reduced the carrying value of this equity method investment.

  •
  In August 2003, the Company announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June following a major leak in its only glass furnace. As a result, the Company recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in the third quarter of 2003.

    The closing of this factory resulted in the elimination of approximately 170 jobs and a corresponding reduction in the Company's workforce. The Company expects that a substantial portion of the closing costs will be paid out by the end of 2005.

  •
  In November 2003, the Company announced the permanent closing of its Milton, Ontario glass container factory. This closing was part of an effort to bring capacity and inventory levels in line with anticipated demand. As a result, the Company recorded a capacity curtailment charge of $20.1 million ($19.5 million after tax) in the fourth quarter of 2003.

    The closing of this factory in November 2003 resulted in the elimination of approximately 150 jobs and a corresponding reduction in the Company's workforce. The Company expects that the majority of the closing costs will be paid out by the end of 2005.

  •
  In December 2003, the Company announced the permanent closing of its Perth, Australia glass container factory. This closing was part of an effort to reduce overall capacity in Australia and bring inventory levels in line with anticipated demand. The Perth plant's western location and small size contributed to the plant being a higher cost facility that was no longer economically feasible to operate. As a result, the Company recorded a capacity curtailment charge of $23.9 million ($17.4 million after tax) in other costs and expenses in the results of operations for 2003.

    The closing of this factory in December 2003 resulted in the elimination of approximately 107 jobs and a corresponding reduction in the Company's workforce. The majority of the closing costs were paid out by the end of 2004.

    Selected information related to the above glass container factory closings is as follows:

	Hayward	Milton	Perth	Total
Plant closing charges	$28.5	$20.1	$23.9	$72.5
Write-down of assets to net realizable value	(12.2)	(6.4)	(14.0)	(32.6)
Net cash paid	(4.1)	(1.7)	(4.5)	(10.3)

Remaining accruals related to plant closing charges as of December 31, 2003	12.2	12.0	5.4	29.6
Net cash paid	(2.7)	(4.4)	(4.3)	(11.4)
Other, principally translation	(1.4)	(2.8)	(0.7)	(4.9)

Remaining accruals related to plant closing charges as of December 31, 2004	$8.1	$4.8	$0.4	$13.3

16.    Additional Interest Charges from Early Extinguishment of Debt

        During 2004, the Company recorded additional interest charges of $28.3 million ($18.5 million after tax) for note repurchase premiums and related write-off of unamortized finance fees and $7.1 million ($2.5 million after tax) for the write-off of unamortized finance fees related to the reduction of available credit under the Company's bank credit agreement. During 2003, the Company recorded additional interest charges of $13.2 million ($8.2 million after tax) for note repurchase premiums and related write-off of unamortized finance fees and $3.6 million ($2.5 million after tax) for the write-off of unamortized finance fees related to the reduction of available credit under the Company's previous bank credit agreement. During 2002, the Company wrote off unamortized deferred financing fees related to indebtedness repaid prior to its scheduled maturity. As a result, the Company recorded additional interest charges totaling $15.4 million ($9.6 million after tax). The 2002 charges had been previously reported as extraordinary charges, net of income taxes, and were reclassified, as detailed above, to interest expense and provision for income taxes in accordance with FAS No. 145. Amounts above included the following for discontinued operations: 2004—$1.9 million ($1.3 million after tax), 2003—$2.3 million ($1.6 million after tax), 2002—$6.3 million ($3.9 million after tax).

17.    Contingencies

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants involved in asbestos claims pending at the beginning of, disposed of and filed during, and pending at the end of, each of the years listed (eliminating duplicate filings):

	2004	2003	2002
Pending at beginning of year	29,000	24,000	27,000
Disposed	9,000	21,000	24,000
Filed	15,000	26,000	21,000

Pending at end of year	35,000	29,000	24,000

        Based on an analysis of the claims and lawsuits pending as of December 31, 2004, approximately 94% of plaintiffs and claimants either do not specify the monetary damages sought, or in the case of court filings, claim an amount sufficient to invoke the jurisdictional minimum of the trial court. Approximately 5% of plaintiffs specifically plead damages of $15 million or less than 1% of plaintiffs specifically plead damages greater than $15 million but less than $100 million. Fewer than 1% of plaintiffs specifically plead damages $100 million or greater but less than $123 million.

        As indicated by the foregoing summary, current pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience discussed further below of litigating or resolving through settlement hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Rather, the amount potentially recoverable for a specific claimant is determined by other factors such as the claimant's severity of disease, product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, the claimant's history of smoking or exposure to other possible disease-causative factors, and the various other matters discussed further below.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of December 31, 2004 there are approximately 22,000 claims against other defendants and which are likely to be asserted some time in the future against OI Inc. These claims are not included in the totals set forth above. OI Inc. further believes that the bankruptcies of additional co-defendants, as discussed below, resulted in an acceleration of the presentation and disposition of a number of these previously withheld preexisting claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributed to additional asbestos-related payments.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc. as of December 31, 2004, has disposed of the asbestos claims of approximately 315,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $6,200. Certain of these dispositions have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable totaled approximately $91 million at December 31, 2004 ($87 million at December 31, 2003) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of approximately $2.85 billion through 2004, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the total asbestos-related cash payments will be moderately lower in 2005 compared to 2004 and will continue to decline thereafter as the preexisting but presently unasserted claims withheld under the claims handling agreements are presented to OI Inc. and as the number of potential future claimants continues to decrease. The material components of the OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc., (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel, (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

  a)
  the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

  b)
  the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

  c)
  the extent of decrease or increase in the inventory of pending serious disease cases;

  d)
  the extent to which OI Inc. is able to successfully defend itself at trial;

  e)
  the extent of actions by courts to eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

  f)
  the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

  g)
  the number and timing of co-defendant bankruptcies; and

  h)
  the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.

        OI Inc. conducts a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. OI Inc. believes that an estimation of the reasonably probable amount of the contingent liability for claims not yet asserted against OI Inc. is not possible beyond a period of several years. Therefore, while the results of future annual comprehensive reviews cannot be determined, OI Inc. expects the addition of one year to the estimation period will result in an annual charge.

        In the fourth quarter of 2003, OI Inc. recorded a charge of $450.0 million ($292.5 million after tax) to increase its accrued liability for asbestos-related costs. The factors and developments that particularly affected the determination of this increase included the following: (i) the significant increase in new claim filings in 2003, which OI Inc. believes was caused by anticipation of tort reform legislation in Mississippi and Texas; (ii) the elimination of certain co-defendants from the litigation through consensually structured ("prepackaged") bankruptcy filings; (iii) the number of pending serious disease cases and the relatively flat trend line in new filings of serious disease cases; and (iv) the limited success achieved by OI Inc. and its co-defendants in eliminating forum shopping, unimpaired claim filings, and other litigation abuses.

        In the fourth quarter of 2004, OI Inc. recorded a charge of $152.6 million ($84.9 million after tax) to increase its accrued liability for asbestos-related costs. This amount was significantly reduced from the 2003 charge due in part to OI Inc.'s decision to conduct a comprehensive review annually. The factors and developments that particularly affected the determination of this increase included the following: (i) the modest 4.5% decline in yearly cash outlays; (ii) the significant decline in new claim filings against OI Inc. including a decline in filings of serious disease cases; (iii) OI Inc.'s successful litigation record during the year, including a California appellate decision upholding its position regarding its nonliability for post-1958 claims; (iv) significant judicial reform in Mississippi (where approximately 40% of the lawsuits against OI Inc. are pending) and advantageous legislative changes in Ohio affecting unimpaired claimants; and (v) a significant Federal circuit court decision overturning a co-defendant's prepackaged bankruptcy reorganization.

        The ultimate amount of distributions which may be required to be made by the Company and other subsidiaries of OI Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. OI Inc.'s reported results of operations for 2004 were materially affected by the $152.6 million fourth-quarter charge and asbestos-related payments continue to be substantial. Any possible future additional charge would likewise materially affect OI Inc.'s results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's and OI Inc.'s cost of borrowing and their ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund the Company's working capital and capital expenditure requirements on a short-term and long-term basis.

        In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), then a wholly-owned subsidiary of the Company in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen scavenging material. In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit.

        In November 2004, the Company finalized a settlement of this litigation. The settlement involves the grant of a license to the Company and to CPT of the technology in dispute, in return for a payment to Constar of $25.1 million, which approximated the amount accrued by the Company for this expected resolution. The Company believes it has meritorious third party reimbursement claims relating to a substantial portion of this settlement and intends to pursue such claims.

        On November 15, 2004, a lawsuit was filed against OI Inc. in the Delaware Court of Chancery by a shareholder, Joseph Sitorsky, pursuant to Section 220 of the Delaware General Corporation Law, captioned Sitorsky v. Owens-Illinois, Inc. Mr. Sitorsky seeks an order compelling OI Inc. to produce several categories of documents concerning advisory fees paid to KKR Associates, L.P., the BSN Acquisition, the Plastics Sale, due diligence in connection with OI Inc.'s contract with software vendor, Model N, an alleged affiliate of KKR Associates, L.P., and executive compensation. OI Inc. believes that Mr. Sitorsky has not made a proper demand under Section 220 or otherwise established a right to compel review of OI Inc.'s documents, and OI Inc. intends to defend the action vigorously.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

18.    Segment Information

        The Company operates in the rigid packaging industry. The Company has two reportable product segments within the rigid packaging industry: (1) Glass Containers and (2) Plastics Packaging. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America. Following the sale of a substantial portion of the Company's blow-molded plastic container operations which was completed on October 7, 2004, the Plastics Packaging segment consists of two business units—Healthcare Packaging and Closures and Specialty Products.

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries and excludes amounts related to certain items that management considers not representative of ongoing operations. The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Segment Operating Profit for product segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. For the Company's U.S. pension plans, net periodic pension cost (credit) has been allocated to product segments. The information below is presented on a continuing operations basis, and therefore, the prior period amounts have been restated to remove the discontinued operations. See Note 20 for more information. Certain amounts from prior year have been reclassified to conform to current year presentation.

        Financial information regarding the Company's product segments is as follows:

	Glass Containers	Plastics Packaging	Total Product Segments	Eliminations and Other Retained	Consolidated Totals
Net sales:
2004	$5,366.1	$762.3	$6,128.4		$6,128.4
2003	4,182.9	792.7	4,975.6		4,975.6
2002	3,875.2	746.0	4,621.2		4,621.2
Segment Operating Profit:
2004	$759.6	$115.0	$874.6	$(102.2)	$772.4
2003	658.8	98.7	757.5	(91.9)	665.6
2002	709.0	136.0	845.0	(83.1)	761.9
Items excluded from Segment Operating Profit:
2004:
Gain on the sale of certain real property	$20.6		$20.6		$20.6
Italian Specialty Glass gain	31.0		31.0		31.0
Mark to market effect of certain commodity futures contracts	4.9		4.9		4.9
Restructuring of a life insurance program				(6.4)	(6.4)
2003:
Write-down of equity investment	(50.0)		(50.0)		(50.0)
Capacity curtailment charges	(72.5)		(72.5)		(72.5)
Write-down of Plastics Packaging assets in the Asia Pacific region		$(43.0)	(43.0)		(43.0)
Loss on the sale of certain closures assets		(41.3)	(41.3)		(41.3)
Loss on the sale of notes receivable	(37.4)		(37.4)		(37.4)
Depreciation and amortization expense:
2004	$407.5	$55.4	$462.9	$11.9	$474.8
2003	351.3	62.9	414.2	13.5	427.7
2002	319.1	61.2	380.3	10.7	391.0
Total assets(1):
2004	$8,579.4	$789.3	$9,368.7	$1,181.4	$10,550.1
2003	6,277.2	895.8	7,173.0	2,291.4	9,464.4
2002	5,851.6	1,013.1	6,864.7	2,924.1	9,788.8
Capital expenditures(2):
2004
Continuing	$405.7	$30.4	$436.1	$0.6	$436.7
Discontinued		25.1	25.1		25.1
2003
Continuing	296.8	50.2	347.0	(2.6)	344.4
Discontinued		87.1	87.1		87.1
2002
Continuing	319.2	72.0	391.2	4.6	395.8
Discontinued		100.2	100.2		100.2

(1)
Assets of discontinued operations for 2003 and 2002 are included in eliminations and other retained.

(2)
Excludes property, plant and equipment acquired through acquisitions.

        Financial information regarding the Company's geographic segments is as follows:

	North America	Europe	Asia Pacific	South America	Total Geographic Segments
Net sales:
2004	$2,551.6	$2,138.8	$870.9	$567.1	$6,128.4
2003	2,492.9	1,197.0	798.8	486.9	4,975.6
2002	2,512.5	953.1	694.2	461.4	4,621.2
Segment Operating Profit:
2004	$365.1	$242.3	$142.1	$125.1	$874.6
2003	379.2	164.5	118.9	94.9	757.5
2002	513.6	115.0	127.0	89.4	845.0
Items excluded from Segment Operating Profit:
2004:
Gain on the sale of certain real property		$20.6			$20.6
Italian Specialty Glass gain		31.0			31.0
Mark to market effect of certain commodity futures contracts	$4.9				4.9
2003:
Write-down of equity investment	(50.0)				(50.0)
Capacity curtailment charge	(48.6)		$(23.9)		(72.5)
Write-down of Plastics Packaging assets in the Asia Pacific region			(43.0)		(43.0)
Loss on the sale of certain closures assets	(41.3)				(41.3)
Loss on the sale of notes receivable		(37.4)			(37.4)

        The Company's net property, plant and equipment by geographic segment are as follows (includes assets of discontinued operations in 2003 and 2002):

	United States	Foreign	Total
2004	$988.1	$2,509.6	$3,497.7
2003	1,614.9	1,772.1	3,387.0
2002	1,729.7	1,594.4	3,324.1

        The Company's net sales by geographic segment are as follows:

	United States	Foreign	Total
2004	$2,194.5	$3,933.9	$6,128.4
2003	2,156.8	2,818.8	4,975.6
2002	2,191.2	2,430.0	4,621.2

        Operations in individual countries outside the United States that accounted for more than 10% of consolidated net sales from continuing operations were in Italy (2004—10.7%, 2003—11.7%, and 2002—10.2%) and Australia (2004—10.6%, 2003—12.0%, and 2002—11.3%).

        Reconciliations to consolidated totals are as follows:

	2004	2003	2002
Revenues:
Net sales for reportable segments	$6,128.4	$4,975.6	$4,621.2
Royalties and net technical assistance	21.1	17.5	17.4
Equity earnings	27.8	27.1	27.0
Interest income	15.3	20.4	22.8
Other revenue	70.8	25.2	42.8

Total	$6,263.4	$5,065.8	$4,731.2

Reconciliation of Segment Operating Profit to earnings (loss) before income taxes, minority share owners' interest in earnings of subsidiaries and cumulative effect of accounting change:
Segment Operating Profit for reportable segments	$874.6	$757.5	$845.0
Items excluded from Segment Operating Profit	56.5	(244.2)
Eliminations and other retained items, excluding certain items below	(102.2)	(91.9)	(83.1)
Items excluded from eliminations and other retained items	(6.4)
Interest expense	(474.9)	(429.8)	(372.2)
Interest income	15.3	20.4	22.8

Total	$362.9	$12.0	$412.5

19.    Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2002, 2003 and 2004 are as follows:

	Glass Containers	Plastics Packaging	Total
Balance as of January 1, 2002	$1,503.6	$1,491.7	$2,995.3
Write-down of goodwill		(460.0)	(460.0)
Translation effects	101.0	1.0	102.0
Other changes, principally adjustments to purchase price	48.0	5.9	53.9

Balance as of December 31, 2002	1,652.6	1,038.6	2,691.2
Write-down of goodwill—discontinued operations		(670.0)	(670.0)
Translation effects	285.5		285.5
Other changes, principally adjustments to acquisition-related deferred tax assets	(27.0)	0.5	(26.5)

Balance as of December 31, 2003	1,911.1	369.1	2,280.2
Goodwill acquired during the year	696.0		696.0
Translation effects	165.6		165.6
Sale of discontinued operations		(151.1)	(151.1)
Other changes	18.4		18.4

Balance as of December 31, 2004	$2,791.1	$218.0	$3,009.1

        During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit. BEVs were calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after-tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. The BEV of each reporting unit was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS No. 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit of the Plastics Packaging segment. Following a review of the valuation of the assets of the consumer products reporting unit, the Company recorded an impairment charge of $460.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

        During the fourth quarter of 2003, the Company completed its annual impairment testing and determined that an impairment existed in the goodwill of its consumer products reporting unit. The consumer products unit operates in a highly competitive and fragmented industry. During the course of 2003, a number of the product lines within this reporting unit experienced price reductions, principally as a result of the Company's strategy to preserve and expand market share. The reduced pricing, along with continued capital expenditures, caused the Company to lower its earnings and cash flow projections for the consumer products reporting unit for several years following the measurement date (October 1, 2003) resulting in an estimated fair value for the unit that was lower than its book value. Following a review of the valuation of the unit's identifiable assets, the Company recorded an impairment charge of $670.0 million to reduce the reported value of its goodwill.

        During the fourth quarter of 2004, the Company completed its annual impairment testing and determined that no impairment existed.

20.    Discontinued Operations

        On October 7, 2004, the Company announced that it had completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company.

        Cash proceeds of approximately $1.2 billion were used to repay term loans under the Company's bank credit facility, which was amended to permit the sale. The sale agreement included a post-closing purchase price adjustment based on changes in certain working capital components and certain other assets and liabilities of the business. Because the level of working capital declined during the several months prior to closing, primarily due to seasonal factors, the Company expects that an amount will be payable to Graham Packaging under this price adjustment provision. The process for determining the amount payable to Graham Packaging has not been completed, however, the Company expects that it will not have a material effect upon results of operations or cash flows.

        Included in the sale were 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries. The blow-molded plastic container operations were part of the consumer products business unit of the plastics packaging segment.

        As required by FAS No. 144, the Company has presented the results of operations for the blow-molded plastic container business in the Consolidated Results of Operations for the years ended December 31, 2004, 2003 and 2002 as a discontinued operation. Interest expense was allocated to discontinued operations based on debt that was required to be repaid from the proceeds. Amounts for the prior periods have been reclassified to conform to this presentation.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the condensed consolidated results of operations for the periods indicated:

	Year ended December 31,
	2004	2003	2002
Revenues:
Net sales	$875.3	$1,083.4	$1,019.2
Other revenue	7.7	9.0	9.7

	883.0	1,092.4	1,028.9
Costs and expenses:
Manufacturing, shipping and delivery	754.6	949.3	840.5
Research, development and engineering	16.0	20.2	22.4
Selling and administrative	23.7	33.8	30.7
Interest	45.1	60.8	64.9
Other	22.9	681.0	6.7

	862.3	1,745.1	965.2

Earnings (loss) before items below	20.7	(652.7)	63.7
Provision for income taxes	27.1	8.0	25.7
Gain on sale of discontinued operations	70.4

Net earnings (loss) from discontinued operations	$64.0	$(660.7)	$38.0

        Other costs and expenses for the year ended December 31, 2003 includes an impairment charge of $670.0 million to reduce the reported value of goodwill in the consumer products reporting unit, all of which was attributable to the discontinued operations.

        The sale of the blow-molded plastic business resulted in a substantial capital loss, primarily related to previous goodwill write downs that were not deductible when recorded. The gain on the sale of discontinued operations of $70.4 million includes a credit for income taxes of $39.7 million, representing the tax benefit from offsetting a portion of the loss against otherwise taxable capital gains.

        The condensed consolidated balance sheet at December 31, 2003 included the following assets and liabilities related to the discontinued operations:

Balance at December 31, 2003
Assets:
Inventories	$155.0
Accounts receivable	112.1
Other current assets	14.8

Total current assets	281.9
Goodwill	151.1
Other long-term assets	79.2
Net property, plant and equipment	729.2

Total assets	$1,241.4

Liabilities:
Accounts payable and other current liabilities	$103.0
Other long-term liabilities	64.0

Total liabilities	$167.0

21.    Acquisition of BSN Glasspack, S.A.

        On June 21, 2004, the Company completed the acquisition of BSN Glasspack, S.A. ("BSN") from Glasspack Participations (the "Acquisition"). Total consideration for the Acquisition was approximately $1.3 billion, including the assumption of approximately $650 million of debt, a portion of which was refinanced in connection with the Acquisition. BSN was the second largest glass container manufacturer in Europe with manufacturing facilities in France, Spain, Germany and the Netherlands. The Acquisition was financed with borrowings under the Company's Second Amended and Restated Secured Credit Agreement (see Note 5). In order to secure the European Commission's approval, the Company committed to divest the Barcelona, Spain, and Corsico, Italy glass plants. The Company completed the sale of these plants in January 2005 and received cash proceeds of approximately €138.2 million.

        The Acquisition was part of the Company's overall strategy to improve its presence in the European market in order to better serve the needs of its customers throughout the European region and to take advantage of synergies in purchasing and cost reductions. This integration strategy should lead to significant improvement in earnings from the European operations by the end of 2006. Certain actions contemplated by the integration strategy may require additional accruals that will increase goodwill or result in additional charges to operations. As of December 31, 2004, the Company has determined to reduce capacity in one of the acquired plants. During the first half of 2005, the Company expects to conclude the evaluation of its acquired capacity.

        The total purchase cost of approximately $1.3 billion will be allocated to the tangible and identifiable intangible assets and liabilities based upon their respective fair values. Such allocations will be based upon valuations which have not been finalized. Accordingly, the allocation of the purchase consideration included in the accompanying Condensed Consolidated Balance Sheet at December 31, 2004, is preliminary and includes €577.6 million ($786.6 million at December 31, 2004 exchange rate) of goodwill representing the unallocated portion of the purchase price. The Company expects that the valuation process will be completed no later than the second quarter of 2005. The accompanying Condensed Consolidated Results of Operations for the year ended December 31, 2004, included six months and ten days of BSN operations.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on June 21, 2004, translated from Euros into dollars at the exchange rate on that date. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed:

June 21, 2004
Inventories	$294.7
Accounts receivable	197.8
Other current assets (excluding cash acquired)	31.8

Total current assets	524.3
Goodwill	696.0
Other long-term assets	121.5
Net property, plant and equipment	670.9

Assets acquired	$2,012.7
Accounts payable and other current liabilities	(410.6)
Other long-term liabilities	(334.6)

Aggregate purchase costs	$1,267.5

        The assets above include $71.1 million of estimated intangible assets related to customer relationships, which will be amortized over the next 8 to 12 years. The liabilities above include $72.7 million for the initial estimated costs of certain actions discussed above, substantially all of which relates to employee termination costs and related fringe benefits.

22.    Pro Forma Information—Acquisition of BSN Glasspack, S.A.

        Had the Acquisition described in Note 21 and the related financing described in Note 5 occurred at the beginning of each respective period, pro forma consolidated net sales and net earnings would have been as follows:

	Year ended December 31, 2004
	As Reported	BSN Adjustments	Financing Adjustments	Pro Forma As Adjusted
Net sales	$6,128.4	$752.5		$6,880.9

Earnings from continuing operations	$256.4	$17.6	$(6.4)	$267.6

	Year ended December 31, 2003
	As Reported	BSN Adjustments	Financing Adjustments	Pro Forma As Adjusted
Net sales	$4,975.6	$1,417.5		$6,393.1

Loss from continuing operations	$(37.6)	$28.9	$(18.5)	$(27.2)

        The 2004 earnings included the step-up effect of the finished goods inventory acquired in the Acquisition that reduced gross profit by approximately $31.1 million. The 2004 and 2003 earnings include estimated amortization related to the $71.1 million of intangible assets recorded for customer relationships. At average exchange rates for each respective year, the pro forma amortization of the intangible asset was $4.0 million (net of tax) for 2004 and $3.6 million (net of tax) for 2003.

23.    Accounts Receivable Securitization Program

        As part of the acquisition of BSN, the Company acquired a trade accounts receivable securitization program through a BSN subsidiary, BSN Glasspack Services. The program was entered into by BSN in order to provide lower interest costs on a portion of its financing. In November 2000, BSN created a securitization program for its trade receivables through a sub-fund (the "fund") created in accordance with French Law. This securitization program, co-arranged by Credit Commercial de France (HSBC-CCF), and Gestion et Titrisation Internationales ("GTI") and managed by GTI, provides for an aggregate securitization volume of up to €210 million.

        Under the program, BSN Glasspack Services is permitted to sell receivables to the fund until November 5, 2006. According to the program, subject to eligibility criteria, certain, but not all, receivables held by the BSN Glasspack Services are sold to the fund on a weekly basis. The purchase price for the receivables is determined as a function of the book value and the term of each receivable and a Euribor three-month rate increased by a 1.51% margin. A portion of the purchase price for the receivables is deferred and paid by the fund to BSN Glasspack Services only when receivables are collected or at the end of the program. This deferred portion varies based on the status and updated collection history of BSN Glasspack Services' receivable portfolio.

        The transfer of the receivables to the fund is deemed to be a sale for U.S. GAAP purposes. The fund assumes all collection risk on the receivables and the transferred receivables have been isolated from BSN Glasspack Services and are no longer controlled by BSN Glasspack Services. The total securitization program cannot exceed €210 million ($286.0 million at December 31, 2004). At December 31, 2004, the Company had $207.0 million of receivables that were sold in this program. For the period from June 21, 2004 through December 31, 2004, the Company received $795.9 million from the sale of receivables to the fund and paid interest of approximately $3.6 million.

        BSN Glasspack Services continues to service, administer and collect the receivables on behalf of the fund. This service rendered to the fund is invoiced to the fund at a normal market rate.

24.    Financial Information for Subsidiary Guarantors and Non-Guarantors

        The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent"); (2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries that guarantee the 8 7/8%, 8 3/4% and 7 3/4% Senior Secured Notes of the Issuer and the 8 3/4%, 6 3/4%, and 6 3/4% Euro Senior Notes of the Issuer (the "Guarantor Subsidiaries"); and (4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100% owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

        Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminations relate to investments in subsidiaries and inter-company balances and transactions.

	December 31, 2004
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$63.4	$55.9	$702.0	$—	$821.3
Inventories		152.2	64.4	901.7	(0.6)	1,117.7
Other current assets		(0.2)	86.3	316.0	0.2	402.3

Total current assets	—	215.4	206.6	1,919.7	(0.4)	2,341.3
Investments in and advances to subsidiaries	3,202.5	4,242.9	(59.3)		(7,386.1)	—
Goodwill		567.8	235.4	2,205.9		3,009.1
Other non-current assets		220.0	1,057.6	431.5	(7.1)	1,702.0

Total other assets	3,202.5	5,030.7	1,233.7	2,637.4	(7,393.2)	4,711.1
Property, plant and equipment, net		647.2	340.9	2,509.6		3,497.7

Total assets	$3,202.5	$5,893.3	$1,781.2	$7,066.7	$(7,393.6)	$10,550.1

Current liabilities:
Accounts payable and accrued liabilities	$—	$242.6	$274.8	$1,030.0	$(3.4)	$1,544.0
Short-term loans and long-term debt due within one year	112.4		0.1	80.0		192.5

Total current liabilities	112.4	242.6	274.9	1,110.0	(3.4)	1,736.5
Long-term debt	1,050.0	3,478.7	11.0	632.3		5,172.0
Other non-current liabilities and minority interests		83.5	381.3	1,131.9	4.8	1,601.5
Investments by and advances from parent		2,088.5	1,114.0	4,192.5	(7,395.0)	—
Share owner's equity	2,040.1					2,040.1

Total liabilities and share owner's equity	$3,202.5	$5,893.3	$1,781.2	$7,066.7	$(7,393.6)	$10,550.1

	December 31, 2004
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$68.2	$43.4	$546.0	$—	$657.6
Inventories		184.4	78.7	593.2	(1.2)	855.1
Other current assets		3.4	68.1	193.2	1.2	265.9
Assets of discontinued operations			235.3	46.6		281.9

Total current assets	—	256.0	425.5	1,379.0	—	2,060.5
Investments in and advances to subsidiaries	2,957.0	2,801.0	35.7		(5,793.7)	—
Goodwill		544.1	221.3	1,365.8		2,131.2
Other non-current assets		270.3	1,066.1	326.0	(4.9)	1,657.5
Assets of discontinued operations			894.9	62.5		957.4

Total other assets	2,957.0	3,615.4	2,218.0	1,754.3	(5,798.6)	4,746.1
Property, plant and equipment, net		577.7	368.4	1,711.7		2,657.8

Total assets	$2,957.0	$4,449.1	$3,011.9	$4,845.0	$(5,798.6)	$9,464.4

Current liabilities:
Accounts payable and accrued liabilities	$—	$234.0	$208.1	$552.5	$(1.6)	$993.0
Short-term loans and long-term debt due within one year	36.5		0.1	55.8		92.4
Liabilities of discontinued operations			71.6	31.4		103.0

Total current liabilities	36.5	234.0	279.8	639.7	(1.6)	1,188.4
Liabilities of discontinued operations			59.3	4.7		64.0
Long-term debt	1,398.4	3,365.0	0.7	569.0		5,333.1
Other non-current liabilities and minority interests		51.3	513.9	786.3	5.3	1,356.8
Investments by and advances from parent		798.8	2,158.2	2,845.3	(5,802.3)	—
Share owner's equity	1,522.1					1,522.1

Total liabilities and share owner's equity	$2,957.0	$4,449.1	$3,011.9	$4,845.0	$(5,798.6)	$9,464.4

	December 31, 2004
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,620.4	$615.7	$3,970.6	$(78.3)	$6,128.4
Interest		0.1	1.5	13.7		15.3
Equity earnings from subsidiaries	256.4	301.1	10.1		(567.6)	—
Other equity earnings		10.9	10.3	6.6		27.8
Other revenue		56.6	33.8	68.5	(67.0)	91.9

Total revenue	256.4	1,989.1	671.4	4,059.4	(712.9)	6,263.4
Manufacturing, shipping, and delivery		1,341.4	472.3	3,220.1	(115.4)	4,918.4
Research, engineering, selling, administrative, and other		101.6	150.3	255.1	0.2	507.2
Net intercompany interest	(68.6)	(36.9)	79.9	25.6		—
Other interest expense	68.6	248.6	2.3	155.4		474.9

Total costs and expense	—	1,654.7	704.8	3,656.2	(115.2)	5,900.5
Earnings (loss) from continuing operations before items below	256.4	334.4	(33.4)	403.2	(597.7)	362.9
Provision (benefit) for income taxes		46.8	(34.2)	60.7	0.3	73.6
Minority share owners' interests in earnings of subsidiaries				31.3	1.6	32.9

Earnings from continuing operations	256.4	287.6	0.8	311.2	(599.6)	256.4
Net earnings from discontinued operations	64.0		61.8	2.2	(64.0)	64.0

Net earnings	$320.4	$287.6	$62.6	$313.4	$(663.6)	$320.4

	December 31, 2003
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,597.0	$608.8	$2,871.9	$(102.1)	$4,975.6
Interest		0.7	1.4	18.3		20.4
Equity earnings from subsidiaries	(37.6)	42.8	8.3		(13.5)	—
Other equity earnings		8.1	10.7	8.3		27.1
Other revenue		49.3	3.8	21.6	(32.0)	42.7

Total revenue	(37.6)	1,697.9	633.0	2,920.1	(147.6)	5,065.8
Manufacturing, shipping, and delivery		1,322.2	457.4	2,320.1	(131.8)	3,967.9
Research, engineering, selling, administrative, and other		115.0	188.4	352.8	(0.1)	656.1
Net intercompany interest	(59.5)	3.0	45.6	10.9		—
Other interest expense	59.5	238.2	15.7	116.4		429.8

Total costs and expense	—	1,678.4	707.1	2,800.2	(131.9)	5,053.8
Earnings (loss) from continuing operations before items below	(37.6)	19.5	(74.1)	119.9	(15.7)	12.0
Provision (benefit) for income taxes		(0.6)	(29.3)	54.2	(0.5)	23.8
Minority share owners' interests in earnings of subsidiaries				24.7	1.1	25.8

Earnings (loss) from continuing operations	(37.6)	20.1	(44.8)	41.0	(16.3)	(37.6)
Net (loss) earnings from discontinued operations	(660.7)		(670.8)	10.1	660.7	(660.7)

Net (loss) earnings	$(698.3)	$20.1	$(715.6)	$51.1	$644.4	$(698.3)

	December 31, 2002
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,625.3	$595.8	$2,499.8	$(99.7)	$4,621.2
Interest			1.9	20.9		22.8
Equity earnings from subsidiaries	264.8	181.3	20.8		(466.9)	—
Other equity earnings		13.3	5.6	8.1		27.0
Other revenue		47.7	12.2	32.2	(31.9)	60.2

Total revenue	264.8	1,867.6	636.3	2,561.0	(598.5)	4,731.2
Manufacturing, shipping, and delivery		1,261.8	426.0	2,004.5	(119.4)	3,572.9
Research, engineering, selling, administrative, and other		82.7	138.8	152.1		373.6
Net intercompany interest	(83.0)	82.0	(5.1)	6.1		—
Other interest expense	83.0	126.6	45.1	117.5		372.2

Total costs and expense	—	1,553.1	604.8	2,280.2	(119.4)	4,318.7
Earnings from continuing operations before items below	264.8	314.5	31.5	280.8	(479.1)	412.5
Provision for income taxes	(5.8)	52.6	3.3	62.4	3.9	116.4
Minority share owners' interests in earnings of subsidiaries				23.8	1.7	25.5

Earnings from continuing operations before cumulative effect of accounting change	270.6	261.9	28.2	194.6	(484.7)	270.6
Net earnings from discontinued operations	38.0		30.5	7.5	(38.0)	38.0
Cumulative effect of accounting change	(460.0)	(47.0)	(413.0)	(57.1)	517.1	(460.0)
Net income (loss)	$(151.4)	$214.9	$(354.3)	$145.0	$(5.6)	$(151.4)

	Year ended December 31, 2004
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$156.0	$30.4	$662.3	$(65.2)	$783.5
Investing Activities:
Additions to property, plant, and equipment		(130.7)	(48.7)	(282.4)		(461.8)
Acquisitions, net of cash acquired				(630.3)		(630.3)
Proceeds from sales		2.8	1,182.5	245.6		1,430.9

Cash provided by (used in) investing activities	—	(127.9)	1,133.8	(667.1)	—	338.8
Financing Activities:
Net change in payable to OI Inc.	(274.1)					(274.1)
Net distribution to OI Inc.	(167.7)					(167.7)
Change in intercompany transactions	441.8	(125.9)	(1,149.0)	768.6	64.5	—
Change in short term debt				(23.2)		(23.2)
Payments of long term debt		(1,320.4)	(0.3)	(1,290.6)		(2,611.3)
Borrowings of long term debt		1,443.7	10.5	670.9		2,125.1
Net payments for debt-related hedging activity				(25.9)		(25.9)
Payment of finance fees		(25.7)		(8.7)		(34.4)

Cash provided by (used in) financing activities	—	(28.3)	(1,138.8)	91.1	64.5	(1,011.5)
Effect of exchange rate change on cash				3.7		3.7

Net change in cash	—	(0.2)	25.4	90.0	(0.7)	114.5
Cash at beginning of period	—	0.2	6.8	155.7	0.7	163.4

Cash at end of period	$—	$(0.0)	$32.2	$245.7	(0.0)	$277.9

	Year ended December 31, 2003
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$62.8	$15.3	$417.6	$49.8	$545.5
Investing Activities:
Additions to property, plant, and equipment		(60.4)	(110.6)	(260.5)		(431.5)
Proceeds from sale of notes receivable				163.0		163.0
Acquisitions, net of cash acquired						—
Proceeds from sales		4.2	46.3	16.2		66.7

Cash used in investing activities	—	(56.2)	(64.3)	(81.3)	—	(201.8)
Financing Activities:
Net change in payable to OI Inc.	(263.5)					(263.5)
Net distribution to OI Inc.	(210.3)					(210.3)
Change in intercompany transactions	473.8	(1,385.3)	699.0	261.6	(49.1)	(0.0)
Change in short term debt				(28.0)		(28.0)
Payments of long term debt		(642.6)	(666.6)	(490.7)		(1,799.9)
Borrowings of long term debt		1,974.6		179.9		2,154.5
Net payments for debt-related hedging activity		74.2		(197.3)		(123.1)
Payment of finance fees		(27.4)	(0.8)	(16.3)		(44.5)

Cash provided by (used in) financing activities	—	(6.5)	31.6	(290.8)	(49.1)	(314.8)
Effect of exchange rate change on cash				8.1		8.1

Net change in cash	—	0.1	(17.4)	53.6	0.7	37.0
Cash at beginning of period	—	0.1	24.2	102.1	—	126.4

Cash at end of period	$—	$0.2	$6.8	$155.7	$0.7	$163.4

	Year ended December 31, 2002
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$104.2	$188.7	$506.5	$—	$799.4
Investing Activities:
Additions to property, plant, and equipment		(83.5)	(138.4)	(274.1)		(496.0)
Acquisitions, net of cash acquired				(17.6)		(17.6)
Proceeds from sales		3.2	22.3	13.5		39.0

Cash used in investing activities	—	(80.3)	(116.1)	(278.2)	—	(474.6)
Financing Activities:
Net distribution to OI Inc.	(211.0)					(211.0)
Change in intercompany transactions	211.0	(367.7)	118.0	38.7		—
Change in short term debt				17.5		17.5
Payments of long term debt		(1,346.9)	(188.8)	(655.1)		(2,190.8)
Borrowings of long term debt		1,718.5	0.1	410.7		2,129.3
Collateral deposits for certain derivatives				(70.9)		(70.9)
Payment of finance fees		(27.7)				(27.7)

Cash used in financing activities	—	(23.8)	(70.7)	(259.1)	—	(353.6)
Effect of exchange rate change on cash				(0.4)		(0.4)

Net change in cash	—	0.1	1.9	(31.2)	—	(29.2)
Cash at beginning of period		—	22.3	133.3		155.6

Cash at end of period	$—	$0.1	$24.2	$102.1	$—	$126.4

Selected Quarterly Financial Data (unaudited)

        The following tables present selected financial data by quarter for the years ended December 31, 2004 and 2003:

	2004(a)
	First Quarter(b)	Second Quarter(b)	Third Quarter(b)	Fourth Quarter	Year to Date
Net sales	$1,267.6	$1,417.3	$1,717.8	$1,725.7	$6,128.4

Gross profit	$257.4	$284.0	$339.1	$329.5	$1,210.0

Earnings (loss) from continuing operations(c)	47.2	83.9	73.1	52.2	256.4
Net earnings (loss) of discontinued operations	7.6	(1.3)	3.3	54.4	64.0

Net earnings	$54.8	$82.6	$76.4	$106.6	$320.4

(a)
Amounts related to the Company's plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(b)
During the fourth quarter of 2004, the Company determined that certain commodity futures contracts did not meet all of the documentation requirements to qualify for special hedge accounting treatment and began to recognize all changes in fair value of these contracts in current earnings. As a result, the mark to market gains on certain contracts that previously were deferred through September 30, 2004, are reflected as increases in net earnings for each of the first three quarters of 2004 compared to amounts originally reported for those periods.

(c)
Amount for the first quarter includes a gain of $8.9 million ($5.8 million after tax) from the mark to market effect of certain commodity futures contracts compared to amounts originally reported.

  Amount for the second quarter includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.

  Amount for the second quarter includes a gain of $0.9 million ($0.6 million after tax) from the mark to market effect of certain commodity futures contracts compared to amounts originally reported.

  Amount for the third quarter includes a gain of $11.3 million ($7.4 million after tax) from the mark to market effect of certain commodity futures contracts compared to amounts originally reported.

  Amount for the fourth quarter includes a gain of $31.0 million ($13.1 million after tax) for the sale of certain real property.

  Amount for fourth quarter includes charges totaling $53.4 million ($36.1 million after tax) for the following:(1) $28.0 million ($18.3 million after tax) for note repurchase premiums; (2) $16.2 million ($10.6 million after tax) from the mark to market effect of certain commodity futures contracts; (3) $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes; and (4) $2.8 million ($1.8 million after tax) for write-off of finance fees related to debt that was repaid prior to its maturity.

  Amount for the fourth quarter includes a benefit of $33.1 million for a tax consolidation in the Australian glass business.

	2003(d)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Net sales	$1,123.4	$1,274.7	$1,313.4	$1,264.1	$4,975.6

Gross profit	$209.8	$264.1	$294.8	$239.0	$1,007.7

Earnings (loss) from continuing operations(e)	29.1	5.2	27.7	(99.6)	(37.6)
Net earnings (loss) of discontinued operations	5.3	11.8	1.2	(679.0)	(660.7)

Net earnings (loss)	$34.4	$17.0	$28.9	$(778.6)	$(698.3)

(d)
Amounts related to the Company's plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(e)
Amount for the second quarter includes charges of $13.2 million ($8.2 million after tax) for note repurchase premiums, $1.3 million ($0.9 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity and $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable.

  Amount for the third quarter includes charges of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of the specialty closure assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory.

  Amount for fourth quarter includes charges totaling $140.9 million ($119.4 million after tax) for the following: (1) $50.0 million write-down of an equity investment in a soda ash mining operation;(2) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (3) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (4) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (5) $3.9 million ($2.4 million after tax) for an additional loss on the sale of certain closures assets.

OWENS-ILLINOIS GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED)

Years ended December 31, 2004, 2003, and 2002
(Millions of Dollars)

Reserves deducted from assets in the balance sheets:

Allowances for losses and discounts on receivables

		Additions
	Balance at beginning of period	Charged to costs and expenses	Other (Note 2)	Deductions (Note 1)	Balance at end of period
2004	$44.5	$76.9	$7.2	$78.3	$50.3

2003	$44.8	$80.1	$—	$80.4	$44.5

2002	$56.5	$71.7	$—	$83.4	$44.8

(1)
Deductions from allowances for losses and discounts on receivables represent uncollectible notes and accounts written off.

(2)
Other for 2004 relates to acquisitions during the year.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Officers and Directors

        The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 8 of the Certificate of Incorporation (filed as Exhibit 3.1) of the Company, as amended, provides for the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL. Article III, Section 13 of the By-Laws of the Company (filed as Exhibit 3.6) provides for indemnification of the officers and directors of the Company to the extent permitted by applicable law.

        The Company has in effect insurance policies in the amount of $70 million covering all of its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-ILLINOIS GROUP, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Steven R. McCracken	Chairman and Chief Executive Officer (Principal Executive Officer)
* Edward C. White	President (Principal Financial Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Controller and Chief Accounting Officer (Principal Accounting Officer), Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-BROCKWAY GLASS CONTAINER INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Steven R. McCracken	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer); Director
* Gary F. Colter	Director
* Robert J. Dineen	Director
* James H. Greene, Jr.	Director
* Anastasia D. Kelly	Director
* Matthew G. Longthorne	Vice President and Controller (Principal Accounting Officer)
* John J. McMackin, Jr.	Director
* Helge H. Wehmeier	Director
* Edward C. White	Vice President and Chief Financial Officer (Principal Financial Officer)

* Thomas L. Young	Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

ACI AMERICA HOLDINGS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Raymond C. Schlaff	President (Principal Executive Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer); Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-ILLINOIS CLOSURE INC. SPECIALTY PACKAGING LICENSING COMPANY
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Michael D. McDaniel	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

BROCKWAY REALTY CORPORATION BROCKWAY RESEARCH, INC. OI AUBURN INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer); Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI MEDICAL INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Michael D. McDaniel	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Joseph V. Conda	Vice President; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OB CAL SOUTH INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI AID STS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Matthew G. Longthorne	Vice President and Assistant Secretary (Principal Accounting Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI AUSTRALIA INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer); Director
* Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI BRAZIL CLOSURE INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Michael D. McDaniel	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
* Matthew G. Longthorne	Vice President and Assistant Secretary (Principal Accounting Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI CALIFORNIA CONTAINERS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Daniel R. Steen	President (Principal Executive Officer); Director
* Gerald J. Lemieux	Vice President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI CASTALIA STS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI CONSOL STS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Thomas R. Blythe	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

O-I HEALTH CARE HOLDING CORP.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Joseph V. Conda	President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI INTERNATIONAL HOLDINGS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title
* Thomas R. Blythe	President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI EUROPE & ASIA INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer); Director
* Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

O-I HOLDING COMPANY, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Matthew G. Longthorne	President (Principal Executive Officer and Principal Accounting Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI GENERAL FINANCE INC. OI GENERAL FTS INC. OI LEVIS PARK STS INC. OWENS-ILLINOIS GENERAL, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI PLASTIC PRODUCTS FTS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Steven R. McCracken	President (Principal Executive Officer); Director

* Michael D. McDaniel	Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Controller (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
* Joseph V. Conda	Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OI PUERTO RICO STS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OIB PRODUVISA INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OVERSEAS FINANCE COMPANY
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Jeffrey A. Denker	President and Treasurer (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-BROCKWAY GLASS CONTAINER TRADING COMPANY
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Gerald J. Lemieux	President (Principal Executive Officer); Director
* John Bachey	Vice President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-BROCKWAY PACKAGING INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Steven R. McCracken	President
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Gerald J. Lemieux	Vice President; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-ILLINOIS HEALTHCARE PACKAGING INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Joseph V. Conda	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

OWENS-ILLINOIS PRESCRIPTION PRODUCTS INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Joseph V. Conda	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (President Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

PRODUCT DESIGN & ENGINEERING, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Michael J. McDaniel	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 8th day of April 22, 2005.

SEAGATE, INC. SEAGATE II, INC. SEAGATE III, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Stephen P. Malia	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
* Jeffrey A. Denker	Treasurer; Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

UNIVERSAL MATERIALS, INC.
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.

Signature	Title

* Ernest F. Valis	President (Principal Executive Officer); Director
* Susan Smith	Director
* Jeffrey A. Denker	Treasurer (Principal Financial Officer); Director
* Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer)
* Matthew G. Longthorne	Vice President and Assistant Treasurer (Principal Accounting Officer)
*By:	/s/ JAMES W. BAEHREN James W. Baehren Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 22nd day of April, 2005.

NHW AUBURN, LLC, A NEW YORK LIMITED LIABILITY COMPANY BY OWENS-BROCKWAY GLASS CONTAINER INC., SOLE MEMBER
By:	/s/ JAMES W. BAEHREN Name: James W. Baehren Title: Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1
Certificate of Incorporation of OI Glass Container Domestic STS Inc., dated as of March 8, 1987 (filed as Exhibit 3.1 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.2
Certificate of Amendment of Certificate of Incorporation of OI Glass Container Domestic STS Inc. Before Payment of Capital, dated as of March 9, 1987 (filed as Exhibit 3.2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.3
Certificate of Amendment of Certificate of Incorporation of OI Glass Container Domestic STS Inc., dated as of April 8, 1987 (filed as Exhibit 3.3 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.4
Certificate of Change of Registered Agent and Registered Office of Owens-Illinois Glass Container Inc., dated as of May 26, 1988 (filed as Exhibit 3.4 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.5
Certificate of Merger of O-I Brockway Glass, Inc. into Owens-Illinois Glass Container Inc., dated as of April 30, 1990 (filed as Exhibit 3.5 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.6
By-Laws of Owens-Brockway Glass Container Inc. (filed as Exhibit 3.6 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.7
Certificate of Incorporation of ACI America, Inc., dated as of January 14, 1982 (filed as Exhibit 3.7 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.8
Certificate of Amendment of Certificate of Incorporation of ACI America Inc., dated as of March 18, 1983 (filed as Exhibit 3.8 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.8a
Certificate of Amendment of Certificate of Incorporation of ACI America Holdings Inc., dated as of June 1, 1987 (filed as Exhibit 3.8a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.9
Certificate of Ownership and Merger Merging ACI America Inc. into ACI America Holdings Inc., dated as of March 30, 1988 (filed as Exhibit 3.9 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.10
Certificate of Amendment of the Certificate of Incorporation of ACI America Holdings Inc., dated as of March 29, 1990 (filed as Exhibit 3.10 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.10a
Certificate of Ownership and Merger Merging Koru Holdings Inc. into ACI America Holdings, Inc., dated as of January 29, 1991 (filed as Exhibit 3.10a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.11
Certificate of Amendment of Certificate of Incorporation of ACI America Holdings Inc., dated as of December 6, 1996 (filed as Exhibit 3.11 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.12
Articles of Incorporation of Brockway Realty Corporation, dated as of June 7, 1982 (filed as Exhibit 3.22 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.13
Certificate of Incorporation of Standard Container Export Company, dated as of January 2, 1975 (filed as Exhibit 3.23 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.14
Certificate of Amendment of Certificate of Incorporation of Standard Container Export Company, dated as of January 7, 1985 (filed as Exhibit 3.24 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.15
Articles of Organization of NHW Auburn, LLC, dated as of March 27, 1996 (filed as Exhibit 3.28 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.16
Certificate of Change of NHW Auburn, LLC, dated as of February 15, 2001 (filed as Exhibit 3.29 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.17
Certificate of Amendment of the Articles of Organization of NHW Auburn, LLC, dated as of December 20, 1999 (filed as Exhibit 3.30 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.18
Certificate of Incorporation of OB Cal South Inc., dated as of January 27, 1997 (filed as Exhibit 3.31 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.19
Certificate of Incorporation of OI AID STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.32 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.20
Certificate of Incorporation of OI Auburn Inc., dated as of July 19, 1996 (filed as Exhibit 3.33 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.21
Certificate of Incorporation of OI Australia Inc., dated as of April 16, 1998 (filed as Exhibit 3.34 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.22
Certificate of Incorporation of OI Brazil Closure Inc., dated as of April 27, 1998 (filed as Exhibit 3.35 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.23
Certificate of Incorporation of OB Cal North Inc., dated as of January 27, 1997 (filed as Exhibit 3.36 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.24
Certificate of Amendment of Certificate of Incorporation of OB Cal North Inc., dated as of February 22, 1999 (filed as Exhibit 3.37 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.25
Certificate of Incorporation of OI Castalia STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.38 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.26
Certificate of Incorporation of OI Consol STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.39 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.27
Certificate of Incorporation of OI Europe & Asia Inc., dated as of December 19, 1995 (filed as Exhibit 3.41 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.28
Certificate of Incorporation of OI General Finance Inc., dated as of April 19, 1993 (filed as Exhibit 3.42 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.29
Certificate of Incorporation of OI General FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.43 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.30
Certificate of Incorporation of Health Care and Retirement Corporation, dated as of March 6, 1987 (filed as Exhibit 3.44 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.31
Certificate of Amendment of Certificate of Incorporation of Health Care and Retirement Corporation, dated as of August 29, 1991 (filed as Exhibit 3.45 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.32
Articles of Incorporation of O-I Care Centers, Inc., dated as of April 4, 1985 (filed as Exhibit 3.46 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.33
Certificate of Amendment by Incorporators to Articles of Incorporation of O-I Care Centers, Inc., dated as of June 5, 1985 (filed as Exhibit 3.47 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.34
Certificate of President and Secretary of O-I Holding Company, Inc. showing Approval and Adoption of Agreement of Merger, dated as of November 1, 1991 (filed as Exhibit 3.48 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.35
Certificate of Merger of O-I Holding Company of Bledsoe County, O-1 Holding Company of Center, O-I Holding Company of Clay County, O-I Holding Company of Fentress County, O-I Holding Company of Macon County, O-I Holding Company of New Boston, O-I Holding Company of Ormond Beach, O-I Holding Company of Senatobia County, O-I Physicians & Surgeons Holding Company, O-I Womens Hospital Holding Company into O-I Holding Company, Inc., dated as of November 1, 1991 (filed as Exhibit 3.49 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.36
Certificate of Incorporation of OI International Holdings Inc., dated as of December 9, 1998 (filed as Exhibit 3.51 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.37
Certificate of Incorporation of OI Levis Park STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.52 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.38
Certificate of Incorporation of OI Medical Inc., dated as of September 14, 1993 (filed as Exhibit 3.55 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.39
Certificate of Incorporation of OI Plastic Products FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.57 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.40
Certificate of Incorporation of OI Puerto Rico STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.59 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.41
Certificate of Incorporation of OIB Produvisa Inc., dated as of November 2, 1987 (filed as Exhibit 3.62 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.42
Certificate of Incorporation of Overseas Finance Company, dated as of December 28, 1989 (filed as Exhibit 3.63 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.43
Certificate of Incorporation of Owens-Brockway Glass Container Trading Company, dated as of March 10, 1994 (filed as Exhibit 3.65 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.44
Certificate of Correction filed to Correct a certain Error in the Certificate of Incorporation of Owens-Brockway Glass Container Trading Company filed in the Office of the Secretary of State of State of Delaware on March 10, 1994, dated as of March 14, 1994 (filed as Exhibit 3.65a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.45
Certificate of Incorporation of OI Glass Container FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.66 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.46
Certificate of Amendment of Certificate of Incorporation of OI Glass Container FTS Inc., dated as of December 22, 1988 (filed as Exhibit 3.67 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.47
Certificate of Merger of OI United Glass FTS Inc. into Owens-Brockway Packaging, Inc., dated as of April 27, 1989 (filed as Exhibit 3.68 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.48
Certificate of Merger of OI Santa Rita STS Inc., OI La Porta STS Inc. and OI Kangar STS Inc. into Owens-Brockway Packaging, Inc., dated as of April 30, 1990 (filed as Exhibit 3.69 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.49
Certificate of Incorporation of OI Closure STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.84 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.50
Certificate of Amendment of Certificate of Incorporation of OI Closure STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.85 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.51
Certificate of Merger of Specialty Packaging Products, Inc. into Owens-Illinois Closure Inc., dated as of January 4, 1993 (filed as Exhibit 3.86 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.52
Certificate of Merger of OI US Capital STS Inc. into Owens-Illinois Closure Inc., dated as of December 28, 1993 (filed as Exhibit 3.87 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.53
Certificate of Ownership and Merger Merging U.S. Cap & Closure Inc. into Owens-Illinois Closure Inc., dated as of December 28, 1993 (filed as Exhibit 3.88 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.54
Certificate of Incorporation of OI General STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.89 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.55
Certificate of Amendment of Certificate of Incorporation of OI General STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.90 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.56
Certificate of Merger of Owens-Illinois Inter-America Corporation into Owens-Illinois General Inc., dated as of September 28, 1990 (filed as Exhibit 3.91 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.57
Certificate of Merger of OI UMI STS Inc. and OI MVCURC STS Inc. into Owens-Illinois General Inc., dated as of April 30, 1996 (filed as Exhibit 3.92 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.58
Certificate of Merger of Owens-Illinois Leasing Inc. into Owens-Illinois General Inc., dated as of December 26, 2000 (filed as Exhibit 3.93 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.59
Certificate of Ownership and Merger Merging Maumee Valley Community Urban Redevelopment Corporation into Owens-Illinois General Inc., dated as of May 29, 1996 (filed as Exhibit 3.94 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.60
Certificate of Incorporation of OII Group, Inc., dated as of March 10, 1987 (filed as Exhibit 3.95 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.61
Certificate of Amendment of Certificate of Incorporation of OII Group, Inc., dated as of March 24, 1987 (filed as Exhibit 3.96 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.62
Certificate of Ownership Merging OIB Consumers Glass Inc. into Owens-Illinois Group, Inc., dated as of June 29, 1990 (filed as Exhibit 3.97 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.63
Certificate of Ownership and Merger Merging OIB Finance FTS Inc. into Owens-Illinois Group, Inc., dated as of December 30, 1991 (filed as Exhibit 3.98 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.64
Certificate of Incorporation of OI Prescription Products STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.99 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.65
Certificate of Amendment of Certificate of Incorporation of OI Prescription Products STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.100 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.66
Certificate of Merger of OI Schott STS Inc. into Owens-Illinois Prescription Products Inc., dated as of December 27, 1994 (filed as Exhibit 3.101 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.67
Articles of Incorporation of Product Designing, Inc., dated as of December 31, 1954 (filed as Exhibit 3.104 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.68
Articles of Amendment of Articles of Incorporation or Certificate of Incorporation of Product Designing, Inc., dated as of January 18, 1955 (filed as Exhibit 3.105 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.69
Certificate of Restated Articles of Incorporation of Product Design & Engineering, Inc., dated as of November 30, 1960 (filed as Exhibit 3.106 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.70
Certificate of Amendment of Articles of Incorporation of Product Design & Engineering, Inc., dated as of December 12, 1985 (filed as Exhibit 3.107 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.71
Certificate of Merger of PDE Acquisition Corp. into Product Design & Engineering, Inc., dated as of December 26, 1986 (filed as Exhibit 3.108 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
*3.72	Certificate of Incorporation of Owens-Illinois Healthcare Packaging Inc., dated as of August 27, 2004.
3.73
Certificate of Incorporation of SeaGate, Inc., dated as of October 25, 1979 (filed as Exhibit 3.109 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.74
Certificate of Amendment of Articles of Incorporation of SeaGate, Inc., dated as of September 2, 1982 (filed as Exhibit 3.110 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.75
Articles of Incorporation of SeaGate II, Inc., dated as of December 15, 1999 (filed as Exhibit 3.111 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.76
Articles of Incorporation of SeaGate III, Inc., dated as of December 15, 1999 (filed as Exhibit 3.112 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.77
Certificate of Incorporation of Specialty Packaging Licensing Company, dated as of November 15, 1985 (filed as Exhibit 3.113 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.78
Articles of Incorporation of Universal Materials, Inc., dated as of November 2, 1981 (filed as Exhibit 3.114 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.79
Certificate of Adoption of Amended of Articles of Incorporation of Universal Materials, Inc., dated as of June 7, 1982 (filed as Exhibit 3.115 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.80
Certificate of Adoption of Amended of Articles of Incorporation of Universal Materials, Inc., dated as of July 22, 1982 (filed as Exhibit 3.116 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.81
Form of Bylaws for ACI America Holdings Inc., Brockway Research, Inc., OB Cal South Inc., OI AID STS Inc., OI Auburn Inc., OI Australia Inc., OI Brazil Closure Inc., OI California Containers Inc., OI Castalia STS Inc., OI Consol STS Inc., OI Europe & Asia Inc., OI General Finance Inc., OI General FTS Inc., O-I Health Care Holding Corp., OI International Holdings Inc., OI Levis Park STS Inc., OI Medical Inc., OI Plastic Products FTS Inc., OI Puerto Rico STS Inc., OI Produvisa Inc., Overseas Finance Company, Owens-Brockway Glass Container Trading Company, Owens-Brockway Packaging, Inc., Owens-Illinois Closure Inc., Owens-Illinois General Inc., Owens-Illinois Group, Inc., Owens-Illinois Prescription Products Inc., and Specialty Packaging Licensing Company (filed as Exhibit 3.117 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.82
Form of Bylaws for O-I Holding Company, Inc., SeaGate, Inc., SeaGate II, Inc., SeaGate III, Inc. and Universal Materials, Inc. (filed as Exhibit 3.118 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.83
Bylaws of Brockway Realty Corporation (filed as Exhibit 3.120 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

3.84
Bylaws of Product Design & Engineering, Inc. (filed as Exhibit 3.123 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.85
Bylaws of NHW Auburn, LLC (filed as Exhibit 3.124 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
*3.86	Bylaws of Owens-Illinois Healthcare Packaging Inc.
4.1
Indenture dated as of May 15, 1997, between Owens-Illinois, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s Form 8-K dated May 16, 1997, File No. 1-9576, and incorporated herein by reference).
4.2
Officers' Certificate, dated May 16, 1997, establishing the terms of the 8.10% Senior Notes due 2007; including the Form of 8.10% Senior Note due 2007 (filed as Exhibits 4.3 and 4.5, respectively, to Owens-Illinois, Inc.'s Form 8-K dated May 16, 1997, File No. 1-9576, and incorporated herein by reference).
4.3
Supplemental Indenture, dated as of June 26, 2001 among Owens-Illinois, Inc., Owens- Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (May 15, 1997 Indenture) (filed as Exhibit 4.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended September 30, 2001, File No. 1-9576, and incorporated herein by reference).
4.4
Second Supplemental Indenture, dated as of May 27, 2003, among Owens-Illinois, Inc., Owens- Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (May 15, 1997 Indenture) (filed as Exhibit 4.12 to the Owens-Brockway Glass Container Inc. registration statement on Form S-4 dated June 24, 2003, File No. 333-106399, and incorporated herein by reference).
4.5
Indenture dated as of May 20, 1998, between Owens-Illinois, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.6
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.15% Senior Notes due 2005; including the Form of 7.15% Senior Note due 2005 (filed as Exhibits 4.2 and 4.6, respectively, to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.7
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.35% Senior Notes due 2008; including the Form of 7.35% Senior Note due 2008 (filed Exhibits 4.3 and 4.7, respectively, to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.8
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.50% Senior Notes due 2010; including the Form of 7.50% Senior Note due 2010 (filed as Exhibits 4.4 and 4.8, respectively, to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.9
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.80% Senior Notes due 2018; including the Form of 7.80% Senior Note due 2018 (filed as Exhibits 4.5 and 4.9, respectively, to Owens-Illinois, Inc.'s Form 8-K filed May 20, 1998, File No. 1-9576, and incorporated herein by reference).

4.10
Supplemental Indenture, dated as of June 26, 2001 among Owens-Illinois, Inc., Owens- Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (May 20, 1998 Indenture) (filed as Exhibit 4.1 to Owens-Illinois Inc.'s Form 10-Q for the quarter ended September 30, 2001, File No. 1-9576, and incorporated herein by reference).
4.11
Second Supplemental Indenture, dated as of December 1, 2004 among Owens-Illinois, Inc., Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois Inc.'s Form 8-K dated December 1, 2004, File No. 1-9576, and incorporated herein by reference).
4.12
Third Amended and Restated Secured Credit Agreement, dated as of October 7, 2004, by and among the Borrowers named therein, Owens-Illinois General, Inc., as Borrower's Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and the other Agents, Arrangers and Lenders named therein (filed as Exhibit 4.2 to Owens-Illinois Inc.'s Form 8-K dated October 7, 2004, File No. 1-9576, and incorporated herein by reference).
4.13
Amended and Restated Intercreditor Agreement, dated as of June 13, 2003, by and among Deutsche Bank Trust Company Americas, as administrative agent for the lenders party to the Credit Agreement (as defined therein) and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto (filed as Exhibit 4.20 to the Owens-Brockway Glass Container Inc. registration statement on Form S-4 dated June 24, 2003, File No. 333-106399, and incorporated herein by reference).
4.14
First Amendment to Amended and Restated Intercreditor Agreement, dated as of March 15, 2004, by and among Deutsche Bank Trust Company Americas, as administrative agent for the lenders party to the Credit Agreement (as defined therein) and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto (filed as Exhibit 4.2 to Owens-Illinois Group, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 33-13061, and incorporated herein by reference).
4.15
Amended and Restated Pledge Agreement, dated as of June 13, 2003, between Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc., and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto (filed as Exhibit 4.21 to the Owens-Brockway Glass Container Inc. registration statement on Form S-4 dated June 24, 2003, File No. 333-106399, and incorporated herein by reference).
4.16
First Amendment to Amended and Restated Pledge Agreement, dated as of March 15, 2004, between Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc., and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto (filed as Exhibit 4.3 to Owens-Illinois Group, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 33-13061, and incorporated herein by reference).
4.17
Amended and Restated Security Agreement, dated as of June 13, 2003, between Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois Group, Inc. signatory thereto and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) (filed as Exhibit 4.22 to the Owens-Brockway Glass Container Inc. registration statement on Form S-4 dated June 24, 2003, File No. 333-106399, and incorporated herein by reference).

4.18
First Amendment to Amended and Restated Security Agreement, dated as of March 15, 2004, between Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois Group, Inc. signatory thereto and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) (filed as Exhibit 4.4 to Owens-Illinois Group, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 33-13061, and incorporated herein by reference).
4.19
Indenture, dated as of January 24, 2002 among Owens-Brockway Glass Container, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to Owens-Illinois Group, Inc.'s Form S-4, File No. 333-85690, and incorporated herein by reference).
4.20
First Supplemental Indenture, dated as of January 24, 2002 among Owens-Brockway Glass Container, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.2 to the Owens- Illinois Group, Inc. registration statement on Form S-4, File No. 333-85690, and incorporated herein by reference).
4.21
Second Supplemental Indenture, dated as of August 5, 2002 among Owens-Brockway Glass Container, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to Owens- Illinois Group Inc.'s Form 10-Q for the quarter ended September 30, 2002, File No. 33-13061, and incorporated herein by reference).
4.22
Third Supplemental Indenture, dated as of November 13, 2002 among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.4 to the Owens- Illinois Group, Inc. registration statement on Form S-4, File No. 333-103263, and incorporated herein by reference).
4.23
Additional Supplemental Indenture, dated as of December 18, 2002 among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.5 to Owens- Illinois Group, Inc.'s Form S-4, File No. 333-103263, and incorporated herein by reference).
4.24
Fourth Supplemental Indenture, dated as of May 6, 2003, among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.2 to Owens- Illinois Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 33-13061, and incorporated herein by reference).
4.25
Indenture, dated as of May 6, 2003 among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to Owens-Illinois Group, Inc.'s Form 10-Q for the quarter ended March 31, 2003, File No. 33-13061, and incorporated herein by reference).
*4.26	Indenture, dated as of December 1, 2004 among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as Trustee.
*4.27
Registration Rights Agreement, dated as of December 1, 2004 among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein), and Goldman, Sachs & Co., Citigroup Global Markets Inc., Bank of America Securities Limited, Bank of America Securities LLC, BNP Paribas, BNP Paribas Securities Corp., Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., Scotia Capital Inc., Scotia Capital (USA) Inc., J.P. Morgan Securities Ltd., J.P. Morgan Securities Inc., CALYON and Calyon Securities (USA) Inc.
*5.1	Opinion of Latham & Watkins LLP.

*5.2	Opinion of James W. Baehren.
10.1
Lease Agreement dated as of May 21, 1980, between Owens-Illinois, Inc. and Leyden Associates Limited Partnership (filed as Exhibit 5 to Owens-Illinois Inc.'s Registration Statement, File No. 2-68022, and incorporated herein by reference).
10.2
Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1998, File No. 1-9576, and incorporated herein by reference).
10.3
First Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.3 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2000, File No. 1-9576, and incorporated herein by reference).
10.4
Second Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2002, File No. 1-9576, and incorporated herein by reference).
10.5
Third Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2003, File No. 1-9576, and incorporated herein by reference).
10.6
Form of Employment Agreement between Owens-Illinois, Inc. and various Employees (filed as Exhibit 10(m) to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1987, File No. 1-9576, and incorporated herein by reference).
10.7
Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.20 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1994, File No. 1-9576, and incorporated herein by reference).
10.8
First Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.13 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.9
Second Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-9576, and incorporated herein by reference).
10.10
Third Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended September 30, 2000, File No. 1- 9576, and incorporated herein by reference).
10.11
Form of Non-Qualified Stock Option Agreement for use under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.21 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1994, File No. 1-9576, and incorporated herein by reference).
10.12
Amended and Restated Owens-Illinois, Inc. Performance Award Plan (filed as Exhibit 10.16 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1993, File No. 1-9576, and incorporated herein by reference).
10.13
First Amendment to Amended and Restated Owens-Illinois, Inc. Performance Award Plan (filed as Exhibit 10.4 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-9576, and incorporated herein by reference).

10.14
Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.26 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.15
First Amendment to Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.27 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.16
Second Amendment to Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 1997, File No. 1-9576, and incorporated herein by reference).
10.17
Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1999, File No. 1-9576, and incorporated herein by reference).
10.18
First Amendment to Amended and Restated 1997 Equity Participation Plan of Owens- Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2002, File No. 1-9576, and incorporated herein by reference).
10.19
Form of Non-Qualified Stock Option Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 4.3 to Owens-Illinois, Inc.'s Form S-8, File No. 333-47691, and incorporated herein by reference).
10.20
Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 4.4 to Owens-Illinois, Inc.'s Form S-8, File No. 333-47691, and incorporated herein by reference).
10.21
Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1999, File No. 1-9576, and incorporated herein by reference).
10.22
Amendment to Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.26 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2001, File No. 1-9576, and incorporated herein by reference).
10.23
Form of Phantom Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.3 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1999, File No. 1-9576, and incorporated herein by reference).
10.24
Amendment to Form of Phantom Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.28 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2001, File No. 1-9576, and incorporated herein by reference).
10.25
Owens-Illinois, Inc. Executive Deferred Savings Plan (filed as Exhibit 10.1 to Owens- Illinois, Inc.'s Form 10-Q for the quarter ended September 30, 2001, File No. 1-9576, and incorporated herein by reference).
10.26
Employment agreement between Owens-Illinois, Inc. and Steven R. McCracken dated March 31, 2004 (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 1-9576, and incorporated herein by reference).

10.27
Amendment dated March 10, 2005 to the employment agreement between Owens-Illinois, Inc. and Steven R. McCracken dated March 31, 2004 (filed as Exhibit 10.27 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.28
Restricted Stock Agreement under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. between Owens-Illinois, Inc. and Steven R. McCracken dated March 31, 2004 (filed as Exhibit 10.2 to Owens- Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.29
Non-Qualified Stock Option Agreement under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. between Owens-Illinois, Inc. and Steven R. McCracken dated March 31, 2004 (filed as Exhibit 10.3 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.30
2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2004, File No. 1-9576, and incorporated herein by reference).
10.31	Owens-Illinois, Inc. Incentive Bonus Plan (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2004, File No. 1-9576, and incorporated herein by reference).
10.32
Owens-Illinois 2004 Executive Life Insurance Plan (filed as Exhibit 10.32 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.33
Owens-Illinois 2004 Executive Life Insurance Plan for Non-U.S. Employees (filed as Exhibit 10.33 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.34
Second Amended and Restated Owens-Illinois, Inc. Senior Management Incentive Plan (filed as Exhibit 10.34 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
*12.1	Computation of Ratios of Earnings to Fixed Charges.
*21.1	Subsidiaries of the Registrants.
*23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
*23.2	Consent of James W. Baehren (included in Exhibit 5.2).
23.3	Consent of Ernst & Young LLP (filed herewith).
*24.1	Powers of Attorney.
*25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York (Form T-1).

*
Previously filed

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TABLE OF GUARANTORS
TABLE OF CONTENTS
MARKET SEGMENTS, RANKING AND OTHER DATA
EXCHANGE RATE INFORMATION
FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
Owens-Illinois Group, Inc.
Owens-Brockway Glass Container Inc.
Recent Developments—OI Group Results for the First Quarter of 2005
Owens-Illinois Group, Inc. Condensed Consolidated Results of Operations(a) (Dollars in millions)
Owens-Illinois Group, Inc. Consolidated Supplemental Financial Data(a) (Dollars in millions)
Organizational Structure
The Exchange Offer
The Exchange Notes
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OWENS-ILLINOIS GROUP, INC.
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION OF OWENS-ILLINOIS GROUP, INC.
SELECTED CONSOLIDATED FINANCIAL DATA OF OWENS-ILLINOIS GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OWENS-ILLINOIS GROUP, INC.
BUSINESS
MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS OWENS-ILLINOIS GROUP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OWENS-ILLINOIS GROUP, INC. CONSOLIDATED BALANCE SHEETS Millions of dollars
OWENS-ILLINOIS GROUP, INC. CONSOLIDATED RESULTS OF OPERATIONS Dollars in millions
OWENS-ILLINOIS GROUP, INC. CONSOLIDATED SHARE OWNER'S EQUITY Millions of dollars
OWENS-ILLINOIS GROUP, INC. CONSOLIDATED CASH FLOWS Dollars in millions
OWENS-ILLINOIS GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Tabular Data in Millions
OWENS-ILLINOIS GROUP, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED) Years ended December 31, 2004, 2003, and 2002 (Millions of Dollars)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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EXHIBIT INDEX